Exhibit 2.2

AGREEMENT AND PLAN OF DEMERGER

by and among

NEOPHOTONICS SEMICONDUCTOR GK,

NEOPHOTONICS CORPORATION,

and

LAPIS SEMICONDUCTOR CO., LTD.

dated as of

January 18, 2013

AGREEMENT AND PLAN OF DEMERGER

This AGREEMENT AND PLAN OF DEMERGER (this “Agreement”), dated as of January 18, 2013, is made by and among NeoPhotonics Semiconductor GK, a Japanese limited liability company (gōdō kaisha) (“Purchaser”), Lapis Semiconductor Co., Ltd., a Japanese corporation (“Seller”), and solely with respect to Section 12.13, NeoPhotonics Corporation, a Delaware corporation (“Parent”). Certain capitalized terms used in this Agreement have the meanings assigned to them in Article XI.

WHEREAS, Seller owns certain assets and employs certain personnel that are in each case engaged in developing, manufacturing and selling optical devices used for transmitting and receiving optical communication signals over fiber optic cables, test and measurement applications for such optical devices, test and measurement applications using optical devices, and III-V and II-VI composite semiconductor integrated circuits used in communications (the “Business”);

WHEREAS, Seller and Purchaser have prepared the Company Split Agreement setting forth the details necessary to transfer the Purchased Assets and Assumed Liabilities from Seller to Purchaser in accordance with the Company Split Procedures;

WHEREAS, the Board of Directors or Managers of Purchaser and Seller, as applicable, has approved, and deems it advisable and in the best interests of its equity holders and shareholders to consummate the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein; and

WHEREAS, simultaneously with the execution of this Agreement, Seller and Purchaser are entering into a Real Property and Facilities Forward Purchase Agreement in the form attached hereto as Exhibit A (the “Real Property Purchase Agreement”) for the purchase of certain real property assets, as more fully described therein (the “Transferred Real Property”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

PURCHASED ASSETS AND ASSUMED LIABILITIES

Section 1.1 Purchased Assets. On the terms and subject to the conditions of this Agreement, the IP Assignment and the Company Split Agreement, and in accordance with the Company Split Procedures, on the Closing Date, Seller shall transfer, assign, convey and deliver to Purchaser by operation of law, all of Seller’s right, title and interest in and under each of the following, as the same shall exist on the Closing Date (collectively, the “Purchased Assets”):

(a) all finished goods, work in process and raw material inventory that primarily relate to the Business or the Products, including supplies, samples, spare parts and other materials, that are located at Seller’s Hachioji campus or at Taisei Technica, in each case subject to the Trademark license set forth in Section 7.14 (“Inventory”);

(b) all tangible fixed assets owned by Seller and used primarily in the Business, including tools, dies, jigs, molds, patterns, machinery, equipment, vehicles, furniture and other personal property, wherever located and whether held by Seller or third parties, including as listed or described in Schedule 1.1(b);

(c) all rights under leases of tangible fixed assets leased to Seller and used primarily in the Business to which Seller is a party, including as listed or described in Schedule 1.1(c);

(d)(i) all Software used exclusively in the Business, (ii) all Contracts related to the aforementioned Software, and (iii) all other intangible fixed assets used primarily in the Business, including, in each case, as listed or described in Schedule 1.1(d);

(e) all long-term, prepaid expenses primarily relating to the Business, including prepayments, performance and other bonds, security and other deposits, advances, advance payments, prepaid credits and deferred charges;

(f) subject to Section 1.5, all Contracts that relate primarily to the Business, including the Material Contracts, and each of the Contracts listed or described in Schedule 1.1(f);

(g) all Patents used exclusively in the Business, including the Patents described in Schedule 1.1(g) (the “Transferred Patents”);

(h) all Other IPR used exclusively in the Business, including the Other IPR described in Schedule 1.1(h) (the “Transferred Other IPR”);

(i) the amount of cash as the amount equal to the amount of the projected value of the Benefit Obligations as of the Closing minus the amount of the pension assets with respect to the Pension Employees, subject to a post-Closing adjustment, based on the actuarial analysis procedures described below and data to become available after the Closing, to be made within 60 days from the Closing;

The “actuarial analysis procedures” referred to in this Section 1.1(i) shall consist of the following:

(A) Within 60 days from the Closing, each of Seller and Purchaser shall (1) engage an actuary to determine the value of the Benefit Obligations and the value of pension assets, with respect to the Pension Employees, as of the Closing and (2) on a date to be agreed by the parties, provide the other party with the value determined by its respective actuary together with reasonable supporting calculations; and

(B) If the actuaries engaged by Seller and Purchaser disagree on the value of the Benefit Obligations or the value of pension assets as of the Closing, the actuaries will discuss until the earlier of their agreement or the fifteenth (15th) day after the exchange of actuarial determined values pursuant to the preceding paragraph. If the actuaries continue to disagree after such fifteen (15) days, the parties will discuss in good faith to resolve the remaining difference between the amounts determined by their respective actuaries. If Purchaser and Seller do not agree within seven (7) days after the end of such fifteen (15) days, then upon the written request of either party, the dispute will be resolved in accordance with Section 12.8.

(j) all transferable Permits that primarily relate to the Business, including the Permits listed or described in Schedule 1.1(j);

(k) all of Seller’s rights, claims or causes of action against third parties relating primarily to the Purchased Assets or Assumed Liabilities;

(l) all notes, accounts and other receivables generated by the Business in connection with sales of Products after the Closing;

(m) all deposits or other security from customers of the Business, and all deposits securing bonds, letters of credit, leases and all other obligations of the Business, in each case to the extent relating to the Business;

(n) all rights in, to and under claims for refunds, rebates or other discounts due from suppliers or vendors of the Business and rights to offset in respect thereof, in each case to the extent relating to the Business;

(o) all books and records (including all historical financial records, operations manuals, maintenance records and all data and other information stored on discs, tapes or other media) of Seller and all correspondence with Governmental Entities, including with respect to Tax and social employment (“Books and Records”), in each case relating to the Business; provided, that, all Books and Records not related exclusively to the Business or that are otherwise required to be maintained by Seller under applicable Law shall be maintained by Seller, and copies of any such documents shall be included in the Purchased Assets and transferred to Purchaser in accordance with the terms and provisions contained herein;

(p) all office supplies, production supplies, purchase orders, forms, labels, shipping material, art work, catalogues, sales brochures, operating manuals and advertising and promotional material and all other printed or written material held for use in the Business, in each case, subject to the Trademark license set forth in Section 7.14;

(q) Seller’s interest in and to all telephone, telex and facsimile numbers and other directory listings utilized in connection with the Business; and

(r) all other assets, tangible or intangible, including all goodwill, that are material to the operations of or used or held for use exclusively in the Business, including those assets listed on Schedule 1.1(r) and all tangible assets physically located on the Transferred Real Property as of the Closing.

Section 1.2 Excluded Assets. Notwithstanding the provisions of Section 1.1, the Purchased Assets shall not include the following (the “Excluded Assets”):

(a) all cash, bank deposits and cash equivalents, except (i) as set forth in Section 1.1(m) and (ii) as set forth in Section 1.1(i);

(b) all notes, accounts and other receivables generated by the Business in connection with sales of Products prior to the Closing;

(c) all Intellectual Property other than Transferred Intellectual Property;

(d) Seller’s rights, claims or causes of action against third parties relating to the Business which may arise in connection with the discharge by Seller of the Excluded Liabilities;

(e) all assets relating to the Seller Benefit Plans, other than pension assets with respect to the Pension Employees;

(f) all real property owned or leased by Seller, including at its campus in Hachioji, Japan and all leasehold improvements thereon, except as otherwise provided in the Real Property Purchase Agreement;

(g) all business licenses, including import and export licenses and manufacturing licenses under applicable Law, other than those set forth in Schedule 1.1(f) and Schedule 1.1(j), which will be transferred to Purchaser;

(h) all rights of Seller under the Transaction Documents to which it is, or is specified to be, a party;

(i) all insurance policies of Seller and all rights and proceeds thereunder (except for the right of Purchaser to receive proceeds from the insurance policies described in Section 7.7); and

(j) any Contract described in Section 1.1(f) with respect to which Purchaser notifies Seller in writing, no later than fifteen (15) Business Days after the date hereof, of Purchaser’s desire to exclude such Contract from the Purchased Assets;

(k) all other assets, properties and rights of Seller not specified in Section 1.1.

Section 1.3 Assumed Liabilities. On and from the Closing Date, Purchaser shall assume and agree to discharge, in accordance with their respective terms and subject to the respective conditions thereof, only the following liabilities of Seller:

(a) accrued payments for each piece of equipment that is included in the Purchased Assets and listed or described on Schedule 1.3(a);

(b) the obligations for pension benefits and allowances for retirement benefits relating to each Pension Employee’s entitlements earned before the Closing pursuant to the Seller Pension Plans as set forth on Schedule 1.3(b), and earned after the Closing (the “Benefit Obligations”);

(c) subject to Section 1.4(c), any liabilities arising after the Closing under any Contracts included in the Purchased Assets (other than any liability arising out of or relating to a breach which occurred prior to the Closing Date);

(d) all product liability for Products manufactured or sold before or after the Closing;

(e) all liabilities specifically reflected on the Carve-Out Balance Sheet or incurred after the Carve-Out Balance Sheet Date in the ordinary course of business in compliance with the terms of this Agreement (other than any Excluded Liability), to the extent it remains as a liability of the Business at the Closing;

(f) all warranty, performance and similar obligations entered into or made prior to the Closing with respect to Products sold before or after the Closing under written warranty agreements and specifications typical of the forms set forth in Schedule 1.3(f);

(g) except as specifically provided in Sections 1.3(b) and 7.8, all liabilities and obligations relating to employee benefits, compensation or other arrangements, with respect to any Business Employees that are transferred to Purchaser and arising solely after the Closing;

(h) all liabilities for employee invention compensation with respect to the Transferred Intellectual Property related to the Business Employees and arising out of or resulting from actions taken by Purchaser, or events occurring, after the Closing; provided that the parties will discuss in good faith the appropriate allocation between the parties of any liabilities for employee invention compensation with respect to the Transferred Intellectual Property related to employees of Seller other than the Business Employees that arise out of or result from actions taken by Purchaser, or events occurring, after the Closing;

(i) all liabilities related to any and all Proceedings which arise out of events, circumstances, actions or inactions occurring after the Closing in connection with the Business;

(j) all liabilities arising from the presence of Materials of Environmental Concern or violation of Environmental Laws to the extent related to the management, use, control, ownership or operation of the Transferred Real Property or the Purchased Assets by any Person or the activities of the Business before or after the Closing;

(k) all liabilities arising out of or resulting from non-compliance with any Law or Order after the Closing in connection with the operation of the Business;

(l) the liabilities referred to in Section 12.1(d); and

(m) the liabilities specifically set forth on Schedule 1.3(m).

All of the foregoing liabilities and obligations to be assumed by Purchaser hereunder (excluding any Excluded Liabilities) are referred to herein as the “Assumed Liabilities.”

Section 1.4 Excluded Liabilities. Purchaser shall not assume or be obligated to pay, perform or otherwise discharge any liability of Seller not expressly assumed by Purchaser pursuant to Section 1.3 (all such liabilities and obligations not being assumed being herein called the “Excluded Liabilities”) and, notwithstanding anything to the contrary in Section 1.3, none of the following shall be Assumed Liabilities for purposes of this Agreement or the Company Split Agreement:

(a) any Indebtedness of Seller (with respect to the Business or otherwise) incurred prior to the Closing, except as set forth in Sections 1.3(a) and 1.3(e);

(b) related party or intercompany loans, leases, customer or supplier arrangements or agreements or any other Contracts that relate to the Business between Seller and any of its Affiliates, officers, directors or stockholders;

(c) any accounts payable of Seller (with respect to the Business or otherwise) incurred prior to the Closing;

(d) except as set forth in Section 1.3(b), accrued compensation of the Business Employees (including accrued salary, bonuses, commissions and variable pay, but excluding accrued vacation) and all accrued Seller Benefit Plan liabilities associated with the Business Employees;

(e) all liabilities for employee invention compensation that are (A) related to the Transferred Intellectual Property arising out of or resulting from (i) the transfer of such Transferred Intellectual Property to Purchaser at Closing or (ii) actions taken by Seller, or events occurring, prior to the Closing, (B) related to Intellectual Property of Seller other than the Transferred Intellectual Property or (C) subject to Section 1.3(h), with respect to employees other than the Business Employees;

(f) any Excluded Taxes;

(g) all warranty, performance and similar obligations entered into or made prior to the Closing other than those set forth in Section 1.3(f);

(h) all liabilities related to any and all existing or future Proceedings which arise out of events, circumstances, actions or inactions occurring or existing prior to the Closing and limited to the extent of damages arising from such events, circumstances, actions or inactions occurring or existing prior to the Closing Date;

(i) any liability under any Contract constituting part of the Purchased Assets which arises after the Closing Date but which arises out of or relates to any violation or breach that occurred prior to the Closing Date (other than as set forth in Section 1.3(f));

(j) any liability arising out of or resulting from Seller’s non-compliance with any Law or Order;

(k) any liability of Seller under this Agreement or any other Transaction Document;

(l) all financial, investment banking, legal, accounting and other fees and expenses incurred by Seller and its Affiliates in connection with the negotiation, execution and closing of the Transactions; and

(m) the costs, fees and expenses to be borne by Seller in accordance with Section 12.1(b) and Section 12.1(c).

Section 1.5 Contract Splits; Non-Assignable Contracts.

(a) Contract Splits. Simultaneously with the execution hereof, Seller shall provide Purchaser with copies of Contracts of Seller and its Affiliates that are used by the Business and other businesses of Seller or its Affiliates, including the Contracts listed on Schedule 1.5(a). Notwithstanding anything to the contrary in this Section 1.5(a), each Contract described in Section 1.1(f) shall be subject to Section 1.5(b) and shall not be subject to this Section 1.5(a) or listed on Schedule 1.5(a), unless otherwise agreed by the parties.

(i) No later than fifteen (15) Business Days after the date hereof, Purchaser shall deliver to Seller a written notice specifying the Contracts described in Section 1.5(a) with respect to which Purchaser desires Seller’s assistance under this Section 1.5(a) (the “Desired Split Contracts”).

(ii) With respect to each of the Desired Split Contracts (other than the Contracts listed in Schedule 8.3(e)), Seller shall exercise Reasonable Best Efforts to cause the counterparty to each such Contract to enter into a new Contract with Purchaser, to become effective as of the Closing Date (or, if necessary, after the Closing Date), on terms no less beneficial to Purchaser than the terms of the portion of the existing Contract of Seller and/or its Affiliates that relates to the Business.

(iii) With respect to each of the Desired Split Contracts listed in Schedule 8.3(e):

(A) Seller will use reasonable best efforts to cause the counterparty to each such Contract to enter into a new Contract with Purchaser at least fifteen (15) days prior to the expected Closing Date (for the purposes of this Section 1.5(a), “reasonable best efforts” shall mean a substantially greater level of effort than Reasonable Best Efforts), to become effective as of the Closing Date (or, if necessary, after the Closing Date), on terms no less beneficial to Purchaser than the terms of the portion of the existing Contract of Seller and/or its Affiliates that relates to the Business.

(B) Beginning fifteen (15) days prior to the expected Closing Date, with respect to any Desired Split Contracts for which an agreement by the counterparty has not been obtained in accordance with Section 1.5(a)(iii)(A), (1) the parties shall mutually agree based on good faith discussions what further actions are necessary or appropriate with respect to such counterparty and (2) until the parties agree on such further actions, Seller shall continue to use reasonable best efforts to obtain such agreement from the applicable counterparty;

(iv) The parties shall promptly take all actions agreed to be taken pursuant to Section 1.5(a)(iii)(B).

(b) Non-Assignable Contracts.

(i) Simultaneously with the execution hereof, Seller shall provide Purchaser with copies of (A) Contracts described in Section 1.1(f) that are not assignable without the consent of, or waiver by, a third party, either as a result of the provisions thereof or applicable Law and (B) the Contracts set forth on Schedule 1.5(b) which, for the purposes of this Agreement, shall be deemed to require consent for assignment from their respective counterparties (in the case of each of (A) and (B) of this Section 1.5(b)(i), such consent or waiver, an “Assignment Consent”). If the parties disagree as to whether any Contracts described in Section 1.1(f) are assignable without the consent of, or waiver by, a third party, either as a result of the provisions thereof or applicable Law, Purchaser shall have the right, in its reasonable discretion, to determine whether such Contracts shall be subject to this Section 1.5(b).

(ii) With respect to each of the Contracts described in Section 1.5(b)(i) (other than the Contracts listed in Schedule 8.3(e) and Contracts with respect to which Seller receives a notice under Section 1.2(j)) that require or are deemed to require an Assignment Consent, Seller shall exercise Reasonable Best Efforts to obtain the required Assignment Consents prior to the Closing, or if necessary, after the Closing.

(iii) With respect to each of the Contracts listed in Schedule 8.3(e) (other than Contracts for which Seller receives a notice under Section 1.2(j)) that require or are deemed to require an Assignment Consent:

(A) Following Purchaser’s review of such Contracts, the parties will work together in good faith to reach agreement on an amended Schedule

8.3(e) (Schedule 8.3(e), as amended from time to time, shall be referred to as the “Amended Schedule 8.3(e)”), based on (1) the materiality of such Contracts to the Business, (2) the need to obtain an Assignment Consent for such Contracts and (3) any other factors on which the parties may agree.

(B) With respect to each of the Contracts listed in the Amended Schedule 8.3(e), Seller will use reasonable best efforts to obtain Consent from the applicable counterparty at least fifteen (15) days prior to the expected Closing Date (for the purposes of this Section 1.5(b), “reasonable best efforts” shall mean a substantially greater level of effort than Reasonable Best Efforts);

(C) With respect to any Contracts listed in the Amended Schedule 8.3(e) for which Seller has not obtained Consent by fifteen (15) days prior to the expected Closing Date (1) the parties shall mutually agree based on good faith discussions what further actions are necessary or appropriate with respect to such counterparty and (2) until the parties agree on such further actions, Seller shall continue to use reasonable best efforts to obtain Consent from the applicable counterparty;

(D) The parties shall promptly take all actions agreed to be taken pursuant to Section 1.5(b)(iii)(C).

(c) Comparable Arrangements. In the event that Seller is not able to cause a counterparty to enter into a new Contract pursuant to Section 1.5(a) prior to the Closing despite Seller’s compliance with Section 1.5(a), or Seller is unable to obtain an Assignment Consent prior to the Closing despite Seller’s compliance with Section 1.5(b), such Contract shall not constitute a Purchased Asset and Seller shall use Reasonable Best Efforts to assist and cooperate with Purchaser to enter into a reasonably acceptable arrangement whereby Purchaser would continue to enjoy substantially comparable benefits under such Contract related to the Business on the same or substantially similar terms and conditions for a period of at least one (1) year after the Closing, except to the extent a shorter period is prescribed in the Contract. For the avoidance of doubt, nothing in this Section 1.5(c) will (i) require Seller to breach any such Contract or (ii) affect Purchaser’s rights under Section 8.3(e).

ARTICLE II

PURCHASE AND SALE OF ASSETS; PURCHASE PRICE

Section 2.1 The Business Purchase Price; Escrow.

(a) Subject to the terms and conditions of this Agreement, at the Closing Seller shall sell, convey, assign, transfer and deliver to Purchaser the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b) Upon the terms and subject to the conditions set forth in this Agreement, in full consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Purchaser of the Purchased Assets and assumption of the Assumed

Liabilities, Purchaser shall pay to Seller at the Closing an aggregate of JPY One Billion, Nine Hundred Million (¥1,900,000,000) (the “Initial Amount”), as adjusted pursuant to Section 2.2(a) (the “Closing Date Payment”). The Closing Date Payment is subject to further adjustment following the Closing pursuant to Section 2.2(b). The Closing Date Payment as adjusted pursuant to the terms of Section 2.2(b) shall be the “Business Purchase Price”.

(c) Notwithstanding the provisions of Section 2.1(b), as security for the indemnification obligations of Seller set forth in this Agreement or any other Transaction Document, at the Closing, Purchaser shall deliver to the Escrow Agent a portion of the Closing Date Payment otherwise deliverable pursuant to Section 2.1(b) equal to JPY One Hundred Ninety Million (¥190,000,000) (the “Escrow Amount”), which Escrow Amount shall be held in escrow in accordance with the terms of an escrow agreement, substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”). Nothing in this Agreement shall be construed as limiting Seller’s liability to Purchaser to the Escrow Amount, nor shall payments from the Escrow Amount be considered as liquidated damages for any breach under this Agreement or any other Transaction Document.

Section 2.2 Adjustment to Business Purchase Price.

(a) Closing Date Business Purchase Price Adjustment. Within fifteen (15) days following the date hereof, Seller shall deliver to Purchaser a statement setting forth the Specified Net Assets as of the Carve-Out Balance Sheet Date (the “Carve-Out Balance Sheet Specified Net Assets”), together with reasonably supporting documentation. To the extent the Carve-Out Balance Sheet Specified Net Assets exceed the Initial Benchmark Specified Net Assets, Purchaser shall add such difference to the Initial Amount paid at the Closing. To the extent the Carve-out Balance Sheet Specified Net Assets are less than the Initial Benchmark Specified Net Assets, Purchaser shall deduct such difference from the Initial Amount paid at the Closing.

(b) Post-Closing Date Business Purchase Price Adjustment.

(i) Within seventy-five (75) days following the Closing Date, Purchaser shall deliver to Seller a calculation of the Specified Net Assets as of March 31, 2012 (the “Benchmark Date”) and the Specified Net Assets as of the Closing Date, in each case together with reasonably supporting documentation (collectevely, the “Specified Net Assets Statement”). The Specified Net Assets Statement shall be prepared in accordance with the principles set forth on Schedule 2.2 and, to the extent not inconsistent with such principles, in accordance with GAAP. During Purchaser’s preparation of the Specified Net Assets Statement, Seller shall provide Purchaser and its representatives with reasonable access to the books and records, facilities and employees of Seller and to the working papers and other records of Seller and its accountants used in the preparation of the Carve-Out Financial Statements and Exhibit M, and cooperate with Purchaser and its representatives, including by providing on a timely basis all information reasonably requested by Purchaser.

(ii) Seller shall have sixty (60) days from the date of receipt of the Specified Net Assets Statement to review the Specified Net Assets Statement and to respond to Purchaser pursuant to Section 2.2(b)(iii) below. During Seller’s review of the Specified Net Assets Statement, Purchaser shall, and shall cause its representatives to, provide Seller and its representatives with reasonable access to the books and records, facilities and employees of Purchaser and to the working papers and other records of Purchaser and its accountants used in the preparation of the Specified Net Assets Statement, and cooperate with Seller and its representatives, including by providing on a timely basis all information reasonably requested by Seller.

(iii) Within sixty (60) days from the date of its receipt of the Specified Net Assets Statement, Seller may either: (A) agree with the calculations of Specified Net Assets by delivering to Purchaser a written notice of such agreement or (B) dispute any or all of the calculations of Specified Net Assets by delivering to Purchaser a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item. All other items and amounts in the Specified Net Assets Statement shall be deemed to be final and conclusive and agreed among the parties. If Seller fails to take either of the foregoing actions within sixty (60) days from the date of its receipt of the Specified Net Assets Statement, then Seller shall be deemed to have accepted and approved Purchaser’s calculation of Specified Net Assets.

(iv) If Seller timely delivers a Dispute Notice, then Purchaser shall have thirty (30) days following the day it receives the Dispute Notice to respond to Seller by delivering a response in writing to Seller (a “Response”). If Purchaser so delivers a Response that disputes any amounts in the Dispute Notice, Purchaser and Seller shall attempt in good faith, for a period of thirty (30) days following Seller’s receipt of the Response, to resolve any differences it may have with respect to any remaining matters specified in the Dispute Notice, which resolution shall be reduced to a mutually signed writing. If Purchaser and Seller do not resolve all disputed items during such 30-day period, then Purchaser and Seller shall submit the remaining items in dispute to a mutually agreeable independent accounting firm of recognized international standing, which firm is not KPMG or the regular auditing firm of Purchaser, Seller or their respective Affiliates. If Purchaser and Seller are unable to jointly select such independent accounting firm within ten (10) days thereafter, either of Purchaser or Seller may apply to the International Chamber of Commerce Center for Expertise to appoint an independent accounting firm of recognized international standing, which firm is not KPMG or the regular auditing firm of Purchaser, Seller or their respective Affiliates (the “Independent Accounting Firm”) and shall notify the other party in writing within one (1) Business Day of making such application.

(v) The Independent Accounting Firm shall render its determination on a basis in accordance with the principles set forth on Schedule 2.2 and, to the extent not inconsistent with such principles, in accordance with GAAP. The Independent Accounting Firm shall only render its determination with respect to the specific remaining accounting differences submitted to it and may rely only upon information submitted to it by or on behalf of Purchaser or Seller. Purchaser and Seller shall instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report in English that specifies the conclusions of the Independent Accounting Firm as to each item in dispute. Purchaser and Seller shall each use their Reasonable Best Efforts to cause the Independent Accounting Firm to render its determination within thirty (30) days after referral of the items to such firm or as soon thereafter as practicable. The Independent Accounting Firm’s determination of any adjustments to the items in dispute as set forth in its report shall be final and binding on the parties, save in the event of fraud by the Independent Accounting Firm, and may be entered and enforced in any court having jurisdiction.

(vi) The fees and expenses of the Independent Accounting Firm shall be shared by Purchaser and Seller in inverse proportion to the relative amounts of the aggregate disputed amount determined to be for the account of Purchaser and Seller, respectively. For example, should the items in dispute total an amount equal to ¥10 million and the Independent Accounting Firm awards ¥6 million in favor of Seller’s position, sixty percent (60%) of the costs of its review would be borne by Purchaser and forty percent (40%) of the costs would be borne by Seller.

(vii) For purposes of complying with this Section 2.2, Purchaser and Seller shall furnish to each other and to the Independent Accounting Firm such documents and information relating to the disputed items as the Independent Accounting Firm may reasonably request and are available to that party (or its independent public accountants) and shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm, with any such presentation or discussion to be in the presence of both Seller and Purchaser or their respective Representatives.

(c) The “Final Statement of Specified Net Assets” will be the calculation of the Specified Net Assets contained (A) in the Specified Net Assets Statement in the event that (x) no Dispute Notice is delivered by Seller to Purchaser within the 60-day period specified above or (y) Seller and Purchaser so agree, (B) in the Specified Net Assets Statement, as adjusted in accordance with the Dispute Notice, in the event that (x) Purchaser does not deliver a Response to the Dispute Notice during the 30-day period specified above following receipt by Purchaser of a Dispute Notice or (y) Seller and Purchaser so agree or (C) in the Specified Net Assets Statement, as adjusted pursuant to the mutual agreement of Seller and Purchaser, or as adjusted by the Independent Accounting Firm, together with any other modifications to the Specified Net Assets Statement mutually agreed upon by Seller and Purchaser.

(d) If the Specified Net Assets as of the Closing Date contained in the Final Statement of Specified Net Assets exceed the Specified Net Assets as of the Benchmark Date contained in the Final Statement of Specified Net Assets (after adjusting as appropriate for any addition or deduction from the Initial Amount paid at the Closing pursuant to Section 2.2(a)) by more than JPY One Hundred Thousand (¥100,000), Purchaser shall pay to Seller an amount in cash in JPY equal to the amount of such excess. If, by contrast, the Specified Net Assets as of the Benchmark Date contained in the Final Statement of Specified Net Assets exceed the Specified Net Assets as of the Closing Date contained in the Final Statement of Specified Net Assets

(after adjusting as appropriate for any addition or deduction from the Initial Amount paid at the Closing pursuant to Section 2.2(a)) by more than JPY One Hundred Thousand (¥100,000), Seller shall pay to Purchaser an amount in cash in JPY equal to the amount of such excess. All payments made pursuant to this Section 2.2 shall be made to the applicable parties by means of a wire transfer of immediately available funds in JPY within fifteen (15) Business Days after the ultimate determination of the Final Statement of Specified Net Assets.

Section 2.3 Allocation of Purchase Price. As soon as practicable after the applicable party has received any adjustment pursuant to Section 2.2(d), Seller shall provide to Purchaser for Purchaser’s review and approval a proposed allocation of the Business Purchase Price, as adjusted pursuant to Section 2.2, among the various classes of Purchased Assets prepared in accordance with applicable Law and subject to completion of necessary third-party valuations, which shall commence promptly after the Closing Date. As soon as practicable after the Closing, Seller shall provide to Purchaser for Purchaser’s review and approval a proposed allocation of the purchase price for the Transferred Real Property under the Real Property Purchase Agreement among the land, buildings and structures, and other items. Purchaser shall (a) promptly after receipt of Seller’s proposed valuations, provide such proposed valuations to Purchaser’s and Parent’s auditors and representatives who conduct third-party valuations of the Purchased Assets and the Transferred Real Property (as applicable), for their consideration in determining the final allocation of the Business Purchase Price as adjusted pursuant to Section 2.2 and the purchase price for the Transferred Real Property (as applicable), and (b) in the event that such auditors or representatives disagree with Seller’s proposed valuations of the Transferred Real Property or certain classes of Purchased Assets (as applicable), afford Seller reasonable opportunity to discuss such differences with, and provide information to, such auditors or representatives. Each of Purchaser and Seller shall (i) timely file all forms and Tax Returns required to be filed in connection with such final allocations, (ii) be bound by such final allocations for purposes of determining Taxes, (iii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with such final allocations and (iv) take no position, and cause its Affiliates to take no position, inconsistent with such final allocations on any applicable Tax Return, in any audit or proceeding before any taxing authority, in any report made for Tax, financial accounting or any other purposes, or otherwise. In the event that any of the purchase price allocations determined pursuant to this Section 2.3 are disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other party hereto concerning the existence and resolution of such dispute.

ARTICLE III

COMPANY SPLIT PROCESS

Section 3.1 The Company Split Process. Seller and Purchaser hereby agree to use their respective Reasonable Best Efforts to take, or cause to be taken, such actions as are necessary to effect the Company Split and the transfer to Purchaser all of the right, title and interest in the Purchased Assets and Assumed Liabilities, in accordance with applicable Law and the process set forth in this Article III (the “Company Split Procedures”), including:

(a) preparing and executing the Company Split Agreement and all related agreements, documents and certificates related to the Company Split Agreement in accordance with the time schedule agreed upon by the parties;

(b) providing all unions and employees to whom notice is required to be sent under the Company Split Procedures with adequate notice and consultation, as such notice and consultation methods shall be notified in advance to Purchaser;

(c) holding all necessary shareholder, equity holder and director meetings;

(d) providing proper public notice to creditors of Seller in a daily newspaper circulating generally in Japan by Seller;

(e) making available those documents as required by the Company Split Procedures in the head office of Purchaser and Seller;

(f) settling all claims of creditors and employees brought under the Company Split Procedures in accordance with the requirements of the Company Split Procedures;

(g) using Reasonable Best Efforts to obtain all Permits and Consents necessary to consummate the Company Split and sell, assign and transfer all of the Purchased Assets and Assumed Liabilities to Purchaser;

(h) amending the relevant Seller Pension Plans so as to include Purchaser as a participating company in the Seller Pension Plans from and after the Closing Date as provided in Section 7.8; and

(i) taking all other steps necessary or advisable in accordance with the requirements of the Company Split Procedures and other applicable Laws, including filing all necessary documents with the relevant legal affairs bureau on the Closing Date, or the day after the Closing Date, if necessary, to properly register the Company Split between Purchaser and Seller.

ARTICLE IV

THE CLOSING

Section 4.1 The Closing. The sale and transfer of the Purchased Assets and Assumed Liabilities by Seller to Purchaser (the “Closing”) shall take place at the Tokyo offices of Skadden, Arps, Slate, Meagher & Flom LLP, Izumi Garden Tower, 21st Floor, 1-6-1 Roppongi Minato-ku, Tokyo 106-6021, Japan, at midnight (local time), on the date set forth in the Company Split Agreement on which the Company Split shall be effected (the “Company Split Effective Date”); provided, that, the conditions to Closing set forth in Article VIII (other than conditions which can be satisfied only by the delivery of certificates, opinions or other documents at the Closing) have been satisfied or waived by such date.

Section 4.2 Modification of Company Split Effective Date. Pursuant to the Company Split Agreement, the Company Split Effective Date shall be March 1, 2013; provided, that, if the conditions to Closing set forth in Article VIII (other than conditions which can be satisfied only by the delivery of certificates, opinions or other documents at the Closing) have not been satisfied or waived by three (3) Business Days prior to such date the Closing shall not take place on such date, and the Closing and the Company Split Effective Date shall be amended and rescheduled to a new date agreed between Seller and Purchaser.

Section 4.3 Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser:

(a) each of the Transaction Documents to which either Seller or any of its Affiliates is a party, duly executed by Seller or such Affiliate;

(b) an executed receipt for the Closing Date Payment;

(c) all of the Books and Records of Seller, subject to Section 1.1(o);

(d) the officers’ certificate referred to in Section 8.3(d);

(e) executed copies of the Consents obtained under Section 8.3(e);

(f) possession of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances);

(g) all such documents of title and instruments of conveyance, deeds, endorsements, assignments and other instruments as, on the advice of Purchaser’s counsel, are necessary to vest in Purchaser good and marketable title to the Purchased Assets; and

(h) all other previously undelivered documents required to be delivered by Seller to Purchaser at or prior to the Closing in connection with the Transactions.

Section 4.4 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:

(a) the Closing Date Payment, less the Escrow Amount;

(b) evidence of the payment of the Escrow Amount to the Escrow Agent;

(c) each of the Transaction Documents to which Purchaser is a party, duly executed by Purchaser;

(d) the officers’ certificate referred to in Section 8.2(d); and

(e) all other previously undelivered documents required to be delivered by Purchaser to Seller at or prior to the Closing in connection with the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as specifically set forth in the Disclosure Schedule prepared and signed by Seller and delivered to Purchaser simultaneously with the execution hereof (the “Disclosure Schedule”), Seller represents and warrants to Purchaser that all of the statements contained in this Article V are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete as of the Closing Date as though made on the Closing Date. Each exception set forth in the Disclosure Schedule and each other response to this Agreement set forth in the Disclosure Schedule shall be deemed to be included in (i) the specific section or subsection of the Disclosure Schedule to which such information refers or (ii) in any other part of the Disclosure Schedule in which the information is required to be included solely to the extent it is it is fully, fairly and specifically disclosed in the Disclosure Schedule whereby “fully, fairly and reasonably disclosed” means that a relevant fact is, from the face of such disclosure, disclosed in a sufficiently clear manner so that a reasonably prudent professional can reasonably understand the nature, the scope and the extent of the fact and that such fact relates to the relevant representations. In the event of any inconsistency between statements in the body of this Agreement and statements in the Disclosure Schedule (excluding exceptions expressly set forth in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.

Section 5.1 Incorporation and Authority of Seller.

(a) Seller is a corporation duly organized and validly existing under the Laws of Japan. Seller has all requisite power, authority and capacity to execute and deliver this Agreement and each of the other Transaction Documents to which it is, or is specified to be, a party and to perform all its obligations hereunder and thereunder.

(b) The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, and the consummation by Seller of the Transactions has been duly authorized by the Board of Directors of Seller, and no other corporate action on the part of Seller (or vote of, or consent by, the holders of any class or series of capital stock or Indebtedness issued by Seller) is necessary to authorize the execution and delivery by it of the Transaction Documents to which it is, or is specified to be, a party or the consummation of the Transactions.

(c) This Agreement has been (and each other Transaction Document upon execution and delivery will be) duly executed and delivered by Seller and constitutes (and each other Transaction Document upon execution and delivery will constitute), assuming due execution and delivery by the other parties thereto, the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its and their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to creditors’ rights generally and by equitable principles.

Section 5.2 Good Title Conveyed. The Company Split Agreement, the IP Assignment and the deeds, endorsements, assignments and other instruments to be executed and delivered by Seller to Purchaser at the Closing will be valid and binding obligations of Seller, enforceable in accordance with their respective terms, and will effectively vest in Purchaser good, valid and marketable title to, and ownership of, all the Purchased Assets free and clear of all Encumbrances, except Permitted Encumbrances.

Section 5.3 No Subsidiaries. None of the Purchased Assets include any equity or other ownership interest in any corporation, partnership, joint venture or other Person.

Section 5.4 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement or the other Transaction Documents by Seller, the consummation by Seller of any of the Transactions, or compliance by Seller with any of the provisions hereof or thereof, will (i) conflict with or result in any breach of any provision of the Organizational Documents of Seller, (ii) require any filing with, or Consent of, any Governmental Entity, (iii) require any Consent under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Seller is a party or by which it or any of its properties or assets may be bound, or (iv) conflict with or violate any Permit or Law applicable to Seller or any of its properties or assets.

Section 5.5 Financial Statements; Undisclosed Liabilities.

(a) True and complete copies of (i) the audited balance sheets of Seller as at March 31 in each of the years ended March 31, 2010, 2011 and 2012, together with statements of income and shareholders’ equity for each of the years then ended, all certified by Seller’s independent certified public accountants, whose reports thereon are included therein, (ii) an unaudited balance sheet of Seller as at September 30, 2012 and unaudited statements of income for the six (6) month period then ended and (iii) an unaudited pro forma carve-out balance sheets of the Business as at March 31, 2010, 2011 and 2012 and as at September 30, 2012, substantially in the form set forth on Exhibit C (such balance sheet as at September 30, 2012, the “Carve-Out Balance Sheet”), and (iv) unaudited pro forma statements of income of the Business for the fiscal years ended March 31, 2010, 2011 and 2012 and for the six (6) months ended September 30, 2012 (together with the Carve-Out Balance Sheet, the “Carve-Out Financial Statements”), are included in Section 5.5(a) of the Disclosure Schedule (the financial statements described in this Section 5.5(a), collectively, the “Financial Statements”).

(b) The Financial Statements (i) present fairly in all material respects the financial position and results of operations of each of Seller and the Business, as applicable, (ii) are consistent with the Books and Records, and (iii) have been prepared in accordance with JGAAP, applied on a consistent basis throughout the periods covered (except as may be stated in the notes thereto); provided, however, that the Carve-Out Financial Statements are subject to year-end adjustments consistent with past practice (which will not be material individually or in the aggregate) and do not contain all of the footnotes required by JGAAP. The Carve-Out Financial Statements are qualified by the fact that the Business has not been operated as a separate “stand-alone” entity within Seller. As a result, the Business receives certain allocated charges and credits as discussed more fully in the notes accompanying the Carve-Out Financial Statements. Such charges and credits, while deemed by management to be reasonable, do not necessarily reflect the amounts which would have resulted from arms-length transactions. In addition, in order to present standalone Carve-Out Financial Statements for the Business, a number of significant assumptions regarding the basis of presentation are made, all of which are deemed to be reasonable and are outlined in the Carve-Out Financial Statements. The statements of income included in the Carve-Out Financial Statements do not contain any items of special or non-recurring income, except as expressly specified therein, and the Carve-Out Balance Sheet does not reflect any write-up or reevaluation increasing the book value of any assets (including the Purchased Assets).

(c) Section 5.5(c) of the Disclosure Schedule sets forth a list or description of all Inventory and sets forth the location of all Inventory. All of the Inventory, whether reflected in the Carve-Out Balance Sheet or otherwise, consists of a quality usable and salable in the ordinary course of business, except for items of obsolete materials and materials of below-standard quality, all of which items have been written off or written down on the Carve-Out Balance Sheet to fair market value or for which adequate reserves have been provided therein in a manner consistent with then-existing practice and in accordance with GAAP and the adjustments set forth on Schedule 2.2. All Inventory not written off has been priced at the lower of average cost or market. Work in process, and finished goods Inventory held by Seller and Seller’s Affiliates (with respect to the Business) is free of any material deficiency. As of the Closing Date, the Inventory located at Seller’s Hachioji campus or at Taisei Technica will constitute all finished goods, work in process and raw material inventory that primarily relates to the Business or the Products, including supplies, samples, spare parts and other materials, in each case subject to the Trademark license set forth in Section 7.14.

(d) Except (i) as disclosed as a liability in the Carve-Out Financial Statements, and (ii) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Carve-Out Balance Sheet Date and, if incurred since the date hereof, not in violation of Section 7.1, Seller (with respect to the Business) has no material liability or obligation of any nature, whether or not accrued, contingent or otherwise, that will be assumed by Purchaser (or for which Purchaser will otherwise be liable) pursuant to this Agreement or the other Transaction Documents. The reserves reflected in the Carve-Out Financial Statements are adequate, appropriate and reasonable under JGAAP and have been calculated in a consistent manner and in accordance with JGAAP. Seller has no Indebtedness with respect to the Business except as set forth on Schedule 1.3(a).

Section 5.6 Books and Records. The Books and Records are true and complete in all material respects and have been maintained in accordance with sound business practices, including the maintenance of a system of internal controls that complies with the requirements of applicable Law. At the Closing, all of the Books and Records (or copies of the Books and Records that do not relate exclusively to the Business) will be in the possession of Purchaser.

Section 5.7 Absence of Certain Changes. Since the Carve-Out Balance Sheet Date (a) Seller has conducted the Business only in the ordinary course and consistent with past practice, (b) no Material Adverse Effect has occurred and (c) Seller has not taken any action of the type described in Section 7.1 that, had such action occurred following the date of this Agreement without Purchaser’s prior consent, would be in violation of Section 7.1.

Section 5.8 Title to Properties; Encumbrances; Condition and Sufficiency of Assets.

(a) Section 5.8(a) of the Disclosure Schedule lists each pattern, die and tooling owned by Seller for the benefit of the Business which is not in the possession of the Seller, if any, together, in each case, with (i) the name, address and telephone number of each Person who holds such property, (ii) the name and asset tag number of such property and (iii) a brief description of such property.

(b) Except for property having an aggregate book value not in excess of JPY Five Million (¥5,000,000) sold since the Carve-Out Balance Sheet Date in the ordinary course of business and consistent with past practice, Seller has (and at Closing Purchaser will have) good, valid and marketable title to all the Purchased Assets (tangible and intangible) free and clear of all Encumbrances, except for Permitted Encumbrances (including all the properties and assets reflected in the Carve-Out Balance Sheet and all such properties and assets purchased by Seller for the use and benefit of the Business since the date of the Carve-Out Balance Sheet, in each case, other than Inventory sold since the Carve-Out Balance Sheet Date in the ordinary course of business and consistent with past practice).

(c) All properties and assets reflected in the Carve-Out Balance Sheet are in good operating condition and repair, ordinary wear and tear excepted. The rights, properties and other assets to be licensed, granted or conveyed to Purchaser pursuant to the Transactions include all rights, properties and other assets used in the Business (including with respect to research and development) or necessary to permit Purchaser to conduct the Business after the Closing in all material respects (including with respect to research and development) in the same manner it has been conducted prior to the date hereof.

Section 5.9 Real Property. The Purchased Assets do not include any real property or any leases to real property.

Section 5.10 Plant and Equipment.

(a) The plants, structures and equipment (including communications equipment) owned or used in the conduct of the Business are structurally sound with no known defects and are in good operating condition and repair and are adequate for the uses to which they are being put. None of such plants, structures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. All material maintenance, testing, accident, injury, incident, procedural failure records and all customer audit records relating to the physical plant and equipment of the Business have been provided to Purchaser. The roof of each such structure and each liquid holding container is watertight and in good repair and condition. Since March 31, 2009, none of the Purchased Assets have been affected in any material way as a result of earthquake, flood, fire, explosion or other casualty (whether or not covered by insurance). Section 5.10(a) of the Disclosure Schedule sets forth a list as of November 30, 2012 of all equipment included in the Purchased Assets that is subject to accrued payments, and the amount of the accrued payment for each such piece of equipment.

(b) Except as set forth in Section 5.10(b) of the Disclosure Schedule, all equipment that Taisei Technica uses to provide services to Seller is owned by Seller and tagged with asset tags indicating Seller’s ownership. All equipment owned by Seller and in the physical possession of Taisei Technica is subject to written equipment leases, copies of which have been provided to Purchaser.

Section 5.11 Environmental Matters. Each of the representations and warranties set forth in Section 12, Paragraphs 10, 13-17 and 22 of the Real Property Purchase Agreement are hereby incorporated by reference into this Section 5.11.

Section 5.12 Contracts and Commitments.

(a) Section 5.12(a) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Contracts which are material to the Business as currently operated, or as currently contemplated to be operated, by Seller (the “Material Contracts”). Seller has delivered to Purchaser true and complete copies of all Material Contracts together with all amendments, waivers or other changes thereto. Section 5.12(a) of the Disclosure Schedule sets forth (i) a complete and accurate list as of the date of this Agreement of all Contracts entered into on or after August 22, 2012 that are used by or that are intended to be used by the Business and (ii) a true and correct description of the material terms of all Material Contracts that are not in writing.

(b) As of the date of this Agreement, each Material Contract (i) is a legal, valid and binding obligation of Seller, and, to the Knowledge of Seller, each other party thereto and (ii) is in full force and effect and is enforceable against Seller, and, to the Knowledge of Seller, is enforceable against each other party thereto in accordance with the express terms thereof. As of the date of this Agreement, there does not exist under any Material Contract any material violation, breach or event of default (or with notice or lapse of time or both, would be a violation, breach or event of default) on the part of Seller or any of its Affiliates or, to the Knowledge of Seller, any other party thereto.

(c) Upon consummation of the Transactions, each Material Contract (i) will be a legal, valid and binding obligation of Purchaser, and, to the Knowledge of Seller, each other party thereto and (ii) will be in full force and effect and enforceable against Purchaser, and, to the Knowledge of Seller, enforceable against each other party thereto in accordance with the express terms thereof; in each case, other than with respect to Material Contracts for which, despite Seller’s compliance with Section 1.5, a new Contract has not been entered into pursuant to Section 1.5(a) and an Assignment Consent has not been obtained pursuant to Section 1.5(b). Upon consummation of the Transactions, there will not exist under any Material Contract any material violation, breach or event of default (or with notice or lapse of time or both, would be a violation, breach or event of default) on the part of Purchaser (other than as a result of an action taken by Purchaser that is not contemplated by the Transactions) or, to the Knowledge of Seller, any other party thereto.

(d) Neither Seller nor, to the Knowledge of Seller, any other party to such Material Contract, has received notice that it is in violation or breach of or default under any such Material Contract (or with notice or lapse of time or both, would be in violation or breach of or default) in any material respect.

(e) Seller has not received notice that (i) any counterparty under any Material Contract will not consent to the consummation of the Transactions (where such consent is necessary) or (ii) any counterparty under any Material Contract will not consent to the consummation of the Transactions (where such consent is necessary) without requiring any modification of the rights or obligations of the parties thereunder.

(f) Except as set forth in Section 5.12(f) of the Disclosure Schedule, as of the date set forth in Section 5.12(f) of the Disclosure Schedule (i) no purchase orders for Products have been cancelled since August 22, 2012 and (ii) Seller has not received notice, and does not have any other any reason to believe, that any purchase orders for Products have or will be cancelled.

(g) Seller has no obligations with respect to the Business to (i) continue to supply Products to customers after fulfillment of purchase orders outstanding as of the date hereof or (ii) keep Products available beyond their regular Product life cycles.

(h) Section 5.12(h) of the Disclosure Schedule sets forth, as of the date hereof, a list of all open purchase orders to suppliers of the Business in excess of JPY Two Million Five Hundred Thousand (¥2,500,000), including the name of the supplier, the product or service ordered, and the total amount of the purchase in terms of the currency in which the purchase will be made.

Section 5.13 Customers and Suppliers.

(a) Section 5.13(a) of the Disclosure Schedule sets forth a true and complete list of customers of the Business accounting for at least 90% of sales by the Business for each fiscal year starting from April 1, 2009, including, for each such customer (i) contact names, telephone numbers and email addresses, (ii) a description of Product purchasing history including product, pricing and quantity and (iii) the international entity of Seller or its Affiliates that services such customer.

(b) Section 5.13(b) of the Disclosure Schedule sets forth a true and complete list of suppliers of the Business accounting for at least 90% of the Business’

gross payments to suppliers for each fiscal year starting from April 1, 2009, including, for each such supplier (i) contact names, telephone numbers and email addresses, (ii) a description of purchasing history relating to the Business including goods, services, pricing and quantity and (iii) the entity of Seller or its Affiliates that communicates with such supplier.

(c) For each fiscal year starting from April 1, 2009, there has not been any significant adverse change in the business relationship of Seller with any of the customers listed in Section 5.13(a) of the Disclosure Schedule or any of the suppliers listed in Section 5.13(b) of the Disclosure Schedule. For the purposes of this Section 5.13(c), “significant adverse change” will include any (i) product quality or performance failure, (ii) product end of life termination, (iii) product recall, (iv) product field failure or (v) warranty claim.

(d) For each fiscal year starting from April 1, 2009, no material license Contract has been cancelled or otherwise modified (with respect to the Business) and, to the Knowledge of Seller, (i) no such Person has any intention to do so and (ii) the consummation of the Transactions will not adversely affect any of such relationships.

Section 5.14 Insurance. Seller has policies of insurance covering the Business and the Purchased Assets of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of Seller with respect to the Business. Such policies are valid, in full force and effect, all premiums due thereon have been paid by Seller, and Seller is otherwise in compliance in all material respects with the terms and provisions of such policies; provided, that, Purchaser understands that the insurance policies of Seller shall cease to apply to the Business upon consummation of the Company Split. There are no planned or outstanding claims under such policies in excess of JPY Five Million (¥5,000,000). The insurance policies of Seller are sufficient for compliance with all applicable Laws and Contracts to which either Seller (with respect to the Business) is a party or by which it is bound.

Section 5.15 Litigation. There is no Proceeding pending or, to the Knowledge of Seller, threatened (a) against or involving Seller (with respect to the Business) or in connection with the operations, business, assets or properties of the Business or (b) which questions or challenges the validity of any of the Transaction Documents or any action taken or to be taken by Seller pursuant to any of the Transaction Documents or in connection with the Transactions; and to the Knowledge of Seller there is no valid basis for any such Proceeding. Neither Seller (with respect to the Business) nor any of the Purchased Assets is subject to any Order which may have a materially adverse effect on the Business or on the ability of Purchaser following the Closing to acquire any property or conduct its business in any area.

Section 5.16 Compliance with Laws. Seller (a) has complied in a timely manner and in all material respects with all Laws that affect the Business, properties or assets of the Business, (b) has, and is and has been in compliance in all material respects with the terms of, all Permits necessary for the conduct of the Business as currently conducted and for the operation of the facilities used by the Business, and (c) no notice, charge, claim, action or assertion has been received by Seller (with respect to the Business) or has been filed, commenced or, to the Knowledge of Seller, threatened against Seller alleging any violation of any of the foregoing. Section 5.16 of the Disclosure Schedule sets forth a true and complete list of (i) all Permits used in the Business that are transferable and (ii) all Permits used in the Business that are not transferable.

Section 5.17 Employees; Employee Seller Benefit Plans.

(a) Section 5.17(a) of the Disclosure Schedule sets forth a true and complete list of (i) the titles or position, and current salaries (including bonuses, commissions and other compensations), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive or sales compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise) of each of the Business Employees as of the date of this Agreement and (ii) individuals who are currently performing services for Seller (with respect to the Business) who are classified as “consultants” or “independent contractors.” Seller is not in default with respect to any of its obligations referred to in the preceding sentence. To the Knowledge of Seller, no officer, key employee or group of employees of the Business has any plans to terminate employment with Seller as a result of the Transactions or otherwise.

(b) Section 5.17(b)(i) of the Disclosure Schedule contains a true and complete list of all Seller Benefit Plans. Section 5.17(b)(ii) of the Disclosure Schedule sets forth true and complete copies of all Seller Benefit Plans relating to pension benefits and allowances for retirement benefits of the Business Employees (the “Seller Pension Plans”). Seller has no material liability under any benefit or compensation plan that covers any Business Employee other than the Seller Benefit Plans. Seller has delivered to Purchaser a true and complete copy of each Seller Benefit Plan. Upon consummation of the Company Split, Purchaser will have no liability under any Seller Benefit Plan other than (i) the Assumed Liabilities set forth in Section 1.3(b) and (ii) the contribution obligations described in Section 7.8(f).

(c) All Seller Benefit Plans comply in all material respects with all applicable Laws, have received all applicable approvals or certifications of appropriate Government Entities and no events or circumstances have occurred which, to the Knowledge of Seller, are likely to materially prejudice such approval or certification.

(d) Since April 1, 2009, other than in the ordinary course of business, there has been no amendment to, or announcement by Seller in respect of the employees of the Business relating to, or change in employee participation or coverage under, any Seller Benefit Plan.

(e) Other than any Excluded Liabilities for employee invention compensation related to the Transferred Intellectual Property that may arise in connection with and upon the consummation of the Transaction, neither the execution of the Transaction Documents, nor the consummation of the Transactions will (i) entitle any Business Employees, former employees, directors or former directors of Seller (with respect to the Business) to bonuses, severance pay or benefits or any increase in compensation, salary, severance pay or benefits upon any termination of employment after the date of this Agreement or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Seller Benefit Plans to any such Persons.

(f) With respect to each Seller Benefit Plan, all material benefits to be provided under such plan in respect of the Business Employees that have accrued in accordance with applicable Law have been (i) paid and/or (ii) properly reflected on the Books and Records and the Carve-Out Financial Statements. Except as set forth in Section 5.17(f) of the Disclosure Schedule, no accumulated funding deficiency, whether or not waived, exists with respect to any Seller Benefit Plan and no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Seller Benefit Plan.

(g) Nothing contained in the Seller Benefit Plans will impede, frustrate, prevent or increase the costs necessary to implement the pension-related actions contemplated under this Agreement.

Section 5.18 Tax Matters.

(a) All material Tax Returns that are required to be filed by Seller (with respect to the Business) on or before the date of this Agreement (including extensions) relating or pertaining to all material Excluded Taxes have been duly filed and all material Excluded Taxes required to be paid in connection with the taxable period to which those Tax Returns relate have been duly and timely paid, other than those not yet delinquent or being contested in good faith.

(b) There are no liens for Taxes upon any of the Purchased Assets, except for liens for Taxes (other than Permitted Encumbrances) not yet due. No Proceeding has been instituted against Seller which would give rise to any such lien, other than Permitted Encumbrances, and no claims have been asserted by any Governmental Entity with respect to any Excluded Taxes.

Section 5.19 Intellectual Property.

(a) Section 5.19(a) of the Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all (i) Patents, Trademarks and Copyrights owned by Seller that are used in the Business as currently conducted or as currently contemplated to be conducted by Seller and (ii) Licenses necessary for or otherwise used in the Business as currently conducted or as currently contemplated to be conducted by Seller, whether Seller is the licensee or licensor thereunder (including as the sublicensee or sublicensor). Seller has delivered to Purchaser true and complete copies of all such Licenses. No Seller Affiliate owns any Patent related exclusively to the Business.

(b) Seller does not own any Internet domain names that are exclusively used in the Business as currently conducted or as currently contemplated to be conducted by Seller.

(c) Upon consummation of the Company Split and execution of the IP License Agreement, Purchaser will be, the sole and exclusive owner of, free and clear of all Encumbrances other than Permitted Encumbrances, or a valid licensee of, all Business Intellectual Property. All Business Intellectual Property shall be owned or available for use by Purchaser immediately after the consummation of the Company Split and execution of the IP License Agreement without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments disclosed to Purchaser that Seller would otherwise be required to pay had this Agreement and the transactions contemplated by this Agreement not occurred. All fees, royalties and other compensation due to any third party under any of the Licenses exclusively used in or necessary to the conduct of the Business have been paid (to the extent that such fees, royalties and compensation were due prior to the date of this Agreement).

(d) Each item of Transferred Intellectual Property (i) is valid (other than Patents which, to the Knowledge of Seller, are valid), subsisting, in full force and effect, and has been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) has not lapsed, expired or been abandoned, and no patent, registration or application therefor is the subject of any opposition, interference, cancellation or Proceeding before any Governmental Entity in any jurisdiction.

(e) As of the date of this Agreement, Seller owns or has the valid right to use all of the material Business Intellectual Property. To the Knowledge of Seller, there are no material conflicts with or infringements of any Transferred Intellectual Property by any third party and Seller has not asserted or threatened any such claim within the past three (3) years. The conduct of the Business relating to the Products as currently conducted and as conducted in the past three (3) years does not, and upon consummation of the Company Split the conduct of the Business relating to the Products will not, conflict with or infringe in any way on any Intellectual Property of any third party.

(f) There is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller (i) alleging any conflict or infringement by the Business of any third party’s Intellectual Property, (ii) alleging unfair competition or trade practices under the laws of any jurisdiction, or any violation of any right to privacy or publicity, relating to the use of any Business Intellectual Property, or (iii) challenging the ownership, validity or enforceability of any Transferred Intellectual Property.

(g) The Transferred Intellectual Property was either (i) developed by employees of Seller within the scope of their employment, (ii) developed on behalf of Seller by a third party, or (iii) acquired from a third party pursuant to a written assignment, or other Contract, and in each case all ownership rights therein have been assigned or otherwise transferred to or vested in Seller as of the date of this Agreement, and will be assigned or otherwise transferred to or vested in Purchaser upon consummation of the Company Split, pursuant to the Company Split Agreement and IP Assignment. Except for any Excluded Liabilities for employee invention compensation related to the Transferred Intellectual Property that may arise in connection with and upon the consummation of the Transaction, Seller has no outstanding liability with respect to such assignment or transfer of ownership rights in any Transferred Intellectual Property.

(h) Seller has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, (ii) distributed Open Source Materials in conjunction with, or (iii) used Open Source Materials in connection with, any Software held or used by the Business, in such a way that, with respect to (i), (ii), or (iii), requires any Software owned by Seller or its Affiliates to be (A) offered, disclosed, or distributed (in source code form), (B) licensed for the purpose of making derivative works, or (C) redistributed without any license fee, in each case to any Person.

(i) None of Seller or its Affiliates have entered into any License, Consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person, and none of Seller or its Affiliates are subject to any order or judgment or similar obligation, granting rights under, (i) the Transferred Intellectual Property or (ii) to the Knowledge of Seller, any Intellectual Property of any third party necessary for the conduct of the Business as currently conducted or as currently contemplated to be conducted by Seller, except in each case as contained in any Licenses listed in or otherwise set forth in Section 5.19(i) of the Disclosure Schedule.

(j) Neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to Purchaser of any Purchased Assets or Contracts to which Seller is a party, will result in: (i) Purchaser, or any of its Affiliates granting to any third party any incremental right to or with respect to, or non-assertion under, any Intellectual Property owned by any of them, (ii) Purchaser, or any of its Affiliates being bound by, or subject to, any incremental non-compete or other incremental restriction on the operation or scope of their respective businesses, (iii) Purchaser, or any of its Affiliates being obligated to pay any incremental royalties or other incremental amounts, or offer any incremental discounts, to any third party, or (iv) Seller being required under a Contract to procure or attempt to procure from Purchaser or any of its Affiliates a license grant to or covenant not to assert in favor of any Person. As used in this Section, an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess, whether in terms of contractual term, contractual rate or scope, of those that would have been required to be offered or granted, as applicable, had the parties to this Agreement not entered into this Agreement or consummated the transactions contemplated hereby.

(k) Seller has maintained commercially reasonable disaster recovery and business continuity plans, procedures and facilities for the Business and has taken commercially reasonable steps consistent with industry standard practices to safeguard the information technology systems utilized in the operation of the Business. To the Knowledge of Seller, there have been no unauthorized intrusions or material breaches of the security of the information technology systems of Seller. Seller has implemented any and all security patches or upgrades that are generally available for its information technology systems. Seller’s information security program complies with all applicable federal, state and international laws in all material respects.

(l)    (i) Seller has taken reasonable steps consistent with industry standard practices to safeguard and maintain the secrecy and confidentiality of its material Trade Secrets, and any material Trade Secrets of third parties provided thereto, in each case necessary for or otherwise used in the conduct of the Business as currently conducted or as currently contemplated to be conducted by Seller, according to the Laws of the applicable jurisdictions where such Trade Secrets are developed, practiced or disclosed, (ii) Seller has taken reasonable steps consistent with industry standard practices to implement and enforce a policy requiring all personnel and third parties having access to such Trade Secrets to execute a written agreement which provides reasonable protection for such Trade Secrets and which does not allow use or disclosure of such Trade Secrets by the recipient upon the expiration of any specified period of time, (iii) except pursuant to such agreements, there has been no disclosure by Seller of any such Trade Secrets and (iv) to the Knowledge of Seller, no party to any such agreement is in breach thereof.

(m)    (i) The Business Intellectual Property transferred to Purchaser or licensed by Seller to Purchaser, pursuant to the IP Assignment or the IP License Agreement, as the case may be, constitutes all Intellectual Property owned by Seller, and (ii) rights under the Licenses transferred to Purchaser hereunder constitute all Intellectual Property licensed to Seller by third parties, in each case under (i) and (ii), that are used in the Business as currently conducted and as currently contemplated to be conducted by Seller.

(n) Section 5.19(n) of the Disclosure Schedule sets forth a list of each of the following that are not included in the Purchased Assets: (i) all Software used in the Business, (ii) all Contracts related to the aforementioned Software, and (iii) all other intangible fixed assets used in the Business.

Section 5.20 Labor Matters.

(a) Seller (with respect to the Business) is in compliance, in all material respects, with all requirements of Law respecting employment and employment practices, terms and conditions of employment, wages, hours of work, workers’ compensation, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, employee leave issues, unemployment insurance and occupational safety and health, and none of Seller (with respect to the Business) or its employees (including contracted direct labor), agents, representatives or, to the Knowledge of Seller, contracted manufacturers are engaged in any unfair labor practices as defined in the Labor Union Act of Japan or other applicable Laws.

(b) No unfair labor practice charge or complaint against Seller (with respect to the Business) is pending or, to the Knowledge of Seller, threatened before the relevant Labor Relations Commission (rōdō iinkai) or any other Governmental Entity. Seller has not received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to Seller (with respect to the Business), and to the Knowledge of Seller no such investigation is threatened or in progress.

(c) There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout actually pending, or to the Knowledge of Seller, threatened against or affecting Seller (with respect to the Business) and during the past five years there has not been any such action.

(d) Seller (with respect to the Business) is not a party to or bound by any collective bargaining or similar agreement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of Seller (with respect to the Business), including with respect to contracted direct labor and contracted manufacturers. No Contract which is binding on Seller (with respect to the Business) restricts it from relocating or closing any of its operations.

(e) To the Knowledge of Seller, no occupational or workplace injuries or illnesses have occurred since March 31, 2009.

Section 5.21 Related Party Transactions. There are no loans, leases, customer or supplier arrangements or agreements or any other Contracts that relate to the Business between Seller and any of its Affiliates, officers, directors or stockholders. To the Knowledge of Seller, none of the officers, directors, employees or consultants of Seller, nor their respective spouses or relatives, owns directly or indirectly, individually or collectively, a material interest in any Person that is a competitor, lessor, lessee, customer or supplier of (or has any existing contractual relationship with) Seller (with respect to the Business).

Section 5.22 Propriety of Payments. None of Seller or any director, officer, agent, or employee of Seller, or to the Knowledge of Seller, any other Person associated with or acting for or on behalf of Seller with respect to the Business, has, in violation of any applicable Laws, including any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder or other similar Laws of other applicable jurisdictions, (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured or (C) to obtain special concessions or for special concessions already obtained, for or in respect of Seller (with respect to the Business) or any of its Affiliates, in each case which is or was in material violation of any Law, or (ii) established or maintained any fund or asset that has not been recorded in the Books and Records.

Section 5.23 Product Liability and Warranties. Section 5.23 of the Disclosure Schedule sets forth a true and complete list of all Products. There are not presently pending, or to the Knowledge of Seller, threatened, and, to the Knowledge of Seller, there is no basis for, any Proceedings relating to any alleged hazard or alleged Defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Product manufactured, distributed or sold by or on behalf of Seller (with respect to the Business). Seller (with respect to the Business) has not extended to any of its customers any written, non-typical product warranties, indemnifications or guarantees. Schedule 1.3(f) contains a true, correct and complete copy of all typical warranty or warranties for sales of the Products, and except as expressly set forth therein or required by Law, there are no warranties, deviations from typical warranties or commitments or obligations with respect to the return, repair, replacement or re-performance of Products under which Seller (with respect to the Business) or Purchaser could have any current or future liability. Since March 31, 2009, there have not been, and no events or circumstances have occurred which, to the Knowledge of Seller, are likely to result in, any product recall, epidemic failure, failure of products by manufacturing lot (or due to a similar cause), post-sale warning or similar action conducted with respect to any Product manufactured, shipped, delivered or sold by Seller (with respect to the Business), nor has there been any investigation or consideration of, or decision made by, Seller (with respect to the Business) concerning whether or not to undertake any of the foregoing. All work in process, and finished goods Inventory held by Seller and Seller’s Affiliates (with respect to the Business) is free of any material Defect. Section 5.23 of the Disclosure Schedule sets forth a true and complete list of all complaints, returns, warranty claims and defective product claims (for repair and replacement) related to the Products since March 31, 2009.

Section 5.24 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

Section 5.25 Export Controls. Seller has conducted its export transactions related to the Business at all times in material compliance with applicable Law relating to export controls and regulations. Without limiting the foregoing: (a) No export licenses or other approvals are required to export Products; (b) Seller has obtained all export licenses and other approvals required to export technologies with respect to Products, all of which are listed in Section 5.25 of the Disclosure Schedule; (c) Seller is in compliance in all material respects with the terms of such applicable export licenses or other export approvals; (d) there are no claims pending or, to Seller’s Knowledge, threatened against Seller with respect to such export licenses or other approvals; and (e) no consents or approvals for the transfer to Purchaser of any such export licenses, if any, are required. To Seller’s Knowledge, Seller has never entered into a transaction or directly or indirectly exported, re-exported, diverted, transferred or made available for download products or any materials, items, technology, or Intellectual Property relating to the Business or related technical data or any direct product thereof in a material violation of the applicable Law relating to export controls and regulations.

Section 5.26 Full Disclosure. None of this Agreement, the Transaction Documents, or any document (including the Financial Statements and the Disclosure Schedule), certificate or other writing furnished or to be furnished by Seller to Purchaser or any of its representatives pursuant to the provisions hereof or in connection with the Transactions (i) contains or will contain as of the Closing Date any untrue statement of material fact or (ii) omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained herein or therein (in light of the circumstances under which they were made) not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Purchaser represents and warrants to Seller that all of the statements contained in this Article VI are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete as of the Closing Date as though made on the Closing Date:

Section 6.1 Formation; Qualification. Purchaser is a limited liability company duly formed and validly existing standing under the laws of Japan. Purchaser has all requisite power, authority and capacity to execute and deliver this Agreement and each of the other Transaction Documents to which is, or is specified to be, a party and to perform all its obligations hereunder or thereunder.

Section 6.2 Authorization; Validity.

(a) The execution, delivery and performance by Purchaser of the Transaction Documents to which it is, or is specified to be, a party, and the consummation by Purchaser of the Transactions, have been duly authorized by the Board of Directors of Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of the Transaction Documents or the consummation of the Transactions. No vote of, or Consent by, the holders of any class or series of capital stock or indebtedness issued by Purchaser is necessary to authorize the execution and delivery by Purchaser of the Transaction Documents to which it is, or is specified to be, a party, or the consummation of the Transactions.

(b) This Agreement has been duly executed and delivered by Purchaser and, assuming due execution and delivery by Seller, constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to creditors’ rights generally and by equitable principles. Upon the execution and delivery by Purchaser of each other Transaction Document to which it is, or is specified to be, a party, and assuming due execution and delivery by each other party thereto, such Transaction Documents will constitute the legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to creditors’ rights generally and by equitable principles.

Section 6.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Purchaser, the consummation by Purchaser of the Transactions or compliance by Purchaser with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Organizational Documents of Purchaser, (b) require any filing with, or Consent of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Purchaser is a party or by which it or any of its properties or assets may be bound, or (d) violate any Order applicable to Purchaser or any of its properties or assets.

Section 6.4 Sufficiency of Funds. On the Closing Date, Purchaser will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Date Payment and to consummate the transactions contemplated by this Agreement and the Transaction Documents.

Section 6.5 Brokers or Finders. Neither Purchaser nor any of its Affiliates has entered into any Contract entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions, except Konomi, Inc., whose fees and expenses will be paid by Purchaser or its Affiliates in accordance with Purchaser’s or such Affiliates’ agreement with such firm.

ARTICLE VII

COVENANTS

Section 7.1 Interim Operations of Seller. Seller shall procure that, from the date of this Agreement until the Closing Date, except (i) as expressly provided in this Agreement or the other Transaction Documents, (ii) as set forth in the Disclosure Schedule on the date of this Agreement or (iii) as may be agreed in writing by Purchaser:

(a) the Business shall be conducted in the same manner as heretofore conducted and only in the ordinary course, and Seller shall (i) pay all of its liabilities and Taxes when due (subject to good faith disputes), (ii) maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks relating to the operation, business, properties and assets of the Business and (iii) use its Reasonable Best Efforts to (A) preserve the business organization of the Business intact, (B) keep available the services of the current officers and employees of the Business and (C) maintain the existing relations with franchisees, customers, suppliers, contract manufacturers, direct labor suppliers, creditors, business partners and others having business dealings with or relating to the Business. Seller shall not institute any new methods of manufacture, purchase, sale, lease, management, accounting or operation relating to the Business or engage in any transaction or activity with respect to the Business other than minor changes in the ordinary course of business and consistent with past practice;

(b) Seller shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) Seller (with respect to the Business) shall not (i) terminate, modify or amend any Material Contract or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice, (ii) transfer to any Person any rights to Transferred Intellectual Property other than non-exclusive license arrangements in the ordinary course of business, consistent with past practice, (iii) abandon, permit to lapse or otherwise dispose of any Business Intellectual Property, (iv) make any material change in any Business Intellectual Property, (v) dispose of or disclose to any Person, other than representatives of Purchaser, any Trade Secret that is Transferred Intellectual Property not theretofore a matter of public knowledge, except as necessary in the ordinary course of business, consistent with past practice, subject to written confidentiality agreements reasonably sufficient to protect the confidentiality thereof, or (vi) enter into any Contract with respect to or otherwise binding upon any Intellectual Property (other than the Transferred Intellectual Property) of Purchaser or any of its Affiliates;

(d) Seller shall not pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Carve-Out Financial Statements or incurred since the Carve-Out Balance Sheet Date in the ordinary course of business or (ii) any payment, repurchase, discharge or satisfaction that will not affect, modify, limit or encumber in any way the business, financial condition or results of operations of the Business or the rights and obligations of Purchaser in, to and under the Purchased Assets and the Assumed Liabilities;

(e) Seller shall not (i) incur or assume any Indebtedness, (ii) pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by Seller, except as required by the terms thereof, (iii) modify the terms of any Indebtedness or other liability or (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except to the extent such action will not affect, modify, limit or encumber in any way the business, financial condition or results of operations of the Business or the rights and obligations of Purchaser in, to and under the Purchased Assets and the Assumed Liabilities;

(f) Seller (with respect to the Business) shall not (i) organize any new Subsidiary or acquire any capital stock or other equity securities, or equity or ownership interest in the business, of any other Person, (ii) make any loans, advances or capital contributions to, or other investments in, any other Person, or (iii) make aggregate capital expenditures or commitments in excess of JPY Five Million (¥5,000,000) (on a consolidated basis) for additions to property, plant, equipment or intangible capital asset;

(g) Seller (with respect to the Business) shall not (i) lease, license, mortgage, pledge or encumber any assets (real, personal or mixed, tangible or intangible) other than the sale of finished goods inventory in the ordinary course of business and consistent with past practice or (ii) transfer, sell or dispose of any assets (real, personal or mixed, tangible or intangible), in each case except for (A) Permitted Encumbrances and (B) the sale of finished goods inventory in the ordinary course of business and consistent with past practice; Seller shall not physically move any asset from the Transferred Real Property (other than finished goods inventory in the ordinary course of business and consistent with past practice), such that such asset is not located on the Transferred Real Property as of the Closing;

(h) Seller (with respect to the Business) shall not make any change in the compensation payable or to become payable to any of its officers, directors, employees, contract direct labor, agents or consultants, or enter into or amend any employment, severance, consulting, termination or other agreement with, or Seller Benefit Plan for, or make any loan or advance to, any of its officers, directors, employees, Affiliates, agents or consultants;

(i) Seller (with respect to the Business) shall not (i) change any of the accounting methods used by it unless required by GAAP or the adjustments set forth in Schedule 2.2 or (ii) make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any accounting method relating to Taxes, change any accounting method relating to Taxes unless required by GAAP, enter into any material closing agreement relating to Taxes, settle any material claim or assessment relating to Taxes or consent to any material claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment; and

(j) Seller shall not enter into any Contract to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

Section 7.2 Access; Confidentiality.

(a) Simultaneously with the execution hereof, Seller shall furnish Purchaser with all of the information and copies of all of the documents set forth in Schedule 7.2. Between the date of this Agreement and the Closing Date, Seller shall (i) afford Purchaser and its authorized representatives access to all tangible and intangible books, records, offices and other facilities of Seller (with respect to the Business), (ii) permit Purchaser to make such inspections of the properties and assets of Seller (with respect to the Business) and to make copies of such tangible and intangible books and records as it may reasonably require and (iii) furnish Purchaser with such financial and operating data and other information relating to Seller (to the extent that such data or information, in Purchaser’s reasonable discretion, relates to the Transactions or the Transaction Documents) or the Business as Purchaser may from time to time reasonably request. Purchaser and its authorized representatives shall conduct all such inspections during regular business hours and upon reasonable advanced notice in a commercially reasonable manner that will minimize disruptions to the business and operations of Seller. For a period of twelve (12) months following the Closing Date, Purchaser may from time to time request Seller’s assistance in understanding the Books and Records with respect to which the Business Employees are not familiar, and Seller shall provide such assistance to a reasonable extent and on a good faith basis; provided, that Seller shall not be required to disclose for such purpose any information that it reasonably deems to be sensitive with respect to the businesses of Seller or its Affiliates.

(b) The provisions of the Confidentiality Agreement shall remain binding and in full force and effect until the Closing, at which time it shall terminate.

(c) During the period from the date hereof until the Closing, except (i) to the extent required by applicable Law, the rules of any stock exchange on which the securities of any Affiliate of Seller are listed or for Tax purposes or other regulatory purposes, (ii) for the purpose of performing Seller’s obligations under Section 1.5(a) and (iii) to the extent necessary in connection with arbitrating, prosecuting or defending (A)

any matter not assumed by Purchaser or related to the Excluded Assets or Excluded Liabilities or (B) any dispute, controversy or claim arising out of or in connection with this Agreement or any other Transaction Document, (1) Seller and its successors or assigns shall treat as confidential and proprietary and not disclose or use, directly or indirectly, in any manner whatsoever, or permit others under its control to disclose or to use, any information regarding Purchaser or its Affiliates (including information relating to the Business, the Purchased Assets, the Assumed Liabilities and the new Contracts to be entered into by Purchaser pursuant to Section 1.5(a), but not including information relating to the Excluded Assets or Excluded Liabilities), unless such information is or becomes a matter of public knowledge or becomes lawfully obtainable from other sources, in each case through no fault of Seller, provided that Seller may, in the ordinary course of business and consistent with past practice, use and permit others under its control to use information relating to the Business, the Purchased Assets, the Assumed Liabilities and the new Contracts to be entered into by Purchaser pursuant to Section 1.5(a), and (2) neither Seller nor any of its successors or assigns shall retain any document, databases or other media embodying any confidential or proprietary information regarding Purchaser or its Affiliates (excluding information relating to the Business, the Purchased Assets, the Assumed Liabilities and the new Contracts to be entered into by Purchaser pursuant to Section 1.5(a)), or use, publicize or disclose to any third Person any such confidential or proprietary information; provided, however, that Seller shall be entitled to retain copies of any of the foregoing (x) pursuant to the exceptions set forth in (i), (ii) and (iii) above, and (y) required to be maintained by Seller pursuant to internal rules or policies or automatic backup systems. In the event of any termination of this Agreement, the provisions of the Confidentiality Agreement shall remain binding and in full force and effect.

(d) From and after the Closing, except (i) to the extent required by applicable Law, the rules of any stock exchange on which the securities of any Affiliate of Seller are listed or for Tax purposes or other regulatory purposes, (ii) to the extent necessary in connection with arbitrating, prosecuting or defending (A) any matter not assumed by Purchaser or related to the Excluded Assets or Excluded Liabilities or (B) any dispute, controversy or claim arising out of or in connection with this Agreement or any other Transaction Document, and (iii) as permitted by the IP License Agreement, (1) Seller and its successors or assigns shall treat as confidential and proprietary and not disclose or use, directly or indirectly, in any manner whatsoever, or permit others under its control to disclose or to use, any information regarding Purchaser or its Affiliates (including information relating to the Business, the Purchased Assets, the Assumed Liabilities and the new Contracts to be entered into by Purchaser pursuant to Section 1.5(a), but not including information relating to the Excluded Assets or Excluded Liabilities), unless such information is or becomes a matter of public knowledge or becomes lawfully obtainable from other sources, in each case through no fault of Seller, and (2) neither Seller nor any of its successors or assigns shall retain any document, databases or other media embodying any confidential or proprietary information regarding Purchaser or its Affiliates (including information relating to the Business, the Purchased Assets, the Assumed Liabilities and the new Contracts to be entered into by Purchaser pursuant to Section 1.5(a)), or use, publicize or disclose to any third Person any such confidential or proprietary information; provided, however, that Seller shall be entitled to retain copies of any of the foregoing (x) pursuant to the exceptions set forth in (i), (ii) and (iii) above, and (y) required to be maintained by Seller pursuant to internal rules or policies or automatic backup systems. In the event of any termination of this Agreement, the provisions of the Confidentiality Agreement shall remain binding and in full force and effect.

(e) From and after the Closing, except (i) to the extent required by applicable Law, the rules of any stock exchange on which the securities of any Affiliate of Purchaser are listed or for Tax purposes or other regulatory purposes, (ii) to the extent necessary in connection with (A) arbitrating, prosecuting or defending any matter assumed by Purchaser or related to the Purchased Assets or Assumed Liabilities, (B) defending (whether or not in an arbitration) any matter not assumed by Purchaser or related to the Excluded Assets or Excluded Liabilities or (C) arbitrating, prosecuting or defending any dispute, controversy or claim arising out of or in connection with this Agreement or any other Transaction Document, and (iii) as permitted by the IP License Agreement, (1) Purchaser and its successors or assigns shall treat as confidential and proprietary and not disclose or use, directly or indirectly, in any manner whatsoever, or permit others under its control to disclose or to use, any information regarding Seller or its Affiliates (including information relating to the Excluded Assets and the Excluded Liabilities, but not including information relating to the Business, the Purchased Assets and the Assumed Liabilities), unless such information is or becomes a matter of public knowledge or becomes lawfully obtainable from other sources, in each case through no fault of Purchaser, and (2) neither Purchaser nor any of its successors or assigns shall retain any document, databases or other media embodying any confidential or proprietary information regarding Seller or its Affiliates (including information relating to the Excluded Assets and the Excluded Liabilities, but not including information relating to the Business, the Purchased Assets and the Assumed Liabilities), or use, publicize or disclose to any third Person any such confidential or proprietary information; provided, however, that Purchaser shall be entitled to retain copies of any of the foregoing (x) pursuant to the exceptions set forth in (i) and (ii) above, and (y) required to be maintained by Purchaser pursuant to internal rules or policies or automatic backup systems.

(f) Seller and Purchaser acknowledge that there is not an adequate remedy at law for the breach of this Section 7.2 and that, in addition to any other remedies available, injunctive relief may be granted for any such breach.

(g) The provisions of this Section 7.2 shall survive until the third anniversary of the Closing.

Section 7.3 Efforts and Actions to Cause Closing to Occur.

(a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Seller shall use their respective Reasonable Best Efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Company Split, the Closing and the other Transactions as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Company Split, the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite Consents by any third party or Governmental Entity.

(b) Prior to the Closing, each party shall promptly consult with the other party hereto with respect to, provide any necessary information with respect to, and provide the other party (or its counsel) with copies of, all filings made by such party or any of its Affiliates with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party hereto shall promptly inform the other party of any written communication received by such party or any of its Affiliates from any Governmental Entity regarding any of the Transactions. If either party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of Permits (including environmental Permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, Seller shall use its Reasonable Best Efforts to effect such transfers, amendments or modifications.

(c) Seller shall use its Reasonable Best Efforts to obtain, prior to the Company Split or the Closing, as applicable (i) the unconditional Consent to the Company Split, the Closing and the other Transactions of each Person holding a mortgage or lien on the Transferred Real Property or material personal property constituting part of the Purchased Assets who has such right to Consent, (ii) the unconditional Consent to the Company Split, the Closing and the other Transactions of each lessor of material personal property constituting part of the Purchased Assets who has such right to Consent and (iii) an unconditional consent representing each Assignment Consent; provided that if, despite Seller’s Reasonable Best Efforts to obtain an unconditional Consent in respect of each of the foregoing, certain Persons who are to provide Consent will only provide Consent subject to changes in the terms and conditions of a Contract or the imposition of a condition to the transfer to Purchaser of a Contract, Seller may agree to such changes or conditions upon prior written consent of Purchaser (which shall not be unreasonably withheld). Notwithstanding anything to the contrary in this Agreement, Purchaser shall have no obligation to consent to changes in the terms and conditions of the Contracts set forth on Schedule 8.3(e) or any imposition of a condition to the transfer to Purchaser of such Contracts. At or prior to the Closing, Seller shall deliver to Purchaser executed counterparts of each of the foregoing Consents that are obtained in writing.

Section 7.4 Notification of Certain Matters.

(a) Prior to the Closing, Seller shall give notice to Purchaser promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date or (B) any condition set forth in ARTICLE VIII to be unsatisfied in any material respect at any time from the date of this Agreement to the Closing Date and (ii) any material failure of Seller, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. With respect to each Contract entered into by Seller or any of its Affiliates from the date hereof until the Closing that is used by or intended to be used by Seller with respect to the Business, Seller shall deliver a copy of such Contract to Purchaser within two (2) Business Days of the date on which such Contract is entered into.

(b) During the period from the date hereof until one (1) Business Day prior to the Closing Date, Seller shall from time to time deliver to Purchaser lists of purchase orders for Products that were cancelled on or after the date hereof. During such period, Seller shall deliver such a list at least once every two (2) weeks, with the final list to be delivered one (1) Business Day prior to the Closing Date.

Section 7.5 No Solicitation of Competing Transaction.

(a) Neither Seller nor any Affiliate of Seller shall (and Seller shall cause the officers, directors, employees, representatives and agents of Seller and each Affiliate of Seller including investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person (other than Purchaser, any of its Affiliates or representatives) concerning any Acquisition Proposal. Seller shall not approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. Upon execution of this Agreement, Seller shall immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and Seller shall request (or if Seller has the contractual right to do so, demand) the return of all documents, analyses, financial statements, projections, descriptions and other data previously furnished to others in connection with Seller’s efforts to sell the Business. Seller shall immediately notify Purchaser of the existence of any proposal or inquiry received by Seller, and Seller shall immediately communicate to Purchaser the terms of any proposal or inquiry which Seller may receive (and shall immediately provide to Purchaser copies of any written materials received by Seller in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry.

(b) Neither Seller’s Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval by such Board of Directors or any such committee of this Agreement or the Transactions, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) authorize Seller to enter into any agreement with respect to any Acquisition Proposal.

Section 7.6 Transaction Documents. Seller and Purchaser shall, or shall cause their applicable Affiliates to, on or prior to the Closing:

(a) enter into an Intellectual Property License Agreement in the form attached hereto as Exhibit D (the “IP License Agreement”);

(b) enter into an Intellectual Property Assignment in the form attached hereto as Exhibit E (the “IP Assignment”)

(c) enter into the Real Property Purchase Agreement;

(d) enter into a real property sublease relating to the continued use by Super-Advanced Electronics Technologies of a portion of the U1 Building of Seller located in Hachioji, Japan, in the form attached hereto as Exhibit F (the “ASET Sublease Agreement”); and

(e) enter into the Company Split Agreement.

Section 7.7 Termination of Seller Insurance Coverage.

(a) Except as otherwise provided in this Section 7.7, Purchaser acknowledges that all insurance coverage for the Business under the policies of Seller or its Affiliates shall cease to apply to the Purchased Assets as of the Closing Date and, following the Company Split, no claims may be brought against any policy of Seller or its Affiliates in respect of the Purchased Assets, other than (i) claims already notified to the insurer (pending claims, for which indemnification may continue), (ii) any future claim related to a former claim notified prior to the Closing Date and considered by the insurer as a serial claims and (iii) claims related to “known events” occurring prior to the Closing Date, which shall be covered by such policies to the extent applicable under such policies. Seller shall take all action reasonably requested by Purchaser, including providing information and access to Seller personnel, for the purpose of assisting Purchaser in its efforts to arrange for replacement insurance policies relating to the Business.

(b) For a period of five (5) years after the Closing Date, Seller shall ensure that an Affiliate of Seller maintains in full force and effect product liability insurance on all Products sold prior to the Closing Date, in a form and with terms and limits providing coverage that (i) is consistent with that currently maintained with respect to Products and (ii) will cover losses incurred by Purchaser or its Affiliates with respect to all Products sold prior to the Closing Date consistent with the terms and limits of the coverage that is currently maintained with respect to Products sold by Seller and its Affiliates. Such policy shall provide that it may not be cancelled without the prior written consent of Purchaser. Seller shall provide, at Purchaser’s request, reasonably satisfactory evidence that such insurance policy continues to be in effect and that all premiums have been paid. With respect to any insured event occurring under such policy in relation to the Purchased Assets or Assumed Liabilities, Seller will (i) use Reasonable Best Efforts to make recovery under such insurance policy within a reasonable time period, (ii) notify and keep Purchaser reasonably informed of the claim for recovery and (iii) ensure that any proceeds actually received are passed on to Purchaser; provided that Seller shall not be obligated to pass on proceeds it receives to the extent that the Final Statement of Specified Net Assets accounted for the loss with respect to which such proceeds were received.

(c) With respect to any insured event occurring before the Closing Date in relation to the Transferred Real Property, Purchased Assets or Assumed Liabilities, Seller will use Reasonable Best Efforts to make recovery under the relevant insurance policy prior to the Closing Date. To the extent that a recovery is made after Closing, Seller will (i) notify and keep Purchaser reasonably informed of the claim for recovery and (ii) ensure that any proceeds actually received after the Closing Date are passed on to Purchaser; provided that Seller shall not be obligated to pass on proceeds it receives to the extent that the Final Statement of Specified Net Assets accounted for the loss with respect to which such proceeds were received.

Section 7.8 Business Employees; Employee Benefits.

(a) The following employees of Seller shall be transferred to Purchaser as part of the Transactions at the Closing: (i) all employees of Seller who are engaged exclusively in the Business as set forth on Schedule 7.8(a)(i) hereto (the “Exclusive Business Employees”); (ii) between three (3) and six (6) administration employees of Seller, including one (1) person from the logistics function, who are engaged in the Business on a non-exclusive basis, who do not object to such transfer and who are set forth on Schedule 7.8(a)(ii) hereto (the “Non-Exclusive Administration Employees”); (iii) the six (6) facilities employees who are engaged in the Business on a non-exclusive basis, who do not object to such transfer and who are set forth on Schedule 7.8(a)(iii) hereto (the “Non-Exclusive Facilities Employees”, and together with the Exclusive Business Employees and the Non-Exclusive Administration Employees, the “Domestic Business Employees”); and (iv) one (1) employee of an overseas sales Subsidiary of an Affiliate of Seller who is based in the United States and set forth on Schedule 7.8(a)(iv) hereto, provided that such employee agrees to be hired by Purchaser (the “US Employee” and, together with the Domestic Business Employees, the “Business Employees”). Schedules 7.8(a)(i) – (iv) each indicate which of the Business Employees participate in the Seller Pension Plans and are therefore intended to be Pension Employees. Following the date hereof, if any of the Business Employees retires, terminates his or her employment with, is terminate from his or her employment with, or Seller or such Business Employee announces any intention to do any of the foregoing, such Business Employee shall not be transferred pursuant to the Company Split, shall be removed from the appropriate Schedule and shall not for any purposes under this Agreement or any of the Transaction Documents be considered a “Business Employee.”

(b) The Domestic Business Employees shall be transferred to Purchaser in accordance with the terms of the Company Split and the Company Split Procedures. The US Employee shall be offered full-time employment by Purchaser or a Purchaser Affiliate at the time of the Closing.

(c) All Business Employees that are full-time shall be offered full-time employment on terms, including with respect to levels of responsibility, compensation and benefits, that are substantially similar to the terms of employment, levels of responsibility, compensation and benefits that they currently enjoy for a period of at least one year following the Closing. Subject to the foregoing, Purchaser may enter into new employment agreements with the Business Employees.

(d) Seller shall pay or cause to be paid, up to the Closing (i) all accrued compensation of the Business Employees (including accrued salary, bonuses, commissions and variable pay and (ii) all accrued expenses incurred by Business Employees that are to be reimbursed consistent with past practice.

(e) In order to comply with Part 2, Article 2, Paragraph 4, Item (c), Sub item (b) of the Labor Succession Guideline, Seller, on the one hand, and Purchaser, on the other, shall cooperate in good faith and use Reasonable Best Efforts to assist Purchaser, at the cost of Purchaser, to set up a contract-type defined-contribution pension plan (kakutei-kyoshutsu kigyō nenkin) (the “New Pension Plan”) for the Business Employees who participate in the Seller Pension Plans and are transferred to Purchaser as a result of the Company Split (the “Pension Employees”) (including making the appropriate arrangements with the asset management institution (shisan-kanri-unyō-kikan) which handles the pension of Seller and assisting Purchaser to obtain the approval of the Minister of Health, Labor and Welfare pursuant to Article 3 Paragraph 1 or Article 5, Paragraph 1 of the Defined-Contribution Pension Act). The New Pension Plan shall provide comparable benefits to all Pension Employees based on an actuarial assessment as of the date of this Agreement (other than changes made in compliance with the terms of this Agreement), and in which the enrollment terms of the Pension Employees for the New Pension Plan shall be calculated by summing up the employment period in Seller on or before the Closing Date and employment period in Purchaser after the Closing Date. Seller shall provide cooperation to Purchaser by providing all required data to establish the New Pension Plan in a timely manner before and after the Closing.

(f)    (i) Purchaser shall use Reasonable Best Efforts to have the New Pension Plan in place as soon as practicable following the Closing, but in any event within one (1) year following the Closing Date. Until such time, each Pension Employee shall remain in the Seller Pension Plans and for this purpose Seller shall take all necessary actions, including amending the Seller Pension Plans (as applicable) so as to include Purchaser as a participating company in the Seller Pension Plans and Purchaser shall use Reasonable Best Efforts to obtain, with the reasonable assistance of Seller, consent from the labor union or employee representative of Purchaser and approval from the Minister of Health, Labor and Welfare to put the New Pension Plan in place.

(ii) From and after the Closing, Purchaser shall make contributions set forth on Schedule 1.3(b) to the Seller Pension Plans for the Pension Employees, or reimburse Seller for any such contributions made by Seller, until the Plan Asset Transfer or Plan Cash Out pursuant to Section 7.8(f)(iii). During such period,

Seller shall provide cooperation to Purchaser by providing all required data and reasonable assistance to enable Purchaser to accurately calculate the amounts to be contributed or reimbursed by Purchaser pursuant to the Seller Pension Plans. Purchaser shall bear the reasonable related costs and expenses of keeping the Pension Employees enrolled in the Seller Pension Plans prior to such Plan Asset Transfer or Plan Cash Out.

(iii) Upon transfer of the Pension Employees to the New Pension Plan, Seller shall upon mutual consultation with Purchaser cause the trustee(s) of the Seller Pension Plans to either (A) transfer the amount of cash equal to all plan assets relating to the Pension Employees to the New Pension Plan to be calculated pursuant to the actuarial analysis procedures described in Section 7.8(f)(v) pursuant to the Defined-Benefit Corporate Pension Act (the “Plan Asset Transfer”) or (B) subject to the terms of the Seller Pension Plans, require the Pension Employees to cash out their respective determined pension value (to be calculated pursuant to the Seller Pension Plans) at the time of transition and receive, at such employee’s election, either a lump sum cash payment or an annuity, in either case economically equivalent to their respective determined pension value, to be calculated pursuant to the actuarial analysis procedures described in Section 7.8(f)(v) (the “Plan Cash Out”).

(iv) At the time of the Plan Asset Transfer or Plan Cash Out:

(A) Seller shall contribute to the New Pension Plan (or, alternatively, deliver to Purchaser by wire transfer of immediately available funds) an amount in cash equal to any amount by which the aggregate of (x) the actuarially determined value of the pension assets with respect to the Pension Employees as of the Closing (calculated pursuant to the actuarial analysis procedures described in Section 1.1(i)), (y) the amount of contributions to the Seller Pension Plan made by Purchaser after Closing until the transition date and (z) an amount of the defined expected earning as of the transition date (which rate shall be separately agreed between the parties based on the applicable interest rate of the one-year term deposits at the Japan Post Bank as of the Closing Date) with respect to the amount of (x) and (y) (calculated pursuant to the actuarial analysis procedures described in Section 7.8(f)(v)) exceeds (A) in the case of a Plan Asset Transfer, the value of the plan assets transferred to the New Pension Plan pursuant to the Plan Asset Transfer or (B) in the case of a Plan Cash Out, the aggregate amount of the determined pension values of each Pension Employee (as calculated under Section 7.8(f)(iii) based on the assumption that each Pension Employee will elect a lump sum cash payment); or

(B) Purchaser shall deliver to Seller by wire transfer of immediately available funds an amount in cash equal to any amount by which the aggregate of (x) the actuarially determined value of the pension assets with respect to the Pension Employees as of the Closing (calculated pursuant to the actuarial analysis procedures described in Section 7.8(f)(v)), (y) the amount of contributions to the Seller Pension Plan made by Purchaser after Closing until the transition date and (z) an amount of the defined expected earning as of the transition date (which rate shall be separately agreed between the parties based on the applicable interest rate of the one-year term deposits at the Japan Post Bank as of the Closing Date) with respect to the amount of (x)

and (y) (calculated pursuant to the actuarial analysis procedures described in Section 7.8(f)(v)) is less than the sum of (A) in the case of a Plan Asset Transfer, the value of the plan assets transferred to the New Pension Plan pursuant to the Plan Asset Transfer or (B) in the case of a Plan Cash Out, the aggregate amount of the determined pension values of each Pension Employee (as calculated under Section 7.8(f)(iii) based on the assumption that each Pension Employee will elect a lump sum cash payment).

(v) The “actuarial analysis procedures” referred to in Section 7.8(f)(iii) and (iv) shall consist of the following:

(A) Prior to the transfer of the Pension Employees to the New Pension Plan, each of Seller and Purchaser shall (1) engage an actuary to determine the amount to be paid pursuant to Section 7.8(f)(iii) and (2) on a date to be agreed by the parties, provide the other party with the value determined by its respective actuary together with reasonable supporting calculations; and

(B) If the actuaries engaged by Seller and Purchaser disagree on such amount, the actuaries will discuss until the earlier of their agreement or the fifteenth (15th) day after the exchange of actuarial determined values pursuant to Section 7.8(f)(iv)(A). If the actuaries continue to disagree after such fifteen (15) days, the parties will discuss in good faith to resolve the remaining difference between the amounts determined by their respective actuaries. If Purchaser and Seller do not agree within seven (7) days after the end of such fifteen (15) days, then upon the written request of either party, the dispute will be resolved in accordance with Section 12.8.

(g) In the event the Pension Employees have not transferred to the New Pension Plan within one (1) year after the Closing Date, Purchaser shall be required to begin paying a quarterly fee equal to JPY Five Million (¥5,000,000) (which shall accrue at an amount equal to JPY Fifty-Five Thousand, Five Hundred Fifty-Five (¥55,555) per calendar day) in addition to the contributions required by Section 7.8(f), which fee shall continue until the Pension Employees have all been transferred out of the Seller Pension Plans.

(h) Except as otherwise provided in this Section 7.8 and Section 12.1, any direct (e.g., third-party administrative) costs for conversion of the Pension Employees’ pension rights from the Seller Pension Plans to the New Pension Plan shall be borne by the party that incurs such costs.

(i) In the event of any conflict or inconsistency between the memorandum set forth on Schedule 7.8(i) on the one hand, and Sections 1.1(i), 1.2(e), 1.3(b) and 7.8(f)-(h) of this Agreement on the other hand, the terms and intent of the memorandum set forth on Schedule 7.8(i) shall control.

Section 7.9 Seller’s Non-Compete; Mutual Non-Solicitation. Without the express prior written consent of Purchaser, none of Seller or its Affiliates shall, at any time during the three (3)-year period immediately following the Closing Date, directly or indirectly, own, manage, control or participate in the ownership, management or control of, and Seller shall not be or become an Affiliate of, any Person that develops, manufactures or sells for optical applications, EAM (Electro-absorption Modulator), EML (Electro-absorption Modulated Laser), GaAs ICs, APD (Avalanche Photo Diode) on InP substrate, Photo Diode on InP substrate, DFB-LD (Distributed Feedback Laser Diode), FP-LD (Fabry-Perot Laser Diode) on InP substrate; provided, however, that the foregoing shall not prohibit Seller or its Affiliates from developing, manufacturing or selling driver ICs, controller ICs or other peripheral integrated circuit devices, produced in silicon, in connection with or relating to any optical devices; provided, further, that the foregoing shall not prohibit Seller or its Affiliates from, individually or collectively, owning as a passive investment of 10% or less of the equity of any publicly traded Person. Seller agrees that Seller and its Affiliates shall not (a) for a period of two (2) years after the Closing Date, employ any person now employed by Seller (with respect to the Business) and (b) for a period of three (3) years after the Closing Date, solicit for employment any person now employed by Seller (with respect to the Business); provided, however, that the parties agree that nothing in this Section 7.9 shall be construed to prohibit Seller from (i) placing a general solicitation for employment or (ii) employing or soliciting for employment any person now employed by Seller whose employment is terminated by Purchaser. Purchaser agrees that Purchaser and its Affiliates shall not, prior to the Closing, and in the event of any termination of this Agreement, for a period of two (2) years after the date of such termination, employ any person now employed by Seller or its Affiliates (with respect to the Business).

Section 7.10 Publicity. The initial press release with respect to the execution of this Agreement shall be a press release acceptable to Purchaser and Seller. Thereafter, until the Closing, or the date the Transactions are terminated or abandoned pursuant to Article IX, none of Seller, Purchaser or any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the other Transactions without prior consultation with the other party, except as may be required by Law or by any listing agreement with a stock exchange or trading market.

Section 7.11 Post-Closing Cooperation. In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its proper officers or directors to take, all such necessary, proper or advisable actions. If at any time after the Closing Date, Purchaser will consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in Purchaser, its right, title or interest in, to or under any or all of the Purchased Assets, Seller shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be requested by Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser.

Section 7.12 Accounts Receivable.

(a) Seller shall be entitled to collect any and all accounts receivable of the Business arising from Sales prior to the Closing (“Excluded Accounts Receivable”) when due in the ordinary course of business consistent with Seller’s past practices. With respect to any third party with whom the Business will have a relationship after the Closing, Seller shall (i) consult and coordinate with Purchaser to discuss and consider any necessary or appropriate actions with a view to collecting the Excluded Accounts Receivables in a reasonable manner and (ii) before taking any action after the six (6) month anniversary of the Closing Date for the purpose of collecting Excluded Accounts Receivable from such third party or parties, provide Purchaser with written notice of the identity of such party or parties.

(b) Purchaser shall allow Seller access to such of the Business’s records transferred to Purchaser as shall be reasonably necessary to allow Seller to collect Excluded Accounts Receivable. Seller shall promptly deliver (and endorse, if necessary) to Purchaser any checks or other payments which it receives on account of goods sold or shipped by Purchaser following the Closing. Purchaser shall promptly deliver (and endorse, if necessary) to Seller any checks or other payments which it receives on account of goods sold or shipped by Seller prior to the Closing if the account receivable to which such payment relates is an Excluded Accounts Receivable.

Section 7.13 Transferred Intellectual Property.

(a) Purchaser shall be responsible for, and shall bear the costs of, recording, registering, filing or otherwise perfecting with the applicable Governmental Entities the assignment and transfer of the Transferred Intellectual Property from Seller to Purchaser pursuant to the Company Split Agreement and IP Assignment, and for maintaining the Transferred Intellectual Property on and after the Closing. Seller shall take all reasonable additional actions and execute such agreements, instruments and documents as may be required, and shall otherwise cooperate with Purchaser, at Purchaser’s request and expense, in order to fully effect such assignment and transfer. All reasonable costs associated with such actions and cooperation shall be borne by Purchaser.

(b) For a period of five years following the Closing, Purchaser shall not assign or transfer any material right, title or interest in any Transferred Patents to any Person (other than Purchaser’s Affiliates) who is not in the business of developing, manufacturing, selling, marketing, distributing or otherwise providing any Products or other semiconductor devices (either on a stand-alone basis or as incorporated into other products) without providing prior written notice to Seller.

(c) Except as permitted by the IP License Agreement, following the date hereof, Seller shall not, and shall cause its Affiliates not to, (i) transfer or grant to any Person any rights to Transferred Intellectual Property other than as necessary to continue complying, in the ordinary course of business consistent with past practice, with Contracts of Seller or its Affiliates that have been disclosed to Purchaser prior to the date hereof, (ii) amend, modify, extend, renew, or provide any consent, waiver or notice with respect to, any such Contracts in a manner that would expand or extend any Person’s rights in or to the Transferred Intellectual Property or (iii) enter into a Contract to do any of the foregoing.

Section 7.14 Trademark License.

(a) From and after the Closing, except as otherwise permitted under Contract or this Section 7.14, neither Purchaser nor their Affiliates may use or permit their distributors to use any of the Trademarks of Seller or any of its Affiliates or any other corporate, trade or servicemarks or names owned by or licensed to Seller or its Affiliates, including the trademarks or trade names “OKI” or “LAPIS” and any variants of any of the foregoing.

(b) Seller hereby grants to Purchaser a worldwide, non-exclusive, paid up, royalty-free, sublicenseable license and right to use the LAPIS Trademark solely for the purpose of (i) selling off any inventory transferred to Purchaser pursuant to the Company Split and (ii) using the packing and shipping materials and other consumables as provided in Schedule 7.14(b)(1) hereto, in the case of both (i) and (ii), for a period of thirty-six (36) months or until such inventory is sold or otherwise disposed, whichever is shorter, subject to compliance with Seller’s quality and trademark use guidelines as of the Closing Date, which are attached hereto as Schedule 7.14(b)(2). For the avoidance of doubt, (X) such license shall not apply to Products manufactured or materials created or acquired after the Closing and (Y) none of Purchaser or its Affiliates shall be permitted to use the “OKI” Trademark on and after the Closing, and all inventory containing the “OKI” Trademark must be re-labeled prior to sale.

Section 7.15 Accounting Matters. Seller and Purchaser shall cooperate and use their respective Reasonable Best Efforts so that Purchaser can comply with its U.S. securities law disclosure requirements, which include the disclosure of audited and unaudited historical and pro forma financial statements of the Business on a U.S. GAAP basis. Based upon reasonable assistance from Seller and its public auditors, Purchaser shall request a waiver from the United States Securities and Exchange Commission (the “SEC”) with the objective of reducing its disclosure requirements relating to the Business. Purchaser shall engage Deloitte and Purchaser and Seller shall use their respective Reasonable Best Efforts to cause Deloitte to facilitate completing the required audit and required unaudited periods of the Business on a U.S. GAAP basis with a scope and on a timeline that would allow Purchaser to meet its SEC disclosure requirements; provided, that, Purchaser shall bear all documented fees and expenses of such engagement. Schedule 7.15 sets forth, as an illustrative but non-exhaustive list, respective actions of the parties that are likely to be necessary for the purposes of this Section 7.15, it being understood by the parties that the actions and responsibilities that will actually be required pursuant to this Section 7.15 are not knowable as of the date hereof.

Section 7.16 IT System Transition.

(a) The parties agree that Parent’s ROBIN system will not be accessible by Purchaser following the Closing. Therefore, Purchaser shall implement an IT infrastructure to replace ROBIN, MC frame costing, and other IT systems used in the ordinary course of the Business as soon as practicable following the date hereof (the “IT System Transition”). Seller shall deliver to Purchaser promptly, and in any event no later than five (5) Business Days after the date hereof, the nineteen (19) data spreadsheets listed in Schedule 7.16(a) (the unpopulated versions of which were previously provided to Seller by Purchaser), each fully populated with data of Seller.

(b) With respect to Syteline system, Seller shall (i) provide Purchaser with the contact information of Seller’s contact at Syteline no later than five (5) Business Days after the date hereof, (ii) relocate the Syteline server from Seller’s Tokyo data center to the Seller’s data center server location in the U1 Building no later than the Closing Date and (iii) relocate the Syteline server from Seller’s data center as currently located to the U1 Building no later than the Closing Date.

(c) Seller shall cooperate fully in the transition to help Purchaser achieve the ability to conduct operations and support customers in the same manner immediately after the Closing as the Business does currently. Seller does not commit to “guarantee” the outcome of the IT System Transition. Notwithstanding the foregoing (except as provided in Section 7.16(b)(ii) and (iii)), Seller shall not make any changes to IT system, network, servers and support systems relating to the Business prior to the Closing without the prior written consent of Purchaser.

(d) From the date hereof until the Closing Date, upon prior written request by Purchaser, Seller will provide free of charge (i) reasonable advisory services to Purchaser by knowledgeable personnel regarding data schema, transaction flow, documentation, and data outputs, and (ii) any reasonably necessary assistance in connection with the implementation of the IT System Transition.

(e) Following the Closing Date, upon prior written request by Purchaser, Seller will provide (i) reasonable advisory services to Purchaser by knowledgeable personnel regarding data schema, transaction flow, documentation, and data outputs, and (ii) any reasonably necessary assistance in connection with the implementation of the IT System Transition. The compensation rates for any advisory services pursuant to this Section 7.16(e) shall be determined prior to the Closing pursuant to good faith discussions between the parties. Payments for any advisory services pursuant to this Section 7.16(e) shall be made monthly until the completion of the IT System Transition.

Section 7.17 Inventory.

(a) Shipment to Business Locations. Seller shall, at its sole cost and expense, cause each of its Affiliates to ship any Inventory that is held by such Persons to the warehouse of the Business located in Hachioji prior to the Closing Date. In the event that any Inventory is not delivered to such warehouse by the Closing Date (which, for the avoidance of doubt, shall constitute a breach of this Section 7.17) (i) such Inventory shall not be included as Specified Net Assets in the Final Statement of Specified Net Assets and (ii) Seller shall not sell or otherwise dispose of such Inventory to any third party.

(b) Moratorium on Certain Shipments. For the period beginning seven (7) days prior to the expected Closing Date and ending on the Closing Date, Seller shall not, and shall cause its Affiliates not to, commence any shipments of inventory from Japan to Affiliates of Seller for delivery outside of Japan.

Section 7.18 Environmental Matters.

(a) Environmental Assessment. Between the date of this Agreement and the Closing Date, Purchaser shall, at its sole cost and expense, engage an environmental consulting firm for the purposes of conducting and completing a phase II environmental assessment of the Transferred Real Property. For the purposes of such phase II environmental assessment, Seller shall provide reasonable access to the Transferred Real Property to Purchaser and to any environmental consulting firm hired to conduct such assessment. Promptly upon receipt of each report and other work product from the environmental consulting firm hired to conduct such phase II environmental assessment, Purchaser shall provide Seller with a copy thereof.

(b) Noise.

(i) Within sixty (60) days following the date hereof, Seller shall, at its sole cost and expense, engage a third-party consulting firm for the purposes of conducting and completing an assessment of the noise generated by the operations of the Business, with the objective of identifying (A) specific noise sources (such as certain equipment), (B) the level of noise generated by each such source, and (C) the likelihood that, after demolition of New V Building, noise generated by the operations of the Business will exceed levels permitted by Law or result in an Order or other request by a Governmental Entity and (D) possible remedial or other measures necessary or appropriate with respect to noise generated by the operations of the Business.

(ii) Promptly upon receipt of each report and other work product from the consultant engaged pursuant to Section 7.18(b)(i), Seller shall provide Purchaser with a copy thereof. Seller shall use Reasonable Best Efforts to ensure that the assessment conducted pursuant to Section 7.18(b)(i) is completed, and all reports or other work product is received from the consultant, no later ten (10) days prior to the Closing Date.

(iii) Purchaser shall be responsible, at its sole cost and expense, for conducting remedial or other measures necessary or appropriate with respect noise pollution resulting from the loss of New V Building or Building VI as a sound barrier; provided that Seller will, promptly upon request by Purchaser, reimburse Purchaser for an amount up to JPY Two Million Three Hundred Thousand (¥2,300,000).

(c) Testing and Remediation of Contamination by Seller.

(i) As soon as practicable after the demolition of the New V Building and the relocation of the water treatment facilities by Seller pursuant to Section 12.1(b), Seller shall, at its sole cost an expense, engage a certified environmental investigation firm (shitei chosa-kikan, as defined under Japan’s Land Contamination Prevention Act) mutually acceptable to the parties to conduct an environmental investigation on the surface and subsurface conditions existing on the land on which the

New V Building was situated for the purposes of identifying the remedial actions that will be required to satisfy Seller’s obligations under Sections 7.18(c)(ii) and (iii). In conducting such investigation, Seller may refer to the results of the phase II environmental assessment conducted pursuant to Section 7.18(a); provided that in no event shall any results of such phase II environmental assessment limit Seller’s obligations under this Section 7.18(c). For the purposes of such environmental investigations, Purchaser shall provide reasonable access to the Transferred Real Property to Seller and to the certified environmental investigation firm engaged pursuant to this Section 7.18(c)(i). Promptly upon receipt of each report and other work product from the certified environmental investigation firm engaged pursuant to this Section 7.18(c)(i), Seller shall provide Purchaser with a copy thereof.

(ii) As soon as practicable after the demolition of the New V Building and the relocation of the water treatment facilities by Seller pursuant to Section 12.1(b), Seller shall, at its sole cost an expense, conduct or cause to be conducted remedial measures to the extent appropriate to ensure that the Transferred Real Property fulfills the Prudent Operator Standard by working with (x) the certified environmental investigation firm engaged pursuant to Section 7.18(c)(i) and (y) the environmental investigation firm that conducted an investigation of the entire Transferred Real Property (other than the land on which the New V Building was situated). The “Prudent Operator Standard” means taking all such remedial measures (A) as are required to be in compliance with all then effective applicable Environmental Law and (B) that have been required by a Governmental Entity.

(iii) Promptly after completion of Seller’s obligations under Section 7.18(d)(ii), Seller shall deliver to Purchaser a certificate from a certified environmental investigation firm mutually acceptable to the parties confirming that Seller has completed its obligations under Section 7.18(c)(ii).

(d) Monitoring by Purchaser. Purchaser shall bear the costs and expenses of any monitoring of environmental conditions after Seller has completed its obligations under Sections 7.18(c)(ii) and (iii).

Section 7.19 Real Property Matters.

(a) New V Building.

(i) From the date hereof until the E-Beam equipment of the Business (the “E-Beam Equipment”) is moved to the U1 Building in accordance with Section 7.19(a)(iii), Seller shall ensure, at no cost to Purchaser (except for utility costs from and after the Closing, which shall be borne by Purchaser), that the portion of the New V Building currently being used to house the E-Beam Equipment is provided with uninterrupted water treatment services, high voltage electricity and communication services (including telecommunications), in each case, in a quantity and quality consistent with past practice.

(ii) From and after the Closing and until the E-Beam Equipment is moved to the U1 Building in accordance with Section 7.19(a)(iii), Seller shall provide Purchaser with full access to and use of the E-Beam Equipment on a rent free basis, including access to that portion of the New V Building that is currently being used to house the E-Beam Equipment, and the land on which it is situated.

(iii) Within ninety (90) days after the Association of Super-Advanced Electronics Technologies vacates the U1 Building, Purchaser shall, at its sole cost and expense, with reasonable assistance from Seller, move the E-Beam Equipment from the New V Building to the U1 Building.

(iv) Seller shall perform its obligations under Section 10, Paragraph 2, Item (8)-(a) of the Real Property Purchase Agreement, and shall bear all reasonable costs, fees and expenses incurred by Seller and its Affiliates (including the Business) in connection therewith.

(b) U1 Building.

(i) From the date hereof until the Closing Date, Seller shall (i) ensure, at no cost to Purchaser, that the U1 Building is provided with uninterrupted water treatment services, high voltage electricity and communication services (including telecommunications), in each case, in a quantity and quality consistent with past practice and as appropriate for operation and insulation of the E-Beam Equipment, and (ii) provide Purchaser with access on a rent free basis to the U1 Building and the land on which it is situated for the purposes of the IT System Transition.

(ii) In the event that the Purchaser’s purchase of the Transferred Real Property is not consummated on the Closing Date, Seller shall provide Purchaser with unlimited access on a reasonable rent basis to the Transferred Real Property (including the U1 Building) until the consummation of Purchaser’s purchase of the Transferred Real Property.

(c) Building VI. Beginning upon the Closing and until sixty (60) days after the date on which ASET vacates Building VI, Seller shall (i) ensure that Building VI is provided with uninterrupted water treatment services, communication services (including telecommunications) and electricity, in each case, in a quantity and quality consistent with past practice and (ii) provide Purchaser with full access on a rent free basis to Building VI and the land on which it is situated.

(d) Adjacent Land. From the Closing Date until December 31, 2013, each party shall provide the other party with reasonable access on a rent free basis to the land between the New V Building, the U1 Building and Building VI for the purpose of ordinary course employee work and movement among such buildings.

Section 7.20 Communications with Third Parties.

(a) Employees; Taisei Technica; Tama Electric. Between the date of this Agreement and the Closing Date, Seller shall afford Purchaser reasonable opportunities to communicate with Taisei Technica, Tama Electric, the Business Employees, the indirect employees of the Business and the direct labor workers of the Business who may be employed by Tama Electric, including arranging (i) a meeting attended by Seller, Purchaser and the Business Employees on the Business Day immediately following the Closing Date, (ii) a meeting attended by Seller, Purchaser and key contacts at Taisei Technica no later than seven (7) days after the Closing Date and (iii) a meeting attended by Seller, Purchaser and key contacts at Tama Electric no later than seven (7) days after the Closing Date.

(b) Other Third Parties. Seller has provided to Purchaser a list set forth in Schedule 7.20(b) of all Persons to whom Seller proposes to deliver a notice in connection with the Transactions in the form of any of Exhibit G, Exhibit H or Exhibit I, and, simultaneously with the execution of this Agreement, copies of the Contracts with respect to which such Persons are to receive a notice. No later than fifteen (15) Business Days after the date hereof, Purchaser shall deliver to Seller lists specifying (i) the Persons to receive a notice in the form attached hereto as Exhibit G, (ii) the Persons to receive a notice in the form attached hereto as Exhibit H and (iii) the Persons to receive a notice in the form attached hereto as Exhibit I. No later than three (3) Business Days after such lists are delivered to Seller, Seller shall deliver notices to all such Persons in the forms of Exhibit G, Exhibit H or Exhibit I, as applicable in accordance with the lists delivered to Seller by Purchaser under this Section 7.20(b).

Section 7.21 Security for Escrow Amount. For a period of one year following the Closing, in the event that any portion of the Escrow Amount (as such amount may be reduced in respect of any claims for indemnification after the Closing), becomes subject to a Lien following the Closing, Seller shall provide Purchaser with substitute security for the indemnification obligations of Seller set forth in this Agreement in an amount equal to the portion of the then remaining Escrow Amount that is subject to such Lien; provided that (a) such additional security shall not have the effect of increasing the Escrow Amount or the limitation set forth in Section 10.1(d)(iii), (b) in the event of any recovery by Purchaser against such additional security, a corresponding amount shall be released to Seller from the Escrow Amount and the Escrow Amount available as security for Seller’s indemnification obligations shall be reduced by such amount, and (c) in the event of any full or partial release of such Lien against the Escrow Amount, a corresponding amount of additional security shall be released to Seller and shall no longer be available as security for Seller’s indemnification obligations.

Section 7.22 Fixed Asset Tax. The party that receives the request for payment of the Fixed Asset Tax Amount, city planning tax (toshi keikakkuzei) or other Tax that is imposed regarding the Transferred Real Property with respect to a period that straddles the Closing Date (a “Straddle Period”) shall, in each case, deliver a copy thereof to the other party promptly and in no event later than 30 days prior to the due date for payment of such Tax amount. If such Tax amount is due on or prior to the Closing Date, Seller shall pay the entire Tax amount to the applicable Governmental Entity, and Purchaser shall reimburse Seller for Purchaser’s pro rata share of the Tax amount based on the number of days in such Straddle Period occurring after the Closing Date compared to the total number of days in such Straddle Period. If such Tax amount is due after the Closing Date, Purchaser shall pay the entire Tax amount to the applicable Governmental Entity, and Seller shall reimburse Purchaser for Seller’s pro rata share of such Tax amount based on the number of days in such Straddle Period on or prior to the Closing Date compared to the total number of days in such Straddle Period. Reimbursement of a party’s pro rata share of such Tax amount shall be paid no later than five (5) Business Days following the due date for payment of such Tax amount.

Section 7.23 Unintentionally Omitted Purchased Assets.

(a) Discovered by Seller. In the event that after the Closing, Seller discovers that Seller failed to transfer to Purchaser any Purchased Assets or failed to provide Purchaser with any rights that Seller is obligated to provide to Purchaser under Section 1.5, Seller shall (i) promptly notify Purchaser of such failure and provide Purchaser with a description of the rights or assets that were not transferred, and any related information reasonably requested by Purchaser and (ii) to the extent reasonably requested by Purchaser in writing, transfer such rights or assets to Purchaser promptly without charge.

(b) Discovered by Purchaser. In the event that after the Closing, Purchaser discovers that Seller failed to transfer to Purchaser any Purchased Assets or failed to provide Purchaser with any rights that Seller is obligated to provide to Purchaser under Section 1.5, Seller shall (i) provide Purchaser with any related information reasonably requested by Purchaser and (ii) to the extent reasonably requested by Purchaser in writing, transfer such rights or assets to Purchaser promptly without charge.

ARTICLE VIII

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of the following condition:

(a) Statutes; Court Orders. No Law shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Closing, and there shall be no Order of a court of competent jurisdiction in effect precluding consummation of the Closing.

Section 8.2 Conditions to Obligations of Seller to Effect the Closing. The obligations of Seller to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Seller, or against any Affiliate of Seller, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions or Seller’s exercise of its rights to transfer ownership of the Purchased Assets and Assumed Liabilities;

(b) Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement and any other Transaction Document that are qualified as to materiality shall be true and complete in all respects and each such representation or warranty that is not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date;

(c) Covenants. Purchaser shall have performed and complied with in all material respects each of its covenants, obligations and agreements required by this Agreement and any other Transaction Document to be performed or complied with by it on or prior to the Closing Date;

(d) Officer’s Certificate. Purchaser shall have delivered to Seller at the Closing a certificate signed by an authorized officer of Purchaser, dated the Closing Date, in form and substance attached hereto as Exhibit J;

(e) Closing Deliveries. Purchaser shall have delivered, or caused to be delivered, to Seller all of the items set forth in Section 4.4;

(f) Real Estate Purchase. All of the conditions to the parties’ obligations to close in the Real Property Purchase Agreement shall have been satisfied or waived; and

(g) Termination. The Transactions shall not have been terminated or abandoned in accordance with the terms of this Agreement.

The foregoing conditions are for the sole benefit of Seller, may be waived by Seller, in whole or in part, at any time and from time to time in the sole discretion of Seller. The failure by Seller at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Section 8.3 Conditions to Obligations of Purchaser to Effect the Closing. The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Purchaser, or against any Affiliate of Purchaser, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions or Purchaser’s exercise of its rights of ownership of the Purchased Assets and Assumed Liabilities (including the right to vote such shares);

(b) Representations and Warranties. All of the representations and warranties of Seller set forth in this Agreement and any other Transaction Document that are qualified as to materiality shall be true and complete in all respects and each such representation or warranty that is not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date;

(c) Covenants. Seller shall have performed and complied with in all material respects and each of its covenants, obligations and agreements required by this Agreement and any other Transaction Document to be performed or complied with by it on or prior to the Closing Date;

(d) Officer’s Certificate. Seller shall have delivered to Purchaser at the Closing a certificate signed by an authorized officer of Seller, dated the Closing Date, in form and substance attached hereto as Exhibit K;

(e) Consents Obtained.

(i) With respect to each of the Desired Split Contracts, (A) the applicable counterparty shall have entered into an agreement with Purchaser in accordance with Section 1.5(a)(ii) or (B) the parties shall have fully satisfied their obligations under Section 1.5(a) and fully completed the process set forth therein;

(ii) With respect to each of the Contracts listed in the Amended Schedule 8.3(e), (A) Seller shall have obtained Consent from the applicable counterparty and a copy of such Consent shall be provided to Purchaser or (B) the parties shall have fully satisfied their obligations under Section 1.5(b) and fully completed the process set forth therein;

(iii) With respect to each of the Contracts between Seller and either of Taisei Technica and Tama Electric (including the Contracts listed on Schedule 1.5(b)), Seller shall have obtained Consent from the applicable counterparty and a copy of such Consent shall be provided to Purchaser.

(f) Closing Deliveries. Seller shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.3;

(g) Material Adverse Effect. Since September 30, 2012, there shall not have occurred, alone or together with any one or more events or circumstances, any Material Adverse Effect or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any Material Adverse Effect;

(h) Required Permits. Purchaser shall have obtained all of the transferable Permits that primarily relate to the Business, including the Permits listed or described in Schedule 1.1(j); provided that for the avoidance of doubt, with respect to any such Permits that have not been obtained due to a failure by Purchaser to make a good faith effort to obtain such Permits, this Section 8.3(h) shall not limit Purchaser’s obligations to consummate the Closing;

(i) Real Estate Purchase. All of the conditions to the parties’ obligations to close in the Real Property Purchase Agreement shall have been satisfied or waived;

(j) Due Diligence.

(i) Neither any investigation of Seller or the Business by Purchaser, nor any supplement to the Disclosure Schedule nor any other document delivered to Purchaser as contemplated by this Agreement, shall have revealed any facts or circumstances which, in the good faith judgment of Purchaser, reflect in a material adverse way on the Purchased Assets, the Assumed Liabilities (absolute, accrued, contingent or otherwise), the operations or prospects of the Business, or the financial condition or reserves of Seller with respect to the Business; and

(ii) Seller shall have disclosed to Purchaser all of the information and documents described in Schedule 7.2, and Purchaser shall have had a reasonable opportunity to review such information and documents;

(k) Audited Financial Statements. The Business’ audited financial statements as required by the SEC, including the balance sheets and statements of income, changes in stockholders’ equity, and cash flows as of and for such fiscal years and unaudited interim periods on a U.S. GAAP basis, as reasonably requested by Purchaser for the purpose of Parent’s compliance with SEC requirements, shall have been completed to the extent such that Purchaser views that timely filing with the SEC shall occur for the purpose of Parent’s compliance with SEC requirements, and Deloitte & Touche LLP shall have consented to Purchaser’s and Purchaser’s Affiliates’ use of its audit letters with respect to such audited and unaudited financial statements on a U.S. GAAP basis for purposes of Parent’s financial statements, pro forma financial statements and any related public securities filings; provided that if this condition would have been satisfied if not for a failure of BizNext to complete its duties within a reasonable period of time, this Section 8.3(k) shall not limit Purchaser’s obligations to consummate the Closing; and

(l) Termination. The Transactions shall not have been terminated or abandoned in accordance with the terms of this Agreement.

The foregoing conditions are for the sole benefit of Purchaser, may be waived by Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

ARTICLE IX

TERMINATION

Section 9.1 Termination. The Transactions may be terminated or abandoned at any time prior to the Closing Date:

(a) by the mutual written consent of Purchaser and Seller;

(b) by Purchaser or Seller if the Closing shall not have occurred on or before September 30, 2013 (or such later date as may be mutually agreed by the parties in writing); provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any covenant, obligation or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) by Purchaser or Seller if any Governmental Entity shall have issued an Order or taken any other action (which Order or other action the parties hereto shall use their Reasonable Best Efforts to lift) enjoining or otherwise prohibiting the Transactions and such Order or other action shall have become final and nonappealable; or

(d) by either Purchaser or Seller, if there shall have been a material breach by the other party of any of its representations, warranties, covenants or agreements contained in this Agreement or any other Transaction Document, which breach would result in the failure to satisfy one or more of the conditions set forth in Article VIII, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after written notice thereof shall have been received by the party alleged to be in breach.

Section 9.2 Effect of Termination. In the event of the termination or abandonment of the Transactions by either party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination or abandonment of the Transactions is made, and there shall be no liability or obligation thereafter on the part of Purchaser or Seller except for fraud or for breach of this Agreement prior to such termination or abandonment of the Transactions.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnification by Seller; Remedies:

(a) Subject to the limitations in Section 10.1(d), Seller shall indemnify, defend and hold harmless each of the Purchaser Indemnified Persons from and against and in respect of One Hundred Percent (100%) of any and all actual losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser under this Agreement) incurred by Purchaser or any of the Purchaser Indemnified Persons (collectively, “Purchaser Losses”) that arise out of or relate to:

(i) any breach by Seller of any of Seller’s representations and warranties contained in, made by or pursuant to this Agreement or any other Transaction Document;

(ii) any breach by Seller of any covenants, obligations or agreements contained in this Agreement or any other Transaction Document;

(iii) any liability arising out of or relating to the ownership or operation of the Purchased Assets prior to the Closing Date, other than the Assumed Liabilities; or

(iv) any liability arising out of or relating to the Excluded Liabilities or Excluded Assets;

provided, however, that the term “Purchaser Losses” shall not include the matters referred to in Sections 10.1(b) – (c) hereof.

(b) Subject to the limitations in Section 10.1(d), Seller shall indemnify, defend and hold harmless each of the Purchaser Indemnified Persons from and against and in respect of (i) One Hundred Percent (100%) of any and all actual losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser under this Agreement) incurred by Purchaser or any of the Purchaser Indemnified Persons that arise out of or relate to a breach by Seller of its representations and warranties contained in Section 5.18, and (ii) any Excluded Taxes (collectively, “Tax Claims”).

(c) Subject to the limitations in Section 10.1(d), Seller shall indemnify, defend and hold harmless each of the Purchaser Indemnified Persons from and against and in respect of One Hundred Percent (100%) of any and all actual losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable fees and expenses of attorneys and environmental consultants incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser under this Agreement) incurred by Purchaser or any of the Purchaser Indemnified Persons that arise out of or relate to (i) any breach by Seller of its representations and warranties contained in Section 12, Paragraphs 10, 13-17 and 22 of the Real Property Purchase Agreement (which are incorporated by reference into Section 5.11 of this Agreement) and (ii) any pollution or threat to human health or the environment involving Specified Materials of Environmental Concern that (A) is related in any way to Seller’s or any of its Affiliates’ (or any other owner’s or operator’s) management, use, control, ownership or operation of the properties or businesses of Seller prior to the Closing, including all on-site and off-site activities involving Specified Materials of Environmental Concern, and (B) occurred, existed, arises out of conditions or circumstances that occurred or existed, or were caused, in whole or in part, on or before the Closing Date, whether or not the pollution or threat to human health or the environment is described in the Disclosure Schedule (collectively, “Environmental Indemnity Claims”).

(d) Seller’s indemnification obligations under Sections 10.1(a) – (c) shall be subject to each of the following limitations:

(i) Seller’s indemnification obligations relating to (A) any breach of Seller’s representations and warranties contained in Section 5.17 shall survive until the expiration of the applicable statute of limitations, (B) any breach of Seller’s representations and warranties contained in Section 5.19 shall survive until the third (3rd)

anniversary of the Closing Date, (C) Tax Claims shall survive until the expiration of the applicable statute of limitations, (D) Environmental Indemnity Claims shall survive until the fifth (5th) anniversary of the Closing Date and (E) all other Purchaser Losses shall survive until the second (2nd) anniversary of the Closing Date. No claim for the recovery of any Purchaser Losses, Tax Claims or Environmental Indemnity Claims may be asserted by any Purchaser Indemnified Person after the expiration of the applicable indemnification period; provided, however, that claims asserted in writing by any Purchaser Indemnified Person with reasonable specificity prior to the expiration of the applicable indemnification period shall not thereafter be barred by the expiration of the applicable indemnification period;

(ii) No reimbursement for Purchaser Losses asserted under Section 10.1(a)(i) shall be required unless the cumulative aggregate amount of such Purchaser Losses exceeds JPY Nineteen Million (¥19,000,000), in which case reimbursement for Purchaser Losses asserted under Section 10.1(a)(i) shall be required to the full extent of such Purchaser Losses;

(iii) Subject to Section 10.1(d)(vii), Seller’s indemnification obligations under Section 10.1(a)(i) shall not in the aggregate exceed an amount equal to JPY Two Hundred Eighty Five Million (¥285,000,000) (the “General Cap”); provided that this Section 10.1(d)(iii) shall not apply to any Seller indemnification obligations that arise out of or relate to any breach by Seller of any of Seller’s representations and warranties contained in, made by or pursuant to this Agreement or any other Transaction Document, to the extent such Purchaser Losses (A) arise out of any Specified Assumed Liabilities or (B) arise out of or relate to any breach of Seller’s representations and warranties contained in Sections 5.5 or 5.19 (for the avoidance of doubt, in the case of both (A) and (B), no such Purchaser Losses shall be counted toward the General Cap);

(iv) Notwithstanding Section 10.1(d)(iii), and subject to Section 10.1(d)(vii), Seller’s indemnification obligations under Section 10.1(c) shall not in the aggregate exceed an amount equal to JPY Five Hundred Million (¥500,000,000) (the “Environmental Cap”) (for the avoidance of doubt, this Section 10.1(d)(iv) shall not apply to any Seller indemnification obligations under Section 10.1(c) that arise out of or relate to any breach of Seller’s covenants in Section 7.18(c), and the amount of any such indemnification obligations shall not be counted toward the Environmental Cap);

(v) Notwithstanding Section 10.1(d)(iii), and subject to Section 10.1(d)(vii), Seller’s indemnification obligations under Section 10.1(a)(i) for Purchaser Losses that arise out of or relate to any breach of Seller’s representations and warranties contained in Section 5.5 shall not in the aggregate exceed an amount equal to JPY Two Hundred Eighty Five Million (¥285,000,000);

(vi) Notwithstanding Section 10.1(d)(iii), and subject to Section 10.1(d)(vii), Seller’s indemnification obligations under Section 10.1(a)(i) for Purchaser Losses that arise out of or relate to any breach of Seller’s representations and warranties contained in Section 5.19 shall not in the aggregate exceed an amount equal to JPY Five Hundred Million (¥500,000,000);

(vii) The amount of any and all Purchaser Losses, Tax Claims and Environmental Indemnity Claims under Sections 10.1(a) – (c) shall be determined net of (A) any Tax benefits actually realized (in the year the related Purchaser Losses, Tax Claims and Environmental Indemnity Claims are incurred or paid) by any Purchaser Indemnified Person seeking indemnification hereunder arising from the incurrence or payment of any such Purchaser Losses, Tax Claims, Environmental Indemnity Claims and Environmental Indemnity Claims, (B) any amounts actually recovered by the Purchaser Indemnified Person under insurance policies, indemnities or other reimbursement arrangements with respect to such Purchaser Losses, Tax Claims and Environmental Indemnity Claims (net of any direct, out-of-pocket expenses actually incurred in relation to such insurance or third-party claim), and (C) any amounts taken into account in the calculation of the adjustment to the Business Purchase Price;

provided, however, that the limitations set forth in this Section 10.1(d) shall not apply to Purchaser Losses arising out of any breach of any representation or warranty contained in Section 5.1 through and including Section 5.4 and Section 5.24, or any covenants, obligations or agreements to be performed by Seller pursuant to this Agreement or any other Transaction Document, or which consist of reasonable attorney’s fees and expenses incurred by Purchaser in investigating or defending any third-party claim.

Section 10.2 Notice of Third-Party Claim; Defense. Purchaser shall give Seller prompt notice of any third-party claim that may give rise to any indemnification obligation under this Article X, together with the estimated amount of such claim, and Seller shall have the right to assume the defense (at Seller’s expense) of any such claim through counsel of Seller’s own choosing by so notifying Purchaser within thirty (30) days of the first receipt by Seller of such notice from Purchaser; provided, however, that any such counsel shall be reasonably satisfactory to Purchaser. Failure to give such notice shall not affect the indemnification obligations hereunder in the absence of actual and material prejudice. If, under applicable standards of professional conduct, a conflict with respect to any significant issue between any Purchaser Indemnified Person and Seller exists in respect of such third-party claim, Seller shall pay the reasonable fees and expenses of such additional counsel as may be required to be retained in order to resolve such conflict. Seller shall be liable for the fees and expenses of counsel employed by Purchaser for any period during which Seller has not assumed the defense of any such third-party claim (other than during any period in which Purchaser will have failed to give notice of the third-party claim as provided above). If Seller assumes such defense, Purchaser shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller, it being understood that Seller shall control such defense. If Seller chooses to defend or prosecute a third-party claim, Purchaser shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by Seller, the retention, and the provision to Seller, of records and information reasonably relevant to such third-party claim, and making employees of Purchaser available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If Seller chooses to defend or prosecute any third-party claim, Purchaser shall agree to any settlement, compromise or discharge of such third-party claim that Seller may recommend and that, by its terms, discharges all Purchaser Indemnified Persons from the full amount of liability in connection with such third-party claim; provided, however, that, without the consent of Purchaser, Seller shall not consent to, and Purchaser shall not be required to agree to, the entry of any judgment or enter into any settlement that (i) provides for injunctive or other non-monetary relief affecting any Purchaser Indemnified Person or (ii) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Purchaser Indemnified Person that is the subject of such third-party claim.

Section 10.3 Indemnification by Purchaser; Remedies.

(a) Subject to the limitations in Section 10.3(b), Purchaser shall indemnify, defend and hold harmless each of the Seller Indemnified Persons from and against and in respect of One Hundred Percent (100%) of any and all actual losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Seller under this Agreement) incurred by Seller or any of the Seller Indemnified Persons (collectively, “Seller Losses”) that arise out of or relate to:

(i) any breach by Purchaser of any of Purchaser’s representations and warranties contained in or made by or pursuant to this Agreement or any other Transaction Document;

(ii) any breach by Purchaser of any covenants, obligations or agreements contained in this Agreement or any other Transaction Document;

(iii) any claim or cause of action asserted by any Person against the Seller or any of its Affiliates arising out of or with respect to the operations of the Purchased Assets or the Business after the Closing Date and limited to the extent of damages arising out of or with respect to the operations of the Purchased Assets or the Business after the Closing Date; or

(iv) any Assumed Liabilities.

(b) The amount of any and all Seller Losses under Section 10.3(a) shall be determined net of (A) any Tax benefits actually realized (in the year the related Seller Losses are incurred or paid) by any Seller Indemnified Person seeking indemnification hereunder arising from the incurrence or payment of any such Seller Losses, and (B) any amounts actually recovered by the Seller Indemnified Person under insurance policies, indemnities or other reimbursement arrangements with respect to such Seller Losses (net of any direct, out-of-pocket expenses actually incurred in relation to such insurance or third-party claim);

Section 10.4 Tax Effect of Indemnification Payments. All indemnity payments made by Seller to Purchaser Indemnified Persons pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the consideration paid with respect to the Purchased Assets and Assumed Liabilities.

Section 10.5 Escrow Account. All claims for indemnification from the Escrow Account by Purchaser or Seller pursuant to this Article X shall be made in accordance with the provisions of the Escrow Agreement.

Section 10.6 Effect of Investigation. The right to indemnification, payment of Purchaser Losses, Tax Claims, Environmental Indemnity Claims, or for other remedies based on any representation, warranty, covenant, obligation or agreement of Seller contained in or made pursuant to this Agreement or the Transaction Documents shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, obligation or agreement. The waiver of any condition to the obligation of Purchaser to consummate the Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, obligation or agreement, shall not affect the right to indemnification, payment of Purchaser Losses, Tax Claims, Environmental Indemnity Claims, or other remedy based on such representation, warranty, covenant, obligation or agreement.

Section 10.7 Survival of Covenants, Representations and Warranties. The indemnification obligations set forth in this Article X shall survive the Closing. Each of the covenants, representations and warranties of Seller in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date and shall continue in force thereafter except as limited by Section 10.1(d).

Section 10.8 Sole and Exclusive Remedy. The parties hereby agree that, except in the case of willful breach or fraud, following the Closing, the indemnification provisions of this Article X shall constitute the sole and exclusive remedy of each party, whether in contract, tort or otherwise, arising under or in connection with any breach or inaccuracy of any representation or warranty contained in this Agreement, the Real Property Purchase Agreement, or any other Transaction Document, and each party hereby waives any other remedy that such Person or any other Person entitled to indemnification hereunder has or may have hereunder, at law or in equity with respect to any such breach or inaccuracy of representation or warranty.

ARTICLE XI

DEFINITIONS AND INTERPRETATION

Section 11.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Acquisition Proposal” shall mean (a) the direct or indirect acquisition of all or any material part of the operating or business units or assets of Seller (with respect to the Business) or (b) any acquisition of an equity interest in, or merger, share exchange, recapitalization, spin-off, business combination or change of control of, Seller or any operating or business unit of Seller (with respect to the Business); provided, that, an Acquisition Proposal shall not include a proposal to acquire equity interests of, or merger, share exchange, recapitalization, spin-off, business combination or change of control of, Seller on terms which do not interfere with the consummation of the Transaction.

“Affiliate” shall mean, as to any Person, (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person, (ii) any corporation or organization of which such Person is an officer, general partner or managing member, or is, directly or indirectly, the beneficial owner of more than ten percent (10%) of any class of equity securities, (iii) any trust or other estate in which such Person has a greater than ten percent (10%) interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (iv) any relative or spouse of such Person, or any relative of such spouse. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by Contract or otherwise.

“Agreement” or “this Agreement” shall mean this Agreement and Plan of Demerger, together with the Exhibits and Schedules hereto and the Disclosure Schedule.

“ASET Sublease Agreement” shall have the meaning set forth in Section 7.6(d).

“Assignment Consent” shall have the meaning set forth in Section 1.5.

“Assumed Liabilities” shall have the meaning set forth in Section 1.3.

“Benchmark Date” shall have the meaning set forth in Section 2.2(b)(i).

“Benefit Obligations” shall have the meaning set forth in Section 1.3(b).

“Board of Directors” shall mean, with respect to any Person, the board of directors or other governing body of such Person.

“Books and Records” shall have the meaning set forth in Section 1.1(o).

“Business” shall have the meaning set forth in the Recitals.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Jose, California or Tokyo, Japan are authorized or obligated by law or executive order to close.

“Business Employees” shall have the meaning set forth in Section 7.8(a).

“Business Intellectual Property” shall mean all Intellectual Property that is, and all rights under Licenses that are, necessary to conduct the Business as presently conducted or as currently contemplated to be conducted by Seller, other than commercially available off-the-shelf Software or any Licenses for such commercially available off-the-shelf Software.

“Business Purchase Price” shall have the meaning set forth in Section 2.1(b).

“Carve-Out Balance Sheet” shall have the meaning set forth in Section 5.5(a).

“Carve-Out Balance Sheet Date” shall mean the date of the Carve-Out Balance Sheet.

“Carve-Out Balance Sheet Specified Net Assets” shall have the meaning set forth in Section 2.2(a).

“Carve-Out Financial Statements” shall have the meaning set forth in Section 5.5(a).

“Closing” shall mean the closing referred to in Section 4.1.

“Closing Date” shall mean the date on which the Closing occurs.

“Closing Date Payment” shall have the meaning set forth in Section 2.1(b).

“Company Split” shall mean an absorption-type corporate split (kyūshū bunkatsu) to be consummated by Seller and Purchaser in accordance with the terms and conditions of this Agreement and the Company Split Agreement.

“Company Split Agreement” shall mean the absorption-type company split Agreement, in the form attached hereto as Exhibit L.

“Company Split Effective Date” shall have the meaning set forth in Section 4.1.

“Company Split Procedures” shall have the meaning set forth in Section 3.1.

“Confidentiality Agreement” shall mean a letter agreement dated December 12, 2011 between Rohm Co., Ltd. and NeoPhotonics Corporation.

“Consent” shall mean any consent, approval, notice, Permit, ratification, grant, waiver, exemption or other authorization, with or to any Person or under any Law.

“Contract” shall mean any agreement, contract, arrangement, commitment, promise, License or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Copyrights” shall mean domestic and foreign registered and unregistered copyrights (including those in computer Software), rights of publicity and all registrations and applications to register the same and all corresponding “moral” rights.

“Defect” shall mean a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.

“Disclosure Schedule” shall have the meaning set forth in the introduction to Article V.

“Dispute” shall have the meaning set forth in Section 12.8(a).

“Dispute Notice” shall have the meaning set forth in Section 2.2(b)(iii).

“Domestic Business Employees” shall have the meaning set forth in Section 7.8(a).

“E-Beam Equipment” shall have the meaning set forth in Section 7.19(a)(i).

“Encumbrances” shall mean any and all liens, charges, security interests, options, claims, mortgages, easements, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

“Environmental Indemnity Claim” shall have the meaning set forth in Section 10.1(c).

“Environmental Law” shall mean each Law relating to pollution, protection or preservation of human health or the environment, including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each Law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each Law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

“Escrow Agent” shall mean U.S. Bank National Association, a national banking association.

“Escrow Agreement” shall have the meaning set forth in Section 2.1(c).

“Escrow Amount” shall have the meaning set forth in Section 2.1(c).

“Excluded Accounts Receivable” shall have the meaning set forth in Section 7.12(a).

“Excluded Assets” shall have the meaning set forth in Section 1.2.

“Excluded Liabilities” shall have the meaning set forth in Section 1.4.

“Excluded Taxes” shall mean all Taxes arising (i) from the Business prior to the Closing Date or (ii) in connection with any income or capital gains recognized by Seller in connection with the Company Split or sale of the Purchased Assets and Assumed Liabilities.

“Exclusive Business Employees” shall have the meaning set forth in Section 7.8(a).

“Final Statement of Specified Net Assets” shall have the meaning set forth in Section 2.2(c).

“Financial Statements” shall have the meaning set forth in Section 5.5(a).

“Fixed Asset Tax Amount” shall mean Japan’s fixed asset tax (Koteishisanzei) with respect to the Purchased Assets for the Tax year in which the Closing occurs.

“GAAP” shall have the meaning set forth in Schedule 2.2 for the purposes set forth therein.

“Governmental Entity” shall mean means any supranational, national, federal, state, provincial, local or other political subdivision thereof or entity, commission, court, agency, administrative body or other Government Entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall have the meaning set forth in Section 12.13(a).

“ICC Court” shall have the meaning set forth in Section 12.8(a).

“ICC Rules” shall have the meaning set forth in Section 12.8(a).

“Indebtedness” shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any Encumbrance on any property and (vi) all guarantees for the obligations of any Person other than Seller.

“Independent Accounting Firm” shall have the meaning set forth in Section 2.2(b)(iv).

“Initial Amount” shall have the meaning set forth in Section 2.1(b).

“Initial Benchmark Specified Net Assets” shall mean JPY 2,069,160,000.

“Intellectual Property” shall mean all of the following: Trademarks, Patents, Copyrights, Trade Secrets, and mask works.

“Inventory” shall have the meaning set forth in Section 1.1(a).

“IP Assignment” shall have the meaning set forth in Section 7.6(b).

“IP License Agreement” shall have the meaning set forth in Section 7.6(a).

“IT System Transition” shall have the meaning set forth in Section 7.16(a).

“JGAAP” shall mean accounting principles generally accepted in Japan.

“Knowledge of Seller” or “Seller’s Knowledge” shall mean (i) the actual knowledge of each of the officers and directors of Seller serving in such capacity as of the date of this Agreement and (ii) the knowledge which was or could have been obtained upon due and diligent inquiry by such persons mentioned in item (i), of those employees of Seller whose duties would, in the normal course of the affairs of the Business, result in such employees having knowledge concerning such subject, area or aspect.

“Law” shall mean (i) any law, statute, ordinance, rule, regulation, writ, injunction, directive, Order, administrative interpretation or decree, treaty (including Tax treaty) enacted, issued, promulgated, enforced or entered by a Government Entity, (ii) any applicable arbitral, administrative or judicial decision or (iii) any other executive, legislative, regulatory or administrative proclamation.

“Licenses” shall mean all licenses and agreements pursuant to which a Person has licensed or granted the right to use any Intellectual Property.

“Material Adverse Effect” shall mean any event, development or change that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on the business, financial condition or results of operations of the Business taken as a whole; provided, that, events, developments or changes occurring after the date hereof resulting from the following (either alone or in combination) shall not be deemed a Material Adverse Effect, and none of the following (either alone or in combination) shall be deemed to give rise to and shall be taken into account in determining whether there has been a Material Adverse Effect: (i) events, developments or changes in global, national, regional or local conditions (political, economic, regulatory or otherwise, including financial, securities, commodities or other market conditions, prevailing interest rates or energy costs) that do not have a disproportionate effect on the Business or its industry; (ii) any announcement of this Agreement or the transactions contemplated hereby; (iii) changes in applicable Law or applicable accounting standards, principles or interpretations; (iv) the consummation of the Transactions or any actions by the Seller or the Purchaser taken pursuant to this Agreement or the other Transaction Documents; (v) any action required to be taken under any Law or Order or any existing Contract disclosed to Purchaser prior to the date of this Agreement by which the Seller or its Affiliates are bound with respect to the Business; or (vi) any action or omission of the Seller taken or omitted (A) pursuant to the express provisions of this Agreement, or (B) with the prior written consent of the Purchaser.

“Material Contracts” shall have the meaning set forth in Section 5.12(a).

“Materials of Environmental Concern” shall mean materials designated by any applicable Law as pollutants, contaminants, hazardous wastes, toxic or hazardous substances, materials or wastes, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, fluorinated materials, heavy organic solvents, other known carcinogens, lead and lead-based paints and materials, radon and chromium.

“New Pension Plan” shall have the meaning set forth in Section 7.8(e).

“Non-Exclusive Administration Employees” shall have the meaning set forth in Section 7.8(a).

“Non-Exclusive Facilities Employees” shall have the meaning set forth in Section 7.8(a).

“Open Source Materials” means all Software or other material that, as of the date hereof, is approved by the Open Source Initiative (as listed at http://opensource.org/licenses/index.html) or meets the Open Source Definition (as defined at http://opensource.org/docs/osd).

“Order” shall mean any order, writ, judgment, ruling, injunction, decree, stipulation, determination or arbitration award entered or issued by or with any Governmental Entity or arbitrator.

“Organizational Documents” shall mean, as to any Person, its certificate or articles of incorporation (teikan), its board regulations (torishimariyakukai kisoku) or by-laws or any equivalent documents under the Law of such Person’s jurisdiction of formation.

“Other IPR” means Intellectual Property other than Patents and Trademarks.

“Parent” shall have the meaning set forth in the preamble.

“Patents” shall mean issued domestic and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

“Pension Employees” shall have the meaning set forth in Section 7.8(e) .

“Permits” shall mean, as to any Person, all licenses, permits, franchises, approvals, concessions, consents, rights, privileges, filings, declarations, registrations, identification numbers, authorizations and qualifications under any Laws, with any and all Governmental Entities, or with any and all industry or other nongovernmental self-regulatory organizations that are issued or otherwise granted to such Person, including environmental permits, or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrances” shall mean (i) Encumbrances imposed by Law such as mechanics’, carriers’, workmen’s, repairmen’s, contractors, warehousemen, carriers or similar Encumbrances arising or incurred in the ordinary course of business with respect to liabilities that are not yet due, (ii) Encumbrances to secure the payment of all or any part of the price of acquisition, construction or improvement of property constituting part of the Purchased Assets, or to secure any secured debt incurred by Seller, for the purpose of financing all or any part of the purchase price thereof or construction of improvements thereon, (iii) liens incurred pursuant to actions of Purchaser or its Affiliates and (iv) Encumbrances specifically assumed by Purchaser pursuant to Section 1.3.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Plan Asset Transfer” shall have the meaning set forth in Section 7.8(f)(iii).

“Plan Cash Out” shall have the meaning set forth in Section 7.8(f)(iii).

“Proceeding” shall mean any action, arbitration, audit, claim, demand, hearing, investigation, litigation, notice of violation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Product” shall mean any product or Software designed, manufactured, shipped, sold, marketed, licensed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of Seller with respect to the Business.

“Prudent Operator Standard” shall have the meaning set forth in Section 7.18(c)(ii).

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Indemnified Persons” shall mean Purchaser and each of its Affiliates.

“Purchaser Losses” shall have the meaning set forth in Section 10.1(a).

“Purchased Assets” shall have the meaning set forth in Section 1.1.

“Real Property Purchase Agreement” shall have the meaning set forth in the Recitals.

“Real Property Dispute” shall have the meaning set forth in Section 12.8(b).

“Reasonable Best Efforts” shall mean the efforts that a prudent Person desiring to achieve a particular result that is material to its business would use in similar circumstances to achieve such result; provided, however, that a Person required to use Reasonable Best Efforts under this Agreement shall not be thereby required to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Transactions, or to dispose of or make any material change to its business, expend any material funds or incur any other material burden or liability.

“Response” shall have the meaning set forth in Section 2.2(b)(iv).

“SEC” shall have the meaning set forth in Section 7.15.

“Seller” shall have the meaning set forth in the preamble.

“Seller Benefit Plan” shall mean each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program; each profit-sharing, stock bonus or other “pension” plan, fund or program; each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Seller (with respect to the Business), or to which Seller (with respect to the Business) is party, whether written or oral, for the benefit of any director, employee or former employee of Seller (with respect to the Business).

“Seller Indemnified Persons” shall mean Seller and each of its Affiliates.

“Seller Losses” shall have the meaning set forth in Section 10.3(a).

“Seller Pension Plans” shall have the meaning set forth in Section 5.17(b).

“Software” means computer software, firmware, and programs in any form, Source Code, executable code, tools, developers kits, utilities, and graphical user interfaces, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation and databases related thereto.

“Source Code” means computer software or code in high-level computer language readable by humans skilled in the language and in a form for making modifications to such software or code.

“Specified Materials of Environmental Concern” shall have the meaning set forth in Section 5.11 of the Disclosure Schedule.

“Specified Net Assets” shall mean certain assets of the Business minus certain liabilities of the Business, in each case as specified in Exhibit M, determined as of any particular date in accordance with the principles set forth on Schedule 2.2 and to the extent not inconsistent with such principles, in accordance with GAAP.

“Specified Net Assets Statement” shall have the meaning set forth in Section 2.2(b)(i).

“Specified Assumed Liabilities” shall mean the following Assumed Liabilities: (i) all product liability for Products manufactured or sold before the Closing, (ii) all liabilities specifically reflected on the Carve-Out Balance Sheet or incurred after the Carve-Out Balance Sheet Date in the ordinary course of business in compliance with the terms of this Agreement (other than any Excluded Liability), to the extent it remains as a liability of the Business at the Closing, (iii) all warranty, performance and similar obligations with respect to Products sold before the Closing under written warranty agreements or specifications typical of the forms set forth in Schedule 1.3(f) and (iv) with respect to Products for which, as of the time immediately prior to Closing, Seller has an obligation to deliver that cannot be freely canceled, all warranty, performance and similar obligations entered into or made prior to the Closing with respect to such Products sold after the Closing under written warranty agreements or specifications typical of the forms set forth in Schedule 1.3(f).

“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

“Tax” or “Taxes” shall mean all taxes, charges, fees, duties, levies or other assessments imposed by any national, prefectural, local or foreign Governmental Entity, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, estimated, profit, severance, consumption, value added, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

“Tax Claims” shall have the meaning set forth in Section 10.1(b).

“Tax Return” shall mean any return, certificate, notice, declaration, report, claim for refund, or information return or statement required under applicable Law to be filed with any Governmental Entity relating to the determination, assessment, collection, or payment of any Tax, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

“Trademarks” shall mean domestic and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

“Trade Secrets” shall mean confidential and proprietary information, trade and industrial secrets and discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions, compositions, processes, techniques, technical data and information, procedures, semiconductor device structures (including gate structures, transistor structures, memory cells or circuitry, vias and interconnects, isolation structures and protection devices), circuit block libraries, designs (including circuit designs and layouts), drawings, specifications, databases and other information, including customer lists, supplier lists, bill of materials lists, pricing and cost information, and business, product, development, sourcing and marketing plans, roadmaps and proposals, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Transaction Documents” shall mean this Agreement, the Company Split Agreement, the IP Assignment, the IP License Agreement, the Real Property Purchase Agreement, and the ASET Sublease Agreement.

“Transactions” shall mean all the transactions provided for or contemplated by this Agreement and the other Transaction Documents.

“Transferred Intellectual Property” shall mean Transferred Patents and Transferred Other IPR, collectively.

“Transferred Other IPR” shall have the meaning set forth in Section 1.1(h).

“Transferred Patents” shall have the meaning set forth in Section 1.1(g).

“Transferred Real Property” shall have the meaning set forth in the Recitals.

“Transfer Taxes” shall mean all sales (including bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees, and shall include interest, penalties or additions attributable thereto.

“Transfer Tax Payor” shall mean the party which has primary legal responsibility for the payment of any particular Transfer Tax.

“US Employee” shall have the meaning set forth in Section 7.8(a).

“U.S. GAAP” shall mean accounting principles generally accepted in the United States of America, including generally accepted accounting principles as interpreted by the SEC.

Section 11.2 Interpretation.

(a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f) A reference to any Law or to any provision of any Law shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The terms “JPY” and “¥” means the lawful currency of Japan.

(h) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement or any Transaction Document and except as follows:

(a) All Transfer Taxes arising out of, in connection with or attributable to the transactions effected pursuant to this Agreement shall be borne and paid by Purchaser. The Transfer Tax Payor shall prepare and timely file all relevant Tax Returns required to be filed in respect of such Transfer Tax, pay the Transfer Tax shown on such Tax Return, and notify the other parties in writing of the Transfer Tax shown on such Tax Return and how such Transfer Tax was calculated, and if the Transfer Tax Payor is Seller or its Affiliates, Purchaser shall reimburse the Transfer Tax Payor for the amount of such Transfer Tax in immediately available funds within twenty (20) Business Days of receipt of such notice;

(b) Seller shall bear all reasonable costs, fees and expenses incurred by Seller and its Affiliates (including the Business) in connection with the following key items: (i) building new shipping and receiving facilities in the U1 building, (ii) building a new high voltage receiving station, (iii) building fences and gates, (iv) relocating water treatment facilities, (v) installing new security system and (vi) performance of its obligations under Section 10, Paragraph 2, Item (8)-(a) of the Real Property Purchase Agreement; provided that Purchaser shall be responsible, at its sole cost and expense, for conducting remedial or other measures necessary or appropriate with respect noise pollution resulting from the loss of New V Building or Building VI as a sound barrier;

(c) Seller shall bear all costs, fees and expenses incurred by Seller and its Affiliates (including the Business) in connection with negotiations with unions in relation to the Transactions; and

(d) Purchaser shall reimburse Seller for all reasonable documented costs, fees and expenses incurred by Seller and its Affiliates (including the Business) in connection with the following items: (i) E-Beam Equipment to be moved and installed in Building U1 and (ii) CVD machine to be delivered in January 2013.

Section 12.2 Amendment and Modification. This Agreement and any other Transaction Document may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 12.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, facsimile (which is confirmed) or sent by an overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

if to Purchaser, to:

NeoPhotonics Semiconductor GK

c/o NeoPhotonics Corporation

2911 Zanker Road

San Jose, CA 95134, USA

Attention: JD Fay, Chief Financial Officer

Telephone: +1-408-428-4980

Facsimile:

and

Skadden, Arps, Slate, Meagher & Flom LLP

Izumi Garden Tower, 21st Floor

1-6-1 Roppongi, Minato-ku, Tokyo, 106-6021

JAPAN

Attention: Michael Mies

Telephone: +81-3-3568-2600

Facsimile: +81-3-3568-2626

and

if to Seller, to:

Lapis Semiconductor Co., Ltd.

2-4-8 Shin-Yokohama

Kouhoku-ku, Yokohama 222-8575

JAPAN

Attention: Akito Nishitani, General Manager, Strategic Development Div.

Telephone: +81-45-476-9250

Facsimile: +81-45-476-2037

with a copy to:

Rohm Co., Ltd.

21 Saiin Mizosaki-cho, Ukyo-ku, Kyoto 615-8585

JAPAN

Attention: Masahiro Yoshida, Manager, Strategic Development Dept.

Telephone: +81-75-321-1213

Facsimile: +81-75-321-5124

Section 12.4 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile copy of an executed signature page shall be deemed an original.

Section 12.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the schedules, the exhibits, the Transaction Documents, and the Confidentiality Agreement (a)

constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all prior oral and written understandings, all contemporaneous oral negotiations and discussions, and all other writings and agreements relating to the subject matter of this Agreement and (b) except as expressly provided in Article X, are not intended to confer any rights or remedies upon any Person other than the parties hereto and thereto and their respective successors and permitted assigns.

Section 12.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Japan without giving effect to the principles of conflicts of law thereof.

Section 12.8 Disputes.

(a) Except as specifically set forth in Sections 1.1(i), 2.2(b) and 7.8(f), and subject to Section 12.8(b), any dispute, controversy or claim arising out of or in connection with this Agreement or any other Transaction Document, including any question regarding their existence, validity, or termination (each, a “Dispute”), shall be referred to and finally resolved by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”), which ICC Rules are deemed to be incorporated by reference into this clause. There shall be three (3) arbitrators, and the parties agree that one (1) arbitrator shall be nominated by each party for confirmation by the ICC International Court of Arbitration (the “ICC Court”) in accordance with the ICC Rules. The third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by agreement of the two party-appointed arbitrators within fourteen (14) days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the ICC Court. The seat or place of arbitration shall be Kyoto, Japan, in the event arbitration is initiated by Purchaser, or in San Jose, California, in the event arbitration is initiated by Seller. The language to be used in the arbitral proceedings shall be English. The award shall be final and binding on the parties and may be entered and enforced in any court having jurisdiction.

(b) Notwithstanding Section 12.8(a), any dispute, controversy or claim arising out of or in connection with the Real Property Purchase Agreement (whether or not also arising under this Agreement), including any question regarding its existence, validity, or termination, or the transactions contemplated thereby (each, a “Real Property Dispute”), shall be enforceable against the parties thereto in the Tokyo District Court. For such purpose, the parties thereto hereby irrevocably submit to the exclusive jurisdiction of such court, and agree that all claims in respect of the Real Property Purchase Agreement may be heard and determined in such court. The parties thereto hereby irrevocably agree that a judgment of such court in any action or proceeding relating to the Real Property Purchase Agreement may be enforced in other jurisdictions in the manner provided by law of such other jurisdictions.

(c) By agreeing to arbitration pursuant to Section 12.8(a), the parties do not intend to deprive any court or other governmental body or regulatory agency of its jurisdiction to issue an interim injunction or other interim relief or assistance in aid of the arbitration proceedings or for the enforcement of any arbitral award, provided, that the parties agree that they may seek only such relief as is consistent with their agreement to resolve Disputes by way of arbitration. Without prejudice to such provisional remedies that may be granted by a national court, the arbitral tribunal shall have full authority to grant interim or provisional remedies, to order a party to seek modification or vacation of an injunction issued by a national court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

Section 12.9 Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 12.10 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 12.11 Election of Remedies. Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Purchaser or any of Purchaser Indemnified Persons in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

Section 12.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of law or otherwise) without the prior written content of the other party, except that Purchaser may assign, in a manner that will not frustrate the Transactions and without prior written content of Seller, any or all of its rights and interests hereunder to any direct or indirect wholly owned Subsidiary of NeoPhotonics Corporation. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 12.13 Parent Guarantee.

(a) Guarantee. Parent hereby irrevocably and unconditionally guarantees to Seller the due and punctual performance by Purchaser of any and all of Purchaser’s obligations set forth in this Agreement subject to the terms and conditions set forth herein applicable to such obligations. The guarantee set forth in this Section 12.13 is herein referred to as the “Guarantee”.

(b) Continuing Guarantee. The Guarantee shall not be released, discharged or affected in any way by any dissolution of Purchaser or any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, liquidation, marshaling of assets and liabilities or similar events or proceedings with respect to Purchaser, or any of its properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

NEOPHOTONICS SEMICONDUCTOR GK

by NeoPhotonics Corporation Limited, its representative member

By:	/s/ Timothy S. Jenks
Name: Timothy S. Jenks Title: Representative

LAPIS SEMICONDUCTOR CO., LTD.

By:	/s/ Noriaki Okada
Name: Noriaki Okada Title: President

NEOPHOTONICS CORPORATION

By:	/s/ Timothy S. Jenks
Name: Timothy S. Jenks Title: President and CEO

[Signature Page to Agreement and Plan of Demerger]

EXHIBITS

Exhibit A — Real Property Purchase Agreement

Exhibit B — Form of Escrow Agreement

Exhibit C — Carve-out Balance Sheet*

Exhibit D — Form of Intellectual Property License Agreement*

Exhibit E — Form of Intellectual Property Assignment

Exhibit F — Super-Advanced Electronics Technologies Sublease Agreement*

Exhibit G — Forms of Third-Party Notice (First)

Exhibit H — Forms of Third-Party Notice (Second)

Exhibit I — Forms of Third-Party Notice (Third)

Exhibit J — Officer’s Certificate of Purchaser*

Exhibit K — Officer’s Certificate of Seller*

Exhibit L — Company Split Agreement*

Exhibit M — Specified Assets and Liabilities*

* Omitted. Per Regulation S-K, Item 601(b)(2), the Registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

SCHEDULES

Disclosure Schedule*

Schedule 1.1(b) — Assets*

Schedule 1.1(c) — Leases*

Schedule 1.1(d) — Software*

Schedule 1.1(f) — Contracts*

Schedule 1.1(g) — Transferred Patents*

Schedule 1.1(h) — Transferred Other IPR*

Schedule 1.1(j) — Permits*

Schedule 1.1(r) — Other Assets*

Schedule 1.3(a) — Accrued Indebtedness*

Schedule 1.3(b) — Benefit Obligations*

Schedule 1.3(f) — Warranty Obligations*

Schedule 1.3(m) — Certain Liabilities*

Schedule 1.5(a) — Certain Split Contracts*

Schedule 1.5(b) — Contracts Requiring Consent*

Schedule 2.2 — GAAP*

Schedule 7.2 — Closing Information and Documents*

Schedule 7.8(a)(i) — Exclusive Business Employees*

Schedule 7.8(a)(ii) — Non-Exclusive Administration Employees*

Schedule 7.8(a)(iii) — Non-Exclusive Facilities Employees*

Schedule 7.8(a)(iv) — US Employees*

Schedule 7.14(b)(1) — Consumables*

Schedule 7.14(b)(2) — Quality and Trademark Use Guidelines*

Schedule 7.15 — Actions of the Parties*

Schedule 7.16(a) — IT System Transition Data*

Schedule 7.20(b) — Third Parties*

Schedule 8.3(e) — Certain Contracts*

* Omitted. Per Regulation S-K, Item 601(b)(2), the Registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

Real Property Purchase Agreement

Lapis Semiconductor Co., Ltd. (hereinafter referred to as “Seller” ) and NeoPhotonics Semiconductor GK (hereinafter referred to as “Purchaser”) conclude this Real Property Purchase Agreement (hereinafter referred to as “this Agreement” ) concerning the sale of the property (as defined in Article 1, hereinafter referred to as “the purpose of this Agreement”) from Seller to Purchaser. NeoPhotonics (hereinafter referred to as “Cosigner”), which was incorporated in the state of Delaware and has its headquarters located at 2911 Zanker Road, San Jose, California, USA, has confirmed the obligations stipulated in Article 30 and signed the end of this Agreement accordingly in recognition.

Article 1: (Transaction of Real Property)

Seller, in accordance with the terms of this Agreement, agrees to sell the following real property (hereinafter referred to as “the real property”) and the following equipment to be installed or transferred in accordance with Article 10-2 (hereinafter referred to as “the equipment”, with “the property” referring to either the equipment and real property individually or collectively) to Purchaser. Purchaser, in accordance with the terms of this Agreement, agrees to buy the property from Seller (the associated purchase of property hereinafter referred to as “the transaction”).

<The Real Property>

☐	Land described in Attachment 1 Real Property Listing (hereinafter referred to as “the land”)
☐	Building described in Attachment 1 Real Property Listing (hereinafter referred to as “the building”)

<The Equipment> (each of the following defined in Article 10)

☐	Shipping equipment
☐	Alarm system
☐	Water treatment equipment
☐	High-voltage receiving equipment

Article 2: (Purchase Proceeds)

1.	The purchase proceeds for the property are to be the property base amount stated in (1) below plus the accumulated total of the property base amount addition (consumption tax and local consumption tax separate; hereinafter referred to as “the purchase proceeds”). The breakdown of the purchase proceeds is to be determined in this Agreement and Plan of Demerger (hereinafter referred to as “the Final Agreement”) to be concluded between Seller and Purchaser on the same date as this Agreement.
☐	1,400,000,000 yen (hereinafter referred to as “the property base amount”)
☐	Based on the balance (the amount that has not been repaid on each payment date) of the property base amount at each payment date stipulated in Article 3-1 (or the applicable payment before term date when payment before term date is conducted in accordance with Article 3-2), the accumulated total calculated as 1.5% on an annual basis (with one year calculated as 365 days) of the amount on each payment date (hereinafter referred to as “the property base amount addition”), calculating from the most recent payment date before the applicable payment date.
2.	The transaction of the real property by the parties to this Agreement shall be based on the area stated in Attachment 1 concerning the real property, and Seller and Purchaser agree not to request a change in the purchase proceeds unless, upon conducting actual measurements, Purchaser finds the measured area to be significantly different from the area stated in the register.
3.	The parties to this Agreement confirm that the purchase proceeds shall be stipulated by appraising the value of the property as the value on the Closing Date and by assuming the property base amount addition as the increased value of the property on each payment day as the purchase proceeds are paid through four installments as stipulated in Article 3

4.	Purchaser is to be liable for the consumption tax and local consumption tax on the purchase proceeds and is to pay the applicable consumption tax and local consumption tax on the payment dates stipulated in Article 3.

Article 3: (Purchase Proceeds Payment Method)

1.	Purchaser is to pay the purchase proceeds in installments based on the following stipulations through bank transfer or a method that Seller and Purchaser agree to separately. Note that for payment 1, Purchaser is to pay an adjustment amount for which taxes and other public charges have been incorporated, as stipulated in Article 17, in exchange for the delivery of the property as stipulated in Article 6 and the delivery documents as stipulated in Article 7.

	Payment date	Payment amount
Payment 1	Closing Date (5 business days from the date that all preconditions stipulated in Article 4 have been fulfilled or abandoned, or a date that Seller and Purchaser agree to separately)	350,000,000 yen in cash, adjustment amount for taxes and other public charges as stipulated in Article 17, and the relevant consumption tax and local consumption tax
Payment 2	One year following the Closing Date	350,000,000 yen in cash, property base amount addition, and the relevant consumption tax and local consumption tax
Payment 3	Two years following the Closing Date	350,000,000 yen in cash, property base amount addition, and the relevant consumption tax and local consumption tax
Payment 4	Three years following the Closing Date	350,000,000 yen in cash, property base amount addition, and the relevant consumption tax and local consumption tax

2.	Notwithstanding the provisions of the preceding paragraph, Purchaser may opt voluntarily to make a payment before the term date for all or a portion of the purchase proceeds on a payment date following the Closing Date after notifying Seller in advance. In this case, the payment amount on the day the applicable payment before term date is made is to be the amount for repayment of the property base amount to which has been added the property base amount addition. The payment of a commission on payment before term date, settlement money, penalty charges, or any other amounts is not to be required.
3.	It the payment stipulated in Paragraph 1 is delayed, Purchaser is to pay a delinquency charge calculated from the payment date stipulated in the preceding paragraph until the payment is made based on an annual interest rate of 14.6% and calculated for each day in arrears.

Article 4: (Preconditions)

1. The execution of Purchaser’s payment obligation, as stipulated in this Agreement, assumes that all of the following preconditions are fulfilled. However, Purchaser is not to interfere with the renouncement in writing of all or part of the terms.

(1)	Seller has fulfilled all the obligations that require fulfillment as stipulated in Article 10-2 by the Closing Date (including obligations fulfilled on the Closing Date, excluding cases in which delays in fulfillment have been caused by Purchaser).
(2)	The demonstrations and guarantees of Purchaser with limited materiality as stipulated in Article 12 are sincere and accurate for all points, and the demonstrations and guarantees of Purchaser without limited materiality as stipulated in Article 12 are sincere and accurate for all major points.

2

(3)	All delivery documents stipulated in Article 7 (however, excluding the documents stated in Article 7-1 (8) (if applicable)) have been supplied to Purchaser. However, if all or a portion of the documents stated in Article 7-1 (1) cannot be prepared due to a delay in the subdivision registration procedures for the land, caused by reasons that cannot be attributed to Seller, Seller is to provide to Purchaser a pledge to conduct transfer of ownership registration promptly after the completion of subdivision registration.
(4)	All transaction documents stipulated in the Final Agreement (hereinafter referred to as “transaction documents”) have been validly concluded and maintained.
(5)	The company split defined in the Final Agreement has become effective.
(6)	The preconditions towards Purchaser’s obligation as stipulated in Article 8.1 and Article 8.3 of the Final Agreement have all been fulfilled.

2. Seller’s transfer of ownership registration as stipulated in this Agreement assumes that all of the following preconditions are fulfilled. However, Seller is not to interfere with the renouncement in writing of all or part of the terms.

(1)	Seller has conducted registration for the lien on the real property (defined in the next Article) in accordance with Article 5-2 and has delivered the information certifying the cause of registration and other registration procedure documents as required to fulfill perfection requirements (however, excluding cases in which the subdivision registration stipulated in Article 8-1 has not been completed and documents cannot be acquired before subdivision registration completion and documents that cannot be acquired before the property’s transfer of ownership or transfer of ownership registration is completed).
(2)	The preconditions regarding Seller’s obligation as stipulated in Article 8.1 and Article 8 of the Final Agreement have all been fulfilled.

Article 5: (Transfer of Ownership and Lien Establishment)

1.	The ownership of the property is to be transferred to Purchaser on the Closing Date.
2.	Simultaneous to the transfer of the real property and the completion of the registration of ownership transfer to Purchaser stipulated in Article 8, Purchaser guarantees Seller’s right to demand purchase proceed payments of Purchaser based on the format and contents of the information certifying the cause of registration in Attachment 5, hereby establishing the primary lien on the real property for Seller (hereinafter referred to as “the lien”). Registration is thereby conducted for the lien.
3.	Once the payment proceeds have been fully paid, Seller is to immediately cancel the registration of the lien.
4.	Purchaser is to bear all expenses in connection to the lien (including registration and license taxes and reasonable judicial scrivener commissions).
5.	In accordance with the provisions of Article 3-1, until Purchaser has paid all payment proceeds to Seller, Purchaser is to manage the real property with the care of a conscientious manager, maintain the real property in good condition, and cooperate in a commercially viable and reasonable manner to preserve the collateral value of the property. Purchaser is not to establish any rights or conduct any treatment that would infringe on the lien. If Purchaser uses the real property as collateral to procure assets or concludes any agreements involving the sale of the real property, in accordance with Article 3-1, Purchaser will lose the benefits of the term for the purchase proceeds and is to immediately pay the entire balance of the purchase proceeds. In this case, the base amount addition is to be calculated for each day up until the time of payment with one year calculated as 365 days.

Article 6: (Transfer of Possession and Delivery)

Seller is to deliver the property to Purchaser on the Closing Date and transfer possession to Purchaser.

3

Article 7: (Delivery Documents)

1.	The following documents are to be actually delivered by Seller to Purchaser or party designated by Purchaser on the Closing Date. (The completion of the transfer of possession of the property stipulated in Article 6 and the delivery of the following documents relating to the property based on this Article is hereinafter referred to as “the transaction execution.”)
(1)	The title deed for conducting the registration of ownership transfer to Purchaser and fulfilling perfection requirements, registration procedure documents containing registration identifying information, and other related documents
(2)	All registration documents and other related documents required to terminate all guarantees, rights, or obligations that would impede with the execution of complete ownership rights by Purchaser in connection to the property as stipulated in Article 9-2 (including the collateral cancellation documents relating to the property)
(3)	The originals or copies of, keys to, or other tools to access the documents stated in Attachment 2 Delivery Documents List (including all access keys, access cards, and alarm and access code information relating to the real property)
(4)	Boundary confirmation documents and public-private survey documents (including public-private explicit specification documents) containing measured drawings on boundary surveys (public-private and private-private) on the property and adjacent land
(5)	Originals of the contracts to be succeeded by Purchaser (hereinafter referred to as “succeeded contracts”) in relation to the property stated in Attachment 4.
(6)	Certified original copy of Seller’s minutes of the Board of Directors meeting that approved the conclusion and observance of this Agreement
(7)	Seller’s qualification certificate and seal certificate
(8)	Other documents that are reasonably requested by Purchaser
2.	Regardless of the other terms of this Agreement, if it is later determined that documents or other materials required for the transaction to be valid and for perfection requirements to be fulfilled have not been delivered to Purchaser by the Closing Date, or that the delivery documents mentioned above are flawed, Seller is to immediately notify Purchaser of this fact and, if requested by Purchaser, prepare or correct the flaws in the relevant documents or other materials and deliver them to Purchaser.

Article 8: (Registration Procedures and Expenses)

1.	At Seller’s cost and responsibility, Seller is to complete the building separation registration procedures by the Closing Date so that the building in this Agreement, which is an annex building, is registered in the real property registry as a separate building from the main building. After building separation, Seller is to deliver the certified copy of the real property register for the building to Purchaser. At Seller’s cost and responsibility, Seller is to complete the subdivision of the land and the relevant registration procedures by the Closing Date, in accordance with the details agreed to by Seller and Purchaser. After registration, Seller is to deliver the certified copy of the real property register for the building to Purchaser.
2.	In exchange for receipt of the first purchase proceed payment (if an adjustment amount is exempted based on this Agreement, the amount after exemption), Seller is to conduct application procedures for the registration of preservation of ownership for the building with Seller as rightful claimant. Seller is also to deliver or submit to Purchaser all documents and information required for ownership transfer registration application procedures in order to transfer the real property from Seller to Purchaser.
3.

All expenses, registration, and license taxes required for the registration procedures relating to the registration of the details and registration of preservation of ownership for the property as stipulated in Paragraph 2 are to be borne by Seller, while expenses (including registration and license taxes) required for registration procedures relating to ownership transfer registration are to be borne by Purchaser.

4

Article 9: (Cancellation of Obligations)

1.	At Seller’s cost and responsibility, Seller must remove and cancel all rights and obligations relating to the property by the Closing Date, that would impede with the execution of complete ownership rights by Purchaser, regardless of the name or form, including preferential rights, right of pledge, security rights such as liens, seizures for claims or taxes and public charges, usufructuary rights such as land rights or easements, lease rights, or other use rights. However, this excludes use rights based on succeeded contracts and the following: (1) ASET Master Lease Agreement (as defined in Article 13), (2) the U1 Building 2F Space and Meeting Room Lease Agreement concluded on October 21, 2008 and the Chemical Storage Area and 3F Laboratory Lease Agreement concluded on November 21, 2008 between Rohm Co., Ltd. (hereinafter referred to as “Rohm”), Association of Super-Advance Electronics Technologies (hereinafter referred to as “ASET”), and Seller (including the subsequent changes to the agreement, and noting that the position of lessor is to be transferred from Rohm to Seller on the Closing Date in accordance with Article 13; hereinafter these contracts are collectively referred to as “the ASET Sublease Agreement”), (3) the letter of intent dated March 21, 2004 between Oki Electric Industry Co., Ltd. and TAMA ELECTRONICS CO.,LTD., (4) the acknowledgment between Oki Semiconductor Co., Ltd. and Tokyo Electric Power Co., Inc. dated October 1, 2008 of the installation of utility poles, (5) the Gas Acceptance Equipment Lease Agreement dated April 1, 2003 between Oki Electric Industry Co., Ltd. and Japan Air Gases, Ltd., and (6) the Gas Acceptance Equipment Lease Agreement dated April 1, 2003 between Oki Electric Industry Co., Ltd. and Taiyo Toyo Sanso Co., Ltd. (the agreements in (1) to (6) above are collectively referred to as “approved use agreements”).
2.	On the Closing Date, Seller is to deliver to Purchaser or party designated by Purchaser all the required registration documents and other related documents to terminate all rights or obligations that would impede with the execution of complete ownership rights by Purchaser in connection with the property as stipulated in the previous paragraph. Purchaser, after receiving the relevant registration documents and other related documents, is to conduct without delay the application procedures for the cancellation registration of applicable rights and obligations.
3.	Purchaser is to bear all expenses in connection to Paragraph 2 above (including registration procedure expenses and registration and license taxes).

Article 10: (Seller’s Obligations)

1.	Until the transaction is executed, Seller must manage the property with the care of a conscientious manager and Seller is not to establish any new rights or obligations that would impede with the execution of complete ownership rights by Purchaser in connection to the property as stipulated in Article 9-1.
2.	At Seller’s cost and responsibility, Seller is to implement the measures stated in each item below (however, in terms of the deadlines set for each item, Purchaser is to make a reasonable and commercially viable effort in order to implement the measures by the deadlines).
(1)	Remove PCB related materials

By the transaction Closing Date, Seller is to remove all PCB related materials for which use has been abolished from the real property, and present to Purchaser reasonable documentation as proof of removal completion.

(2)	Relocate the water treatment equipment

By the transaction Closing Date, Seller is to relocate the water treatment equipment required for the OCU business located outside of the property at the time of the conclusion of this Agreement (hereinafter referred to as “the water treatment equipment”) to the location within the land agreed to with Purchaser, and present to Purchaser reasonable documentation as proof of relocation completion.

(3)	Install a fence

If Purchaser installs a fence surrounding the land promptly following the dismantling and removal of the New V Building scheduled after December 2013, Seller is to promptly pay Purchaser 2,300,000 yen to cover the costs for the fence installation (if the installation costs exceed 2,300,000 yen, Purchaser is to be responsible for the extra costs).

5

(4)	Relocate the shipping equipment

By the transaction Closing Date, Seller is to relocate the equipment for receiving raw materials from the final product shipment and trial manufacture location located on the north side of Building 6 at the time of the conclusion of this Agreement (hereinafter referred to as “the shipping equipment”) to the location within the land agreed to with Purchaser (note that the equipment must be available for immediate use following the relocation), and present to Purchaser reasonable documentation as proof of relocation completion.

(5)	[Intentionally Removed]
(6)	Install high voltage receiving equipment

By the transaction Closing Date, Seller is to install high voltage receiving equipment as required for the OCU business (must be the equipment agreed to on by Seller and Purchaser, the structural and quality requirements to be determined in advance in consultation with Purchaser; hereinafter referred to as “the high voltage receiving equipment”) at the location within the land agreed to with Purchaser (note that the equipment must be available for immediate use following the installation), and present to Purchaser reasonable documentation as proof of installation completion.

(7)	Install alarm system

By the transaction Closing Date, Seller is to install a fire alarm system for the real property (must be the equipment agreed to on by Seller and Purchaser, the structural and quality requirements to be determined in advance in consultation with Purchaser; hereinafter referred to as “the alarm system”) at the location within the land agreed to with Purchaser (note that the equipment must be available for immediate use following the installation), and present to Purchaser reasonable documentation as proof of installation completion.

(8)	Dismantle and remove the New V Building
(a)	The building referred to as the New V Building and the related annex buildings (annex building sign number 12, 11, 18, 19, 20, 34, and 35 with house number 550 at 550-10 in Higashi Asakawa-Cho, Hachioji, Tokyo; hereinafter referred to as “the New V Building”) must be dismantled and removed, and the lot then flattened into an empty lot by December 31, 2013. Purchaser is to be presented with reasonable documentation as proof of dismantling and removal completion.
(b)	Until the dismantling and removal of New V Building stipulated in (a) above is completed, Seller is to take reasonable care in a manner that is commercially viable to ensure that no damages or inconveniences are caused by Seller or its contractors in the dismantling and removal work to the property and all incidental facilities and equipment of Purchaser, as well as Purchaser, Purchaser’s employees, visitors, neighborhood residents, and any other third parties. If the property, Purchaser, or any other third party as stipulated above incurs damages as a result of the dismantling and removal work (including, but not limited to the actions of contractors conducting dismantling and removal work), Seller shall be liable for compensating this damage immediately.
(c)	Until the dismantling and removal of New V Building as stipulated in (a) above is completed, all of the applicable regulations (including, but not limited to regulations relating to fire prevention and noise control) are to be complied with for the New V Building and the land it occupies (including the facilities and equipment installed on the land) and to be observed by the owners, managers, occupants, and equipment installation staff of the New V Building.
(9)	Remove fluorine

All measures required by the Soil Contamination Countermeasures Act are to be implemented for the toxic substance fluorine discovered on the land at the time of the conclusion of this Agreement by December 12, 2013. Purchaser is to be presented with reasonable documentation as proof of removal completion.

(10)	Cooperate with E-beam lithography equipment relocation

Seller is to cooperate in a commercially viable and reasonable manner in the relocation by Purchaser of E-beam lithography equipment located in New V Building at the time of the conclusion of this Agreement to a location in the building.

6

(11)	Conduct repair work associated with the property transfer

Seller, when conducting repair work on the property associated with the property transfer, is to conduct said work in a method that prevents the spread of asbestos contained in the building and equipment in a manner in accordance with laws and regulations. Purchaser is to be presented with reasonable documentation as proof that the repair work was completed properly based on applicable laws and regulations. Furthermore, in the event Purchaser conducts repair work on the property following the Closing Date, Seller is to provide information and other forms of cooperation as reasonably required in accordance with the requests of Purchaser in connection to the handling and treatment of asbestos contained in the outer walls of the building so that Purchaser can comply with the applicable laws and regulations and ensure the safety of employees and workers (including the provision of information on the contact details of contractors that were used in the past for work on outer walls and other required information).

(12)	Soil contamination study

Concerning areas of the land for which soil contamination studies could not be completed by the Closing Date due to the existence of the New V Building (including annex buildings and equipment), as soon as it becomes possible to conduct a soil survey once the buildings and equipment have been removed from these areas, Seller is to conduct at their own expense a soil study in accordance with the stipulations of the Soil Contamination Countermeasures Act on that portion of land for which the study has not yet been completed, and if prohibited toxic substances are detected (as defined in Article 12-1-14), Seller is to remove the prohibited toxic substances at their own expense. Purchaser is to be presented with reasonable documentation as proof of the completion of this survey and the removal of prohibited toxic substances in accordance with the applicable laws and regulations.

3.	Purchaser is to guarantee that the results of measures (2) (relocate the water treatment equipment) and (6) (install high voltage receiving equipment) in the preceding paragraph will not interfere with Purchaser’s water treatment ability and power supply. If there are unavoidable impediments to the relocation and installation of such facilities, Seller is to explain the situation to Purchaser in advance and take commercially viable and reasonable measures to minimize the effect of the impediment and the amount of time that Purchaser’s use will be affected. Furthermore, if requested by Purchaser, Seller is to conduct discussions and work together with Purchaser to formulate and implement measures aimed at reducing the extent of the impediment.
4.	Seller, following the installation or relocation of the equipment and before the deadlines stipulated in Paragraph 2 (immediately if the deadline has already been exceeded at the time of installation or relocation) is to provide an opportunity for Purchaser to conduct an inspection on the equipment as to whether it fulfills the structural and quality requirements of the specifications agreed to by Seller and Purchaser. If it is determined as a result of the inspection that the equipment is not in conformity with the specifications agreed to in advance by Seller and Purchaser, at Seller’s expense and responsibility, Seller is to promptly conduct repairs or maintenance to ameliorate this nonconformity based on the inspection results reported by Purchaser.

Article 10-2: (Purchaser’s Obligations)

At Purchaser’s own expense, Purchaser is to complete restoration to original state within 90 business days after ASET has evacuated the building occupied based on the ASET Sublease Agreement and, upon the conclusion of this Agreement, Purchaser is to transfer to the building stipulated in this Agreement the office and meeting room used for the OCU business, referred to as Building 6 (annex building sign number 21 with house number 550-7-2 at 550-7, 550-8, 549-6 in Higashi Asakawa-Cho, Hachioji, Tokyo).

Article 11: (Environmental Survey and Property Survey)

1.

Prior to the Closing Date, Purchaser can, at its own cost, hire an environmental consulting company to conduct a soil contamination survey (phase II) on the real property. Seller must allow access to the real property within a reasonable scope to Purchaser and the above-mentioned environmental consulting company.

7

2.	Seller has approved of and will cooperate with the establishment of a well-based monitoring program on the real property that has been planned by Purchaser prior to the Closing Date.
3.	If the real property is designated as an area requiring improvement measures, Seller will conduct improvement measures at its own expense in accordance with the instructions and recommendations of applicable laws and regulations or the supervising government agency (submitting to Article X: Indemnification of the Final Agreement).
4.	If it is reasonably determined by Purchaser that, notwithstanding the provisions of the preceding paragraph, there is the possibility of the surrounding and neighboring area becoming contaminated and that removal work would not be realistically possible, or that the level or state of soil contamination would prevent the achievement of the purpose of this Agreement, Purchaser can cancel this Agreement without making any payments to Seller.
5.	Until the transaction is executed, Purchaser or a party designated by Purchaser can monitor the state of the installation or transfer of the equipment, or make inquiries to Seller on the progress. Seller is to cooperate with reasonable requests made by Purchaser for the submission of materials held by Seller in connection to the property. Seller recognizes that the survey based on this Article will not have the effect of exempting Seller from its obligations or responsibilities in connection to this Agreement or any other agreements that have been concluded in connection to the property.

Article 12: (Demonstrations and Guarantees of Seller)

1.	Seller demonstrates and guarantees the following items to Purchaser on the conclusion date of this Agreement and the Closing Date, excluding the matters stated in Attachment 3 Accepted Matters. Note that the pledges made in relation to the matters stated in Attachment 3 Accepted Matters are composed of the obligations of Seller based on this Agreement. Should changes or additions be required for the statements of Attachment 3 Accepted Matters between the conclusion date of this Agreement and the Closing Date, Seller can submit a revised version of the accepted matters after notifying Purchaser. In this case, as long as the approval of Purchaser is obtained, the accepted matters relating to the demonstrations and guarantees on the Closing Date shall refer to the revised accepted matters. In this paragraph, the phrase “as far as Seller knows” refers to situations that (1) are currently known by executives, general managers, or ranks above Seller responsible for work relating to the applicable demonstrations and guarantees or (2) would be known by employees of Seller responsible for work relating to the applicable demonstrations and guarantees if observing and listening as appropriate.
(1)	Seller is a validly existing stock company legally established in accordance with Japanese law and possesses the rights and competence required to conclude this Agreement and fulfill its obligations.
(2)	Seller has complied with applicable rules or regulations and legally completed all internal procedures in its articles of association and internal regulations (including the internal procedures for transferring the property to Purchaser) as required to conclude this Agreement and fulfill its obligations.
(3)	This Agreement is legally concluded by Seller. If this Agreement has been legally concluded by Purchaser, this Agreement is assumed to be formed of Seller’s valid, legal, binding, and enforceable obligation.
(4)	The conclusion of this Agreement, execution of transactions based on this Agreement, and compliance with the provisions of this Agreement are not to (1) come into conflict with the articles of association and internal regulations of Seller, or laws, decisions, or orders applied to Seller that are legally binding, and (2) constitute a violation or default of obligation of contracts to which the Seller is party or that bind the assets of Seller (including default of obligations caused by the passage of time or notifications).
(5)

Excluding matters that have been completed on the Closing Date, Seller is not obligated to acquire a permit or license from a government agency in advance and is not legally obligated to conduct registration with or notification to a government agency in order for Seller to conclude, deliver, or fulfill this Agreement, or for Seller to execute transactions based on this Agreement.

8

(6)	Seller is not insolvent, has not suspended payments, does not have the inability to pay and has not commenced insolvency procedures such as those for bankruptcy, civil rehabilitation, corporate reorganization, and special liquidation, and there are no grounds for or concerns towards such events occurring. Furthermore, the conclusion of this Agreement, execution of transactions based on this Agreement, and compliance with the provisions of this Agreement by Seller is not to cause Seller to suffer from any of the circumstances described above.
(7)	Seller is to conduct the transaction as an authentic and valid sales transaction and does not intend to provide the property as collateral. Seller does not intend to conceal the payment proceeds, provide the proceeds free of charge, or use them in another method that would be harmful to creditors, and Seller has no other intentions to harm creditors.
(8)	There are no pending lawsuits, judiciary proceedings, administrative proceedings, or arbitral proceedings that Seller is party to or concerns of such events arising that would have an adverse effect on Seller’s ability to fulfill the obligations of this Agreement.
(9)	Seller is the sole owner of the property, holds all rights required for the transfer of the property, and has fulfilled perfection requirements. Furthermore, there are no forms of use, profits, or treatments for the property that would interfere or have the possibility of interfering with the full execution of ownership rights and supervisory authority of Purchaser such as: preferential rights, retention rights, right of pledge, liens, mortgage by transfer rights, right of redemption, resale pledges, land rights, easement and usufructuary rights, lease rights, use rights, other forms of possession by third parties (regardless of whether there is a title or not; excluding use rights based on approved use agreements), seizure, provisional seizure, tax delinquency, unpaid public charges or other forms of levies or debts, regardless of the name or form. In addition, there are no obligations in relation to third parties concerning use, profits, or treatments or obligations to conduct actions (regardless of whether written or verbal, whether there are any registered perfection requirements, and regardless of method or form), nor will any such obligations arise as a result of the conclusion and fulfillment of obligations of this Agreement.
(10)	The building was legally and properly constructed using materials of a reasonable quality based on the laws and construction practices at the time of construction, and at present, as far as Seller knows, there are no doubts concerning the structure’s durability or seismic capacity and there are no major defects in the foundations, roof, walls, backboards that bear heavy loads, or any other areas that could lower the value of the building or cause problems with the health or safety of employees. Furthermore, a valid certificate of verification of building construction has been acquired for the building and a certificate of inspection has been acquired as proof that construction was conducted in accordance with this certificate. As far as Seller knows, the construction is not in violation of laws and regulation including the Construction Standards Act, City Planning Act, and Fire Service Act. The structural calculations and structural calculation document for the building were legally prepared in compliance with applicable laws and regulations. In addition, as far as Seller knows, excluding the matters stated in Attachment 3, there are no buried items or underground obstacles that could have a substantial adverse effect on the structure or seismic resistance of the building or the value of the property in other ways.
(11)	All the required permission processes, approval processes, notifications, procedures to be conducted with the government and governmental agencies concerning the construction, ownership, management, use (including use as a factory conducting the OCU business), and disposal of the property have been conducted properly and validly, and all permits, approvals, authorizations, confirmations, etc. relating to the property that are required have been acquired. There are no violations of applicable laws and regulations relating to the construction, ownership, management, use (including use as a factory conducting the OCU business), and disposal of the property, and Seller has not received any notifications from the supervising government agencies concerning violations of applicable laws and regulations (excluding minor violations). In addition, as far as Seller knows, there are no grounds for these permission to lose their validity due to loss of effect or revocation.
(12)	The property is not included in a site for planned city roads or city facilities that have been decided. Land expropriation, land readjustment project procedures, or urban renewal project procedures are not being conducted in connection with the property, and as far as Seller knows, there are no plans for these procedures.

9

(13)	Excluding the matters stated in Attachment 3, none of the property and the land adjacent to the property (limited to the land owned by Seller, hereinafter referred to as “adjacent land”) has ever been designated as an area contaminated with specified toxic substances based on the Soil Contamination Countermeasures Act Article 6 after acquisition by Seller. The land is not currently designated as such, and as far as Seller knows, there are no concerns that it will be designated in the future. Seller has never received notification on the implementation of a survey on the land concerning contamination of the soil with specified toxic substances based on the Soil Contamination Countermeasures Act Article 3, and as far as Seller knows, there are no concerns that such notification will be received in the future.
(14)	Excluding the matters stated in Attachment 3, as far as Seller knows, there are no prohibited toxic substances (refers to specified toxic substances as prescribed in the Soil Contamination Countermeasures Act Article 2-1, Class 1 and 2 designated chemical substances prescribed in the Law Concerning Reporting, etc. of Releases to the Environment of Specific Chemical Substances and Promoting Improvements in Their Management Article 2, or substances whose use is prohibited, limited, or otherwise restricted by other laws and regulations; the same applies below) beyond the scope permitted by laws and regulation on the property and adjacent land.
(15)	Seller is in compliance with all environmental regulations (including, but not limited to regulations, ministerial ordinances, ordinances, and guidelines; the same applies below) that apply to the property, adjacent land, and the business activities conducted by Seller (hereinafter referred to as “the business”). As far as Seller knows, excluding the matters stated in Attachment 3, there are no circumstances that could impede with the compliance of the relevant environmental regulations in the future and all permits or licenses required based on environmental regulations have been acquired. Seller has never received contact or notification (oral or written) stating that Seller is or could be in violation of environmental regulations in connection to the property, adjacent land, or business from a government agency, court, civic group, employee, or other third party, and as far as Seller knows, there are no concerns that such notification will be received in the future.
(16)	Seller or any parties for which Seller bears responsibility in connection to the environment based on contracts or laws and regulations have never been subject to any claims relating to environmental issues including legal measures or surveys in connection to the property, adjacent land, or business, and as far as Seller knows, there are no concerns that such claims will be made in the future.
(17)	Seller has provided all of the following to Purchaser in advance of the conclusion of this Agreement in accordance with the requests of Purchaser: (1) information on environmental matters in connection to the property, adjacent land, and business (including matters in connection to pollution, effluence, or possibilities of pollution or effluence); (2) information on environmental conditions in connection to the property, adjacent land, and business; and (3) material information on environmental compliance (or noncompliance) in connection to the property, adjacent land, and business.
(18)	There are no court judgments, decisions, orders, or settlements in relation to the property; there are no lawsuits, legal proceedings, or administrative proceedings pending with courts or government agencies in relation to the property; and as far as Seller knows, there are no concerns that such events will take place in the future.
(19)	The borderlines of the land are in accordance with the measured drawings delivered to Purchaser based on this Agreement, and signed and sealed boundary confirmation documents and public-private survey documents have been received from the owners of all bordering land. There are no lawsuits, arbitrations, mediations, or other legal proceedings or dispute resolution proceedings in which a third-party assessing body is involved between the owners or occupants of adjacent land in relation to the borderlines of the land. No claims, objections, protests, or complaints have been received by Seller from owners or occupants of adjacent land or area residents in relation to the borderlines, the property, the conclusion of this Agreement, or the performance of its stipulations. The building does not cross over into adjacent land or cause any other form of illegal infringement on adjacent land or the buildings and structures on adjacent land.

10

(20)	Besides the building and the equipment stipulated in this Agreement, the land does not contain any buildings, constructions, or any other structures independent from the building stipulated in this Agreement.
(21)	Seller has not defaulted on any of the contracts that it has concluded in relation to the construction, ownership, and management of the building. All the legally required permits and licenses have been acquired and all the required notifications have been made concerning the construction, ownership, and use (including use as a factory conducting the OCU business) of the property. Furthermore, in connection to the transfer of the property to Purchaser, it is possible to promptly and properly acquire the legally required permits and licenses and make the legally required notifications after the transfer.
(22)	As far as Seller knows, none of the areas of the property and the adjacent land were used for business that conducted industrial waste treatment or processing, emitted specially managed industrial wastes, or for the purpose of storing, producing, processing, or disposing of prohibited toxic substances before acquisition by Seller. In addition, excluding the matters stated in Attachment 3, none of the areas of the property and the adjacent land were used for business that conducted industrial waste treatment or processing, emitted specially managed industrial wastes, or for the purpose of storing, producing, processing, or disposing of prohibited toxic substances following acquisition by Seller. In this paragraph, the term industrial wastes is used as defined in the Law Concerning Waste Disposal and Scavenging and the same applies for specially managed industrial wastes. Furthermore, Seller has not been explicitly exempted from responsibilities relating to industrial wastes or prohibited toxic substances on the property or the adjacent land by any parties, nor has Seller been made contractually or legally responsible for these substances or claims, lawsuits, or procedures relating to these substances, and Seller has not received any contractual or legal claims, lawsuits, or procedures relating to these substances.
(23)	All taxes and other public charges (including those for FY 2012) and other dues associated with the property that are due have been paid within the deadline and there are no payments in arrears.
(24)	The property has been reasonably insured from a commercial perspective.
(25)	Besides approved use agreements, there are no other contracts that could be conceived as possessing claims on the real property, and there are no lessees under approved use agreements that are attempting to occupy the property based on approved use agreements or other parties attempting to occupy the property.
(26)	For approved use agreements, there are special contracts or other agreements that could limit the transfer of parties in the position of lessor. There are not any lessors in approved use agreements with continual monetary claims relating to approved use agreements (including, but not limited to the right to demand for return of security deposits, guarantee money, or any other deposits, the right to demand for return of beneficial expenses or reimbursement of costs, or the right to demand purchase of fixtures) or rights to make claims to Purchaser in connection to the acquisition, and as far as Seller knows, approved use agreements do not contain any regulations or causes that would incur claims.
(27)	As far as Seller knows, there are none of the following: (1) lessors in approved use agreements, (2) occupants of the property, or (3) in the event that those in (1) or (2) are a group, the members are (i) a group that could facilitate collective or habitual illegal actions, (ii) a group that has received treatment under the laws regulating groups that commit indiscriminant mass murder, (ii) a group that has concealed or received criminal profits as stipulated in the Law Concerning Punishment of Organized Crime and Regulation of Criminal Profits, Etc., 89, (iv) members of the types of groups described in (i) and (iii), or (iv) an amusement business as defined in Act on Control and Improvement of the Amusement and Entertainment Business Article 2, sex establishment as defined in Article 2-5, or a party that uses a rented room for these purposes.

11

(28)	All contracts concluded and the obligations based on these contracts in connection to the property are as stated in Attachment 4, and Purchaser is only to succeed the contracts that are marked “Succeeded” in the remarks column in Attachment 4.
(29)	The documents that Seller has delivered to Purchaser (including the delivery documents stated in Attachment 2) are all originals or truthful and accurate copies, and the information and matters contained within (excluding minor matters) are true and accurate. Seller and its affiliates (including executives and employees) do not own or possess any information, documents, illustrations, or other forms of materials (including, but not limited to documents concerning the appraisal value of the property) not contained in the documents described in the previous items that could have an adverse material effect on the property, and Seller has conducted a survey as appropriate to determine that no such information, documents, illustrations, or other forms of materials exist. Seller has submitted all information that it holds or knows of in relation to the noise that is generated by Seller’s business (including the matters that were subject to a survey on noise as described in Section7.18(b) of the Final Agreement) and all exchanges that have been made with the City of Hachioji and other government agencies. The use of utilities including water, gas, power supply, public sanitation, and sewage treatment facilities has been secured for the property and connections to public roads have been secured.
(30)	Illegal groups such as designated criminal organizations or their members are not conducting illegal activities on the property such as illegal occupation, and as far as Seller knows, there are no concerns that such act will take place in the future. Illegal groups such as designated criminal organizations or their members have not been involved in transactions in relation to the property and have not intervened in the control of the rights in relation to the property.
(31)	The necessary chemical substance storage equipment is installed in sufficient quantities in U1 as of the Closing Date for Purchaser to legally execute the business it is planning to conduct, and the storage of such chemical substances is not required for the operations of the business.

2.	If it has been determined that there are any errors or inaccuracies in Seller’s demonstrations and guarantees stipulated above, Seller is to immediately notify Purchaser in writing.

Article 12-2: (Demonstrations and Guarantees of Purchaser)

1.	Purchaser demonstrates and guarantees the following items to Seller on the conclusion date of this Agreement and the Closing Date.
(1)	Purchaser is a validly existing stock company legally established in accordance with Japanese law and possesses the rights and competence required to conclude this Agreement and fulfill its obligations.
(2)	Purchaser has complied with applicable rules or regulations and legally completed all internal procedures in its articles of association and internal regulations (including the internal procedures for transferring the property to Purchaser) as required to conclude this Agreement and fulfill its obligations.
(3)	This Agreement is legally concluded by Purchaser. If this Agreement has been legally concluded by Purchaser, this Agreement is assumed to be formed of Purchaser’s valid, legal, and binding enforceable obligation.
(4)	The conclusion of this Agreement, execution of transactions based on this Agreement, and compliance with the provisions of this Agreement is not to (1) come into conflict with the articles of association and internal regulations of Purchaser or laws, decisions, or orders applied to Purchaser that are legally binding, and (2) constitute a violation or default of obligation of contracts to which Purchaser is party or that bind the assets of Purchaser (including default of obligations caused by the passage of time or notifications).
(5)	Excluding matters that have been completed on the Closing Date, Purchaser is not obligated to acquire a permit or license in advance from a government agency and is not legally obligated to conduct registration with or notification to a government agency in order for Purchaser to conclude, deliver, or fulfill this Agreement, or for Purchaser to execute transactions based on this Agreement.

12

(6)	Purchaser or Cosigner are not insolvent, have not suspended payments, do not have the inability to pay and have not commenced insolvency procedures such as those for bankruptcy, civil rehabilitation, corporate reorganization, and special liquidation, and there are no grounds for or concerns that such events will occur. Furthermore, the conclusion of this Agreement, execution of transactions based on this Agreement, and compliance with the provisions of this Agreement by Purchaser or the Cosigner is not to cause Purchaser or the Cosigner to suffer from any of the circumstances described above.
(7)	Purchaser is to conduct the transaction as an authentic and valid sales transaction and does not intend to provide the property as collateral. Purchaser does not intend to conceal the payment proceeds, provide the proceeds free of charge, or use them in another method that would be harmful to creditors, and Purchaser has no other intentions to harm creditors.
(8)	There are no pending lawsuits, judiciary proceedings, administrative proceedings, or arbitral proceedings that Purchaser or Cosigner are party to or concerns of such events arising that would have an adverse effect on Purchaser’s or Cosigner’s ability to fulfill the obligations of this Agreement.

2.	If it has been determined that there are any errors or inaccuracies in the demonstrations and guarantees stipulated above, Purchaser is to immediately notify Seller in writing.

3.	If there are any errors or inaccuracies in the demonstrations and guarantees of Purchaser stipulated above, Purchaser is to compensate for the damage caused to the Seller by the errors or inaccuracies in accordance with the indemnification obligation prescriptions and limitations stipulated in the Final Agreement.

Article 13:(Subleasing to ASET)

The portions of the building that are being leased to ASET on the conclusion date of this Agreement (hereinafter referred to as “ASET lease portion”) are to be handled in the following manner.

(1)	Seller is to terminate the provision of titles as building owner before the transaction execution that Seller had granted to Rohm as required for Rohm to lease rental property to ASET (including, but not limited to titles based on the lease agreement for use) by the Closing Date and simultaneous to the execution of the real property transaction. Furthermore, Rohm is to validly transfer to Seller the position of lessor in the ASET Sublease Agreement.
(2)	Purchaser and Seller are to conclude a fixed-term building lease agreement (hereinafter referred to as the “ASET Master Lease Agreement”) for the purpose of Seller subleasing the ASET lease portion by the Closing Date, as a real property transaction execution stopping condition.
(3)	Seller is to gain the understanding of ASET of the subleasing based on the ASET Sublease Agreement; all obligations (if applicable) that could be borne by Purchaser to ASET based on the ASET Sublease Agreement and all disputes with ASET are to be responded to only at Seller’s expense and responsibility; and Seller is to take measures as required to ensure that Purchaser does not bear the responsibility for any procedures or costs.

Article 14: (Burden of Risk)

If, as the result of natural disasters or any other events not attributable to Seller or Purchaser up until the execution of the transaction, the property is destroyed or damaged and it becomes impossible to fulfill this Agreement, Seller is to be liable for this damage, which is to be handled in the following manner.

(1)	If the property is destroyed, this Agreement is to become invalid as a matter of course and Seller is to return the entire purchase proceeds received (if any amount has been received) to Purchaser interest-free and without delay.
(2)	If the property is damaged, Purchaser can demand that the purchase proceeds be reduced by the amount equivalent to the damage caused. The amount of the reduction is

13

to be determined through consultations in good faith between Seller and Purchaser. If agreement cannot be reached on the reduction amount, either Seller or Purchaser can cancel this Agreement. Furthermore, this Agreement can be canceled if it is determined that the purpose of this Agreement cannot be achieved or that it would be extremely difficult to achieve the purpose of this Agreement as a result of this damage. In this case, Seller is to return the entire purchase proceeds received (if any amount has been received) to Purchaser interest-free and without delay.
(3)	Seller and Purchaser cannot make any claims to the opposite party other than those stipulated in the previous paragraph.

Article 15: (Indemnification)

Indemnification by Seller for damages caused to Purchaser as a result of violation of Seller’s obligations as stipulated in this Agreement (including violations of demonstrations and guarantees) is to be conducted in accordance with Attachment 6.

Article 16: (Defect Liability)

Seller is to be liable for defects (including, but not limited to hidden defects and legally-defined defects) associated with the property, excluding cases that are separately stipulated in this Agreement, regardless if from a legal or contractual viewpoint.

Article 17: (Liability for Taxes and Other Public Charges)

1.	If the transaction is executed, the Closing Date is to be used as a dividing point for liability for taxes and other public charges associated with the real property (including fixed asset tax and city planning tax), with Seller liable for an amount equivalent to the charges before this date and Purchaser liable for an amount equivalent to the charges after this date.
2.	The settlement of accounts described in the preceding clause is to be based on the tax notice for 2013 and to be conducted promptly after this tax notice is received by Seller.
3.	If the transaction is executed, unless specifically stipulated otherwise, the Closing Date is to be used as a dividing point for the profits and expenses associated with the real property (excluding those stipulated in Article 1), with the amounts before this date belonging to Seller and the amounts after this date belonging to Purchaser. However, for utility expenses, if there are any undetermined amounts on the Closing Date, accounts are to be settled separately later.

Article 18: (Cancellation of this Agreement)

1.	Seller can cancel this Agreement if Purchaser violates any of the following terms of this Agreement (including, but not limited to the demonstrations and guarantees stipulated in this Agreement) and if despite notice being made that stipulates a deadline of at least 15 days (however, for violations of demonstrations and guarantees, the notification must stipulate as deadline a period of time sufficient for the administrative processes required to resolve the violation) the violation is not resolved during the period between the arrival of the notice and the applicable deadline.
2.	If Seller violates any of the following terms of this Agreement (including, but not limited to the demonstrations and guarantees stipulated in this Agreement) and if, despite notice being made that stipulates a deadline of at least 15 days, the violation is not resolved during the period between the arrival of the notice and the applicable deadline, Purchaser can cancel this Agreement.
3.	Both Seller and Purchaser can cancel this Agreement without any notification up until the Closing Date should any of the following apply for the counterparty.
(1)	If the counterparty has suffered a significant loss of economic trust, for example if the counterparty’s bills or checks have been dishonored
(2)	If a petition is made for the commencement of insolvency procedures including bankruptcy, civil rehabilitation, corporate reorganization, special liquidation, or specified mediation
(3)

If the counterparty’s assets fall under the management of a receiver, preservative administrator, liquidator, audit committee, or oversight committee, or if the counterparty receives the support of a government agency

14

(4) If the counterparty’s banking transactions are suspended or if the counterparty is subject to seizure, provisional seizure, provisional disposition, or confiscation, and as a result it has been objectively determined that it would be difficult for the counterparty to fulfill the obligations of this Agreement.
4.	Parties to this Agreement that have canceled the Final Agreement based on Article 9.1 (b) to (d) of the Final Agreement can cancel this Agreement without any notification.
5.	Both Seller and Purchaser can cancel this Agreement without any notification should execution of the transaction not be completed by September 30, 2013.
6.	Seller and Purchaser can only cancel this Agreement in cases which the cancellation right is explicitly recognized in this Agreement.

Article 19: (Transfer of Purchaser’s Position)

If Purchaser wishes to transfer the property to a third party after the execution of the real property transaction, until the entire purchase payment has been made, Purchaser must notify Seller in writing in advance and gain the approval of Seller (however, this approval is not to be unreasonably denied, retained, or delayed, and no conditions are to be attached). Purchaser cannot transfer in whole or in parts its position as Purchaser in this Agreement until the entire purchase payment has been made (including, but not limited to the right to claim indemnification and the position to execute the right to claim indemnification stipulated in Article 15).

Article 20: (Waiver of Right to File Bankruptcy)

Seller, after receipt of the purchase proceeds amount, pledges to Purchaser not commence procedures for bankruptcy, procedures for civil rehabilitation, or other similar insolvency procedures.

Article 21: (Liability for Stamp Tax)

Purchaser is to be liable for the stamp taxes for applicable contracts held by Purchaser and Seller.

Article 22: (Contract Separability)

In the event that some of the terms of this Agreement become invalid or non-executable due to conflicts with current or future laws, government ordinances or regulations, or the judgment of a court, the applicable terms can be adjusted within the minimum scope that would make the terms valid or executable. Note that these adjustments are not to affect the validity or binding force of the terms of this Agreement, excluding the terms that have been adjusted.

Article 23: (Business Day Arrangements)

For cases in which action must be taken within a certain period or on a specific date, when the last day of that period or the specific date is not a business day (meaning a day other than a day stipulated as a banking holiday in Japan in accordance with the Banking Act, Article 59 (1981)), the last day of the applicable period or the applicable specific date is to be the following business day, unless other arrangements are made.

Article 24: (Language)

The Japanese version of this Agreement is to be the original, and versions translated into other languages are to be for reference only.

Article 25: (Governing Law)

The laws of Japan shall act as the governing law of this Agreement, and the interpretation of this Agreement is to be based on the laws of Japan.

Article 26: (Arbitration Clauses)

Any disputes between the parties to this Agreement arising from or in connection to this Agreement shall be submitted to the exclusive jurisdiction of the Tokyo District Court in the first instance.

15

Article 27: (Priority Provisions)

Should there be any conflicts or inconsistencies between the contents of this Agreement and the Final Agreement, the provisions of this Agreement shall be applied with priority.

Article 28: (Entire Agreement Clause)

This Agreement represents all the agreements between the parties to this Agreement in relation to the matters stipulated in this Agreement and replaces all agreements concerning these matters before the conclusion of this Agreement.

Article 29: (Matters for Consultation)

Matters not stipulated in this Agreement and opposing views on the interpretation of this Agreement are to be resolved through deliberations held in good faith between Seller and Purchaser aimed at smooth resolution and in accordance with the Civil Code and other laws and regulations.

Article 30: (Joint Guarantee)

NeoPhotonics Corporation shall jointly guarantee the purchase payment obligation of Purchaser stipulated in this Agreement.

(Blank space below)

16

As proof of the above agreement between the parties to this Agreement, two agreements shall be prepared, each then signed and stamped by Seller and Purchaser, and each party shall retain one copy thereof.

January 18, 2013

Seller:

550-1 Higashi Asakawa-Cho, Hachioji, Tokyo

Lapis Semiconductor Co., Ltd.

Representative Director: Noriaki Okada

Purchaser:

Hachioji Azuma-cho Center Building 9F

9-8 Azuma-cho, Hachioji, Tokyo

NeoPhotonics Semiconductor GK

Representative Partner: NeoPhotonics Corporation Limited

Representative: Timothy S. Jenks

In accordance with the stipulations of Article 30, the following party shall jointly guarantee the purchase payment obligation of Purchaser and signs below as proof accordingly.

Parent Company: NeoPhotonics Corporation

Representative: Timothy S. Jenks

17

Attachment 1

Real Property Indication

Land

— 550-10 Higashi Asakawa-Cho, Hachioji, Tokyo (housing lot) 14,264.03 square meters

Building

— House number 550-9

Sign	Type	Name	Use	Structure	Floors	Total floor area (square meters)
Main building	Research building	U1 building	Research	RC structure	6	12607.2
Sign 1	Cylinder room	New V building high-pressure gas container storage area	Cylinder storage area	RC structure	1	22.96
Sign 2	Cylinder room	Warehouse	Warehouse	RC structure	1	43.03
Sign 3	Chemical storage area	U1 building chemical storage area	Warehouse	S structure	1	212.5
Sign 4	Outdoor gas storage area	U1 building outdoor gas storage area	Warehouse	RC structure	1	50.6
Sign 5	Water purifying room	U1 building water purifying room	Water purifying	S structure	1	141.9
Sign 6	Gas monitoring room	Gas monitoring room (Suzusho)	Gas monitoring	S structure	2	64.8
Sign 7	Water purifying room	Second water purifying room	Water purifying	S structure	2	208

Attachment 2

Delivery Documents List

a.	Structural calculation documents currently held by Seller in relation to the building
b.	All past documents relating to the maintenance, management, and repair condition on the property
c.	All permits and licenses relating to the property
d.	Copy of the register relating to the real property
e.	Drawings and specifications currently held by Seller in relation to the building
f.	Drawings and structural drawings currently held by Seller in relation to the building
g.	All reports relating to environmental surveys concerning the property conducted before the Closing Date (including, but not limited to those concerning PCB and asbestos)
h.	Documents concerning neighboring or nearby vested interests that occurred before the Closing Date (if applicable)
i.	Certificate of verification of building construction currently held by Seller in relation to the building
j.	Certificate of inspection currently held by Seller in relation to the building certificate of inspection
k.	All certificates proving payment of taxes and other public charges concerning the property with payment dates since January 1, 2007
l.	All documents concerning disputes or lawsuits that occurred before the Closing Date (if applicable)

Attachment 3

Accepted Matters

Article 12-10 Underground Obstacles

•	There are well, waste, sewage, and rain water piping systems (underground obstacles) at the following location at the property.

Article 12-13 Soil Contamination

At the factory in Hachioji owned by Seller, soil contamination that was caused by the business activities of Seller after acquisition has been discovered. Separate explanations are provided below for the land at the Hachioji factory, the adjacent land on the west, and the adjacent land on the north.

1.	Hexavalent chrome at the adjacent land on the west
•

At Building 4 on the adjacent land on the west, hexavalent chrome was used in the manufacturing process. After hexavalent chrome contamination was discovered in the soil adjacent to Building 4 in 1978, measures were taken to contain the soil contamination (containment bit A and B in the layout plan below). As a voluntary measure in 2012, the contaminated soil that was contained was fully removed through excavation and removal.

2.	Trichloroethylene, tetrachloroethylene, fluorine, and lead at the adjacent land on the west
•

At the adjacent land on the west owned by Seller, the results of a soil survey based on the Soil Contamination Countermeasures Act Article 3 and 4 conducted from 2010 to 2011 as part of a voluntary overhaul conducted by Seller revealed non-conforming soil contamination. The contamination consisted of class 1 specified toxic substances trichloroethylene and tetrachloroethylene, and the class 2 specified toxic substances fluorine and lead. These substances were discovered at the 13 locations in the layout plan below.

Contamination was discovered at 13 locations:

The locations containing trichloroethylene, tetrachloroethylene, and fluorine were designated as areas requiring improvement measures in the Hachioji-shi Public Notice 269 released on July 20, 2011. On the same day Hachioji-shi issued the Instruction on Measures for Removal of Contamination in the Areas Designated as Requiring Improvement to Seller. As a result of the removal of soil contamination in accordance with these instructions, five of the nine locations designated as areas requiring improvement were removed from this designation through the Hachioji-shi Public Notice 232 released on September 21, 2012. Measures have been completed for the remaining four locations, and it is expected that the designation will be removed.

•

For lead, designation of areas requiring notification for changes of land character was made through the Hachioji-shi Public Notice 270 released on July 7, 2011. However, as a result of soil contamination removal that was conducted afterwards, designation was removed for all four locations that had been designated through the Hachioji-shi Public Notice 233 released on September 21, 2012.

3.	Fluorine at the adjacent land on the north
•

During March 2011 a soil survey in accordance with the Soil Contamination Countermeasures Act was conducted on the property and the adjacent land on the north owned by Seller within an identifiable range excluding areas beneath buildings. As a result, non-conforming pollution was discovered. The contamination consisted of the class 2 specified toxic substance fluorine. This substance was discovered at the 5 locations in the layout plan below.

•

Because the class 2 specified toxic substance fluorine was discovered, it is expected that the areas will be designated as areas requiring improvement measures in accordance with the Soil Contamination Countermeasures Act and that at the time of designation, improvement instructions will be issued to the landowner.

Article 12-14 Use of Hazardous Substances

•	Asbestos is used in construction materials of some areas on the property and adjacent land.

<Applicable Areas>

Machine room wall (the property, adjacent land), gas storage area wall (adjacent land), prototype building boiler room chimney (adjacent land), P tile (adjacent land), baseboard (adjacent land), corrugated wall (adjacent land), etc.

•	Electric equipment that uses polychlorinated biphenyl as an insulating oil have been used and stored on the property and adjacent land.

Article 12-15 Compliance with the Noise Regulation Act

•

There are concerns that the property may not be able to satisfy the noise regulation values stipulated in ordinances (Tokyo Metropolitan Ordinance on Environmental Preservation) relating to ensuring the health and safety of city residents at the border lines of the lot.

Article 12-22 Industrial Wastes

•	The following specially managed industrial wastes and industrial wastes are emitted on the property and adjacent land.

<List of specially managed industrial wastes and industrial wastes>

Strong acids	Item name	Classification
	Chrome etchant	Special management (contains hazardous substance)
	Oki—AB acid	Special management
	Phosphoric acid hyperhydration	Special management
	OG etchant	Special management
	Hyperhydration pure water	Special management
	Hydrofluoric acid	Special management
	CPL 200	Special management
	Copper plating	Special management
	Arsenic-containing sulfuric acid hyperhydration	Special management (contains hazardous substance)
	Solder plating solution	Special management
	Plating cleaning solution	Special management
	Bromine (Br) waste fluid	Special management
	Oki—R acid	Special management
	No. 3 phosphoric acid soda	Special management
	Hydrogen peroxide	Special management
	Nickel plating solution	Special management
	Sulfuric acid and hydrochloric acid hyperhydration	Special management
	Hydrochloric acid	Special management
	Alkyl sulfonic acid	Special management
	Tin plating solution	Special management
	Citric acid etchant	Special management
	Nitric acid	Special management
	Hydrochloric acid hyperhydration	Special management
	Acid mixture waste fluid	Special management
	Copper sulfate	Special management
	Sulfuric acid	Special management
	CPB 40	Special management
	Lead plating solution	Special management
	Other waste acid	Special management
	Gold etchant	Special management
	Ammonium citrate	Special management
	Oki A acid	Special management
	Cerium ammonium waste fluid	Special management
	Bromine waste fluid	Special management
	Cu etchant	Special management
	Oki P acid	Special management
	Citric acid hyperhydration	Special management
	Pt, Ir waste fluid	Special management
	Oki S acid	Special management
	Methanesulfonic acid waste fluid	Special management
	Ammonium sulfate	Special management
	Cooling slime control agent	Special management
	Etching fluid (chloride)	Special management

Strong alkali	Alkali waste fluid	Special management
	AZ waste fluid	Special management
	Caustic soda	Special management
	Gold etchant	Special management
	Electrolytic degreasing	Special management
	Developing solution	Special management
	Aluminafine waste water	Special management
	Non-cyanide waste fluid	Special management
	Potassium iodide	Special management
	Alkali cleaning waste fluid	Special management
	Organic alkali waste fluid	Special management
	Slurry waste (NH4OH)	Special management
	Ammonium hydroxide	Special management
	KOH waste fluid	Special management
	Nutra clean	Special management
	PG etchant	Special management
	Sodium hypochlorite	Special management
	SR developing solution	Special management
	TMAH (trimethylphenylammonium hydro)	Special management
	Ammonia water	Special management
	Sodium carbonate	Special management
	NaCO3 developing solution	Special management

Combustible waste oil	Thinner (OK, OMR)	Special management
	MIBK (4 pentan 2 pentanone)	Special management
	STB coater waste fluid	Special management
	MEK (methyl ethyl ketone)	Special management
	TEOS	Special management
	Organic alkali waste fluid	Special management
	Polyimide waste fluid	Special management
	PMER stripping solution	Special management
	PMER developing solution	Special management
	Acetone	Special management
	Acetone mixture	Special management
	Isopropyl alcohol	Special management
	OMR developing solution	Special management
	OMR stripping solution	Special management
	OMR rinsing solution	Special management
	Methanol	Special management
	Ethanol	Special management
	DMF	Special management
	Resist waste water	Special management
	Xylene	Special management
	Waste oil	Special management
	Arsenic-containing waste oil	Special management (contains hazardous substance)
	Solfine	Special management
	SOG waste fluid	Special management
	Organic solvents (mixture)	Special management
	Polyimide waste fluid	Special management
	Butyl acetate	Special management
	Ethylene glycol	Special management
	Ethyl lactate	Special management

	DMSO (dimethyl sulfoxide)	Special management
	Monochlorobenzene	Special management
	Hydrazine	Special management
	Br meta waste fluid	Special management
	Pine alpha ST-100	Special management
	Propylene glycol	Special management
	Butanol	Special management
	Kerosene	Special management
	Dichloromethane	Special management
	Antifreeze	Special management
	NMP waste fluid (N-methylpyrrolidone)	Special management

Waste oil	Clean strip	Industrial waste
	Remover (mask cleaning solution)	Industrial waste
	Mixed waste fluid (lorry)	Industrial waste
	A regist	Industrial waste
	Flux	Industrial waste
	Cafeteria grease	Industrial waste
	Thinner	Industrial waste
	Fluorinert	Industrial waste
	Stripping solution	Industrial waste
	Ethylenediamine	Industrial waste
	Other waste oil	Industrial waste
	NMD-W waster fluid	Industrial waste
	Stripping solution 104	Industrial waste
	HMDS waste fluid	Industrial waste
	Water-based paint	Industrial waste
	Polypropylene	Industrial waste
	ECF cleaner	Industrial waste
	Clean Etch waste oil	Industrial waste

Scrap metal	Battery	Industrial waste
	Empty cans	Industrial waste
	Scrap metal	Industrial waste
	Resist adhesion scrap metal	Industrial waste
	Metal scraps with oil deposits	Industrial waste
	Heater (deposits)	Industrial waste
	Cartridges	Industrial waste
	Submerged pumps	Industrial waste
	Lead	Industrial waste

Waste plastic	Cooling agent	Industrial waste
	Dry film	Industrial waste
	Acid deposited waste cloth	Industrial waste
	Resist deposited waste cloth	Industrial waste
	Arsenic deposited waste cloth	Industrial waste
	Ion exchange resin	Industrial waste
	Empty polyethylene container	Industrial waste
	Mold resin	Industrial waste
	Waste plastic	Industrial waste
	Scrubber filler	Industrial waste
	Epoxy resin	Industrial waste
	Polishing pads	Industrial waste

	Waste ducts	Industrial waste
	Resin	Industrial waste
	Waste plastic with acid and alkali deposits	Industrial waste
	Waste plastic with oil deposits	Industrial waste
	Filters	Industrial waste
	Susceptors	Industrial waste
	Waste polaroid film	Industrial waste
	Filters (deposit)	Industrial waste
	Filter cloth	Industrial waste
	Paint and paint residue	Industrial waste
	PVC tank	Industrial waste
	PVC drain pan	Industrial waste
	FRP tank	Industrial waste
	Silicon rubber	Industrial waste
	Ultraviolet curable resin	Industrial waste
	Pump (PVC)	Industrial waste
	Diffusion furnace heater	Industrial waste
	Infectious wastes	Special management

Sludge	Chlorine ball	Industrial waste
	Polishing agent	Industrial waste
	Active carbon	Industrial waste
	Sludge	Industrial waste
	Polishing waste fluid	Industrial waste
	Organic sludge	Industrial waste
	Waste reagents	Industrial waste
	CMP slurry	Industrial waste
	Waste batteries	Industrial waste
	Fire resistant sand	Industrial waste
	Wafer chips	Industrial waste
	Silica	Industrial waste
	Diaion	Industrial waste
	Ceramics	Industrial waste
	Alumina	Industrial waste
	Polymer	Industrial waste
	Salt	Industrial waste
	Sand (accretion)	Industrial waste
	Silicon	Industrial waste
	Waste wafers (arsenic)	Industrial waste
	Sludge	Industrial waste
	Silane	Industrial waste
	Inorganic sludge	Industrial waste
	Silica gel	Industrial waste

Others	Glass beads	Industrial waste
	Glass (Sanyu)	Industrial waste
	Solder paste	Utilized material
	Solder ball	Utilized material
	Chip board	Utilized material

•	There is dewatering facility on the adjacent land for sludge wastewater treatment that was been used as an industrial waste treatment facility.

Article 12-29 Delivery Documents List

•	As stated in the Delivery Documents List below, some buildings do not have drawings and specifications, blueprints and structural drawings, or structural calculation documents.

Document submission list ¡: Yes ×: No

Name	U1 building (main building)	Chemical storage area	Outdoor gas storage area	Water purifying room	Gas monitoring room	Second water purifying room	High-pressure gas container storage area	Warehouse
Registered name	Research building	Chemical storage area	Outdoor gas storage area	Water purifying room	Gas monitoring room	Second water purifying room	Cylinder room	Cylinder room
On registration	550-9	Sign 3	Sign 4	Sign 5	Sign 6	Sign 7	Sign 1	Sign 2
Structure	RC structure (SRC structure)	S structure	RC structure	S structure	S structure	S structure	RC structure	RC structure
Floors	6	1	1	1	2	2	1	1
Total floor area (square meters)	12607.2	212.5	50.6	141.9	64.8	208	22.96	43.03
a. Title deed copy (registration identifying information)	¡	¡	¡	¡	¡	¡	¡	¡
b. Structural calculation document	¡	×	×	¡	¡	¡	×	×
c. This property management, maintenance, and repair status	Refer to Maintenance Report List (the following sheet)
d. Permits and licenses	(1) High-pressure gas production permit (2) Primary storage tank storage permit (3) Hazardous material handling permit (4) High frequency-based equipment permit
e. Copy of the register (certification of whole data)	¡	¡	¡	¡	¡	¡	¡	¡
f. Drawings and specifications	¡	×	×	×	×	×	×	×
g. Drawings and structural drawings	¡	¡	¡	¡	¡	¡	¡	¡
h. Environmental survey report (including PCB and asbestos)	¡
i. Boundary confirmation document	¡

j. Neighboring or nearby vested interests	Nothing in particular
k. Certificate of verification of building construction	¡	¡	¡	¡	¡	¡	¡	¡
l. Certificate of inspection	¡	¡	¡	¡	¡	¡	¡	¡
m. Certificates proving payment of taxes and other public charges	¡	¡	¡	¡	¡	¡	¡	¡
n. Presence of disputes or lawsuits	Nothing in particular

•	The reports by outside contractors in relation to the maintenance, management, and repair condition of the property are as stated in the Maintenance Report List below.

<Maintenance Report List>

Type	Equipment name	Report prepared by	Remarks
Fire-prevention equipment inspection results report	Inert gas fire extinguishing equipment (mobile carbon dioxide)	Tokaibosai Corporation	Conducted 2 times a year, has a supply for 3 years
	Mobile dry chemical fire extinguishing equipment	Tokaibosai Corporation
	Escape equipment	Tokaibosai Corporation
	Halon fire extinguishing equipment	Tokaibosai Corporation
	Guidance light equipment	Tokaibosai Corporation
	Fire extinguishing equipment	Tokaibosai Corporation
	Fire door	OKI DENKI BOHSAI CO., LTD.
	Fire shutter (interlocking signal)	OKI DENKI BOHSAI CO., LTD.
	Fire damper	OKI DENKI BOHSAI CO., LTD.
	Flame-retardant wall hanging	OKI DENKI BOHSAI CO., LTD.
	Smoke control system	OKI DENKI BOHSAI CO., LTD.
	Automatic fire alarm system	OKI DENKI BOHSAI CO., LTD.
	Indoor fire hydrants	OKI DENKI BOHSAI CO., LTD.
	Outdoor fire hydrants	OKI DENKI BOHSAI CO., LTD.
	Sprinklers	OKI DENKI BOHSAI CO., LTD.
	Emergency backup power generation equipment	Hamasama Denki Co., Ltd.
Fire shutter inspection records	Fire shutter (operation test)	Bunka Shutter Co., Ltd.
	Flame-retardant wall hanging (mobile) operation test	Bunka Shutter Co., Ltd.
Elevator inspection records	Elevator (3 units) periodic inspection	Mitsubishi Electric Building Techno-Service
	Elevator (3 units) performance inspection	Nihon Boiler & Crane Association, Mitsubishi Electric Building Techno-Service

Incidental equipment for automatic fire extinguishing equipment inspection records	Incidental equipment for automatic fire extinguishing equipment	HATSUTA SEISAKUSHO Co., Ltd.
Fork lift regular inspection records	Fork lift regular inspection	Komatsu Lift
Working environment measurement	U1 Building 1st floor, 3rd floor, 5th floor working area	Oki Engineering Co., Ltd.
Exhaust gas measurement	U1 building outdoor scrubber	Oki Engineering Co., Ltd.
Outdoor scrubber cleaning	U1 building outdoor scrubber	Daito Fujitech Co., Ltd.
SUS response pipe cleaning	U1 building CVD equipment	Hinomaru Shokai Co., Ltd.
Power transformation equipment precision inspection	U1 Building 1st floor power transformation equipment	Eneserve Corporation
U1 building primary water purifying equipment	Water purifying equipment maintenance	Nomura Micro Science Co., Ltd.
	U1 Building 3rd floor booster pump repair	Nomura Micro Science Co., Ltd.
	3rd floor transport system hydraulic pressure switching pipe repair	Nomura Micro Science Co., Ltd.
	Temperature adjustment meter calibration	Nomura Micro Science Co., Ltd.
	General instrument calibration	Nomura Micro Science Co., Ltd.
	Water meter calibration (including traceability)	Nomura Micro Science Co., Ltd.
	Ultrapure water line water quality analysis	Nomura Micro Science Co., Ltd.	(Twice a month)
Gas-related repair	Container storage area gas alarm (H2 curdle room, gas monitoring room) gas alarm regular inspection (August 2012)	Tomoe Shokai Co., Ltd.
	U1 building supply room NH3 pressure-reducing valve overhaul	Tomoe Shokai Co., Ltd.
	Gas monitoring room dew indicator calibration inspection (02, H2)	Suzuki Shokan Co., Ltd.	(Twice a month)
	U1 building special high-pressure gas equipment special high-pressure gas air proof test (2012)	Tomoe Shokai Co., Ltd.

	Bulk gas supply equipment (N2, 02, Ar) CE regular voluntary inspection	Suzuki Shokan Co., Ltd.	(Twice a month)
	Liquid nitrogen CE: 2 units high-pressure gas safety inspection	The High Pressure Gas Safety Institute of Tokyo	Every three years
	Liquid nitrogen CE: Liquid nitrogen CE (C10-759) overhaul inspection	Suzuki Shokan Co., Ltd.
	Standard pressure gauge: Standard pressure gauge calibration (Tokyo weighing test fee)	Tomoe Shokai Co., Ltd.
Pressure vessel performance inspection	Pressure vessel inspection	SOMPO JAPAN INSURANCE INC.	Inspection received every year with 5/31 expiration date
	Pressure vessel performance inspection prearrangement	Kyouei Co., Ltd.
Boiler repair	U1 building B-2 boiler part replacement and repair	MIURA CO., LTD.
	U1 building B-1 boiler repair	MIURA CO., LTD.
	U1 building boiler repair	MIURA CO., LTD.
	U1 building boiler No. 3 McDonnell replacement and repair work	MIURA CO., LTD.
	U1 building boiler part replacement and repair	MIURA CO., LTD.
	U1 building boiler repair	MIURA CO., LTD.

Article 12-32 Chemical Substance Storage Equipment

•

At the conclusion of the contract of the property, storage equipment for long-term storage was not required (the necessity was confirmed through a hearing with Optical Components). All transfers of chemical substances within the U1 building were completed as of November 30, 2012 and operations commenced on December 1, 2012.

•	If the types and quantities of chemical substances used change in the future or the supplier is changed, changing the operation method could be necessary.

Attachment 4

Related contracts

Contract name	Contract counterparty	Remarks
• Material gas equipment inspection and container exchange consignment contract	Tomoe Shokai Co., Ltd.	Succeeded
• General gas equipment inspection and lorry acceptance and filling work consignment contract	Suzuki Shokan Co., Ltd.	Succeeded
• Total building management service contract (U1 building elevators, 3 units)	Mitsubishi Electric Building Techno Service Co., Ltd.	Succeeded
• Fire-prevention equipment inspection contract (Escape equipment, dry chemical fire extinguishing system equipment)	Tokaibosai Corporation	Succeeded
• Fire-prevention equipment inspection contract (Automatic fire alarm, fire hydrants, anti-smoke equipment, etc.)	OKI DENKI BOHSAI CO., LTD.	Succeeded
• Property cleaning work consignment contract	Hachioji Building Management Co., Ltd.	Succeeded
• Property security work consignment contract	SECOM	Succeeded
• Industrial waste contract	See the list below	Succeeded

<Industrial waste processing contracts list>

Contract name	Article name	Contract counterparty	Remarks
Collection, transportation, and disposal consignment contract	Scrap glass industrial waste	REFULEX Co., Ltd.	Succeeded
Processing consignment contract	Waste oil, waste plastic, etc.	HAYAKITA KOEI Co., Ltd.	Succeeded
Processing consignment contract	Waste oil, waste plastic, etc.	SANYU PLANT SERVICE Co., Ltd.	Succeeded
Processing consignment contract [collection, and transport]	Scrap metal, scrap glass, etc.	TAIKOH TRANSPORTATION Co.,Ltd. Nippon Express Co., Ltd. Japan Freight Railway Company	Succeeded
Processing consignment contract [processing and disposal]	Scrap metal, glass scrap, etc.	Nomura Kosan Co., Ltd.	Succeeded
Processing consignment contract	Waste oil, etc.	Karasawa Kagaku Kenkyusho Co., Ltd.	Succeeded
Collection and transportation basic consignment contract	Waste acid, waste alkali, etc.	Daito Fujitech Co., Ltd.	Succeeded
Disposal consignment contract	Waste acid, waste alkali, etc.	JFE KANKYO Corporation	Succeeded
Processing consignment contract	Waste acid, waste alkali, waste reagents	Asahi Pretec Corp.	Succeeded
Processing consignment contract	Scrap glass waste	Sunyou Co., Ltd.	Succeeded

Processing consignment contract	Scrap glass waste	Showa-Garasu Co., Ltd.	Succeeded
Collection and transportation consignment contract	Sludge	HIRUMA EXPRESS CORPORATION	Succeeded
Processing consignment contract [collection, transport, and processing]	Waste plastic, paper, wood scraps	HIRUMA EXPRESS CORPORATION	Succeeded
Processing consignment contract	Waste plastic, scrap metal, etc.	Chichibu Kaishu Shigen K.K.	Succeeded
Processing consignment contract	Waste plastic, scrap metal, etc.	SUZUTOKU LTD.	Succeeded
Processing consignment contract	Scrap glass, scrap ceramics, etc.	Daisou Co., Ltd.	Succeeded
Processing consignment contract	Scrap glass, scrap ceramics, etc.	KYOEI STEEL Ltd.	Succeeded
Collection and transportation consignment contract	Waste plastic, scrap metal, etc.	Hino Kinzoku Sangyo Co., LTD	Succeeded
Processing consignment contract [collection, transport, and processing]	Waste plastic, scrap metal, etc.	Hino Kinzoku Sangyo Co., LTD	Succeeded
Processing basic consignment contract	Waste plastic, scrap metal, etc.	Sansyo Co., Ltd.	Succeeded
Recycling consignment contract	Sludge	Tokuyama Corporation	Succeeded
Processing consignment contract	Sludge	Kankyo System Service Co., Ltd.	Succeeded
Processing consignment contract	Sludge	Keiyo Kogyo Co., Ltd.	Succeeded
General waste processing consignment contract	Garbage, paper waste, wood chips, combustibles	HIRUMA EXPRESS CORPORATION	Succeeded

Attachment 5

Information certifying the cause of registration format

1. Outline of registration application information

(1)	Registration purpose: Establishment of a mortgage
(2)	Cause: January 18, 2013 quasi-loan for consumption, established on the same day
(3)	Related parties

Obligee: 550-10 Higashi Asakawa-Cho, Hachioji, Tokyo

Lapis Semiconductor Co., Ltd.

Obligor: Hachioji Azuma-cho Center Building 9F

9-8 Azuma-cho, Hachioji, Tokyo

NeoPhotonics Semiconductor GK

(4)	Real property: Real property number 0101

Location: Higashi Asakawa-Cho, Hachioji

Lot number: 550-10

Real property number: 0101010102492

Location: Higashi Asakawa-Cho, Hachioji 550-10

House number: 550-9

2. Facts causing registration and legal action

(1)	On January 18, 2013, Lapis Semiconductor Co., Ltd. (hereinafter referred to as “Party A”) concluded an agreement with NeoPhotonics Semiconductor GK (hereinafter referred to as “Party B”) on a real property transaction for the price of 1.4 billion yen.
(2)	As of March 1, 2013, it has been confirmed that the balance of the purchase proceeds based on the agreement between Party A and Party B is 1.05 billion yen.
(3)	Party A and Party B agree for the balance in (2) to be a quasi-loan for consumption for Party B as follows.

Obligation amount: 1.05 billion yen in cash

Interest: 1.5% a year (year calculated as 365 days)

Compensation amount: 14.6% a year (year calculated as 365 days)

Repayment date: March 1, 2016 (However, Party B can opt to pay 0.35 billion of the obligation amount on March 1, 2014 and another 0.35 billion of this amount on March 1, 2015)

(4)	Party A and Party B pledge to establish the real property as the lien on the obligation in (3).

March XX, 2013 To Tokyo Legal Affairs Bureau, Hachioji Branch

I affirm the above registration cause to be true and correct.

Mortgagee: 550-10 Higashi Asakawa-Cho, Hachioji, Tokyo

Lapis Semiconductor Co., Ltd.

Representative Director: Noriaki Okada (seal)

Mortgagor: Hachioji Azuma-cho Center Building 9F 9-8 Azuma-cho, Hachioji, Tokyo

NeoPhotonics Semiconductor GK

Representative Partner: NeoPhotonics Corporation Limited

Operational executor: Yuu Kimura (seal)

Attachment 6

Compensation Clause

The terms used in following clause are to have the meaning defined in the Final Agreement.

INDEMNIFICATION

Section 10.1 Indemnification by Seller; Remedies:

(a) Subject to the limitations in Section 10.1(d), Seller shall indemnify, defend and hold harmless each of the Purchaser Indemnified Persons from and against and in respect of One Hundred Percent (100%) of any and all actual losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser under this Agreement) incurred by Purchaser or any of the Purchaser Indemnified Persons (collectively, “Purchaser Losses”) that arise out of or relate to:

(i) any breach by Seller of any of Seller’s representations and warranties contained in, made by or pursuant to this Agreement or any other Transaction Document;

(ii) any breach by Seller of any covenants, obligations or agreements contained in this Agreement or any other Transaction Document;

(iii) any liability arising out of or relating to the ownership or operation of the Purchased Assets prior to the Closing Date, other than the Assumed Liabilities; or

(iv) any liability arising out of or relating to the Excluded Liabilities or Excluded Assets;

provided, however, that the term “Purchaser Losses” shall not include the matters referred to in Sections 10.1(b) – (c) hereof.

(b) Subject to the limitations in Section 10.1(d), Seller shall indemnify, defend and hold harmless each of the Purchaser Indemnified Persons from and against and in respect of (i) One Hundred Percent (100%) of any and all actual losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser under this Agreement) incurred by Purchaser or any of the Purchaser Indemnified Persons that arise out of or relate to a breach by Seller of its representations and warranties contained in Section 5.18, and (ii) any Excluded Taxes (collectively, “Tax Claims”).

Subject to the limitations in Section 10.1(d), Seller shall indemnify, defend and hold harmless each of the Purchaser Indemnified Persons from and against and in respect of One Hundred Percent (100%) of any and all actual losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable fees and expenses of attorneys and environmental consultants incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser under this Agreement) incurred by Purchaser or any of the Purchaser Indemnified Persons that arise out of or relate to (i) any breach by Seller of its representations and warranties contained in Section 12, Paragraphs 10, 13-17 and 22 of the Real Property Purchase Agreement (which are incorporated by reference into Section 5.11 of this Agreement) and (ii) any pollution or threat to human health or the environment involving Specified Materials of Environmental Concern that (A) is related in any way to Seller’s or any of its Affiliates’ (or any other owner’s or operator’s) management, use, control, ownership or operation of the properties or businesses of Seller prior to the Closing, including all on-site and off-site activities involving Specified Materials of Environmental Concern, and (B) occurred, existed, arises out of conditions or circumstances that occurred or existed, or were caused, in whole or in part, on or before the Closing Date, whether or not the pollution or threat to human health or the environment is described in the Disclosure Schedule (collectively, “Environmental Indemnity Claims”).

(c) Seller’s indemnification obligations under Sections 10.1(a) – (c) shall be subject to each of the following limitations:

Seller’s indemnification obligations relating to (A) any breach of Seller’s representations and warranties contained in Section 5.17 shall survive until the expiration of the applicable statute of limitations, (B) any breach of Seller’s representations and warranties contained in Section 5.19 shall survive until the third (3rd) anniversary of the Closing Date, (C) Tax Claims shall survive until the expiration of the applicable statute of limitations, (D) Environmental Indemnity Claims shall survive until the fifth (5th) anniversary of the Closing Date and (E) all other Purchaser Losses shall survive until the second (2nd) anniversary of the Closing Date. No claim for the recovery of any Purchaser Losses, Tax Claims or Environmental Indemnity Claims may be asserted by any Purchaser Indemnified Person after the expiration of the applicable indemnification period; provided, however, that claims asserted in writing by any Purchaser Indemnified Person with reasonable specificity prior to the expiration of the applicable indemnification period shall not thereafter be barred by the expiration of the applicable indemnification period;

(i) No reimbursement for Purchaser Losses asserted under Section 10.1(a)(i) shall be required unless the cumulative aggregate amount of such Purchaser Losses exceeds JPY Nineteen Million (¥19,000,000), in which case reimbursement for Purchaser Losses asserted under Section 10.1(a)(i) shall be required to the full extent of such Purchaser Losses;

Subject to Section 10.1(d)(vii), Seller’s indemnification obligations under Section 10.1(a)(i) shall not in the aggregate exceed an amount equal to JPY Two Hundred Eighty Five Million (¥285,000,000) (the “General Cap”); provided that this Section 10.1(d)(iii) shall not apply to any Seller indemnification obligations that arise out of or relate to any breach by Seller of any of Seller’s representations and warranties contained in, made by or pursuant to this Agreement or any other Transaction Document, to the extent such Purchaser Losses (A) arise out of any Specified Assumed Liabilities or (B) arise out of or relate to any breach of Seller’s representations and warranties contained in Sections 5.5 or 5.19 (for the avoidance of doubt, in the case of both (A) and (B), no such Purchaser Losses shall be counted toward the General Cap);

Notwithstanding Section 10.1(d)(iii), and subject to Section 10.1(d)(vii), Seller’s indemnification obligations under Section 10.1(c) shall not in the aggregate exceed an amount equal to JPY Five Hundred Million (¥500,000,000) (the “Environmental Cap”) (for the avoidance of doubt, this Section 10.1(d)(iv) shall not apply to any Seller indemnification obligations under Section 10.1(c) that arise out of or relate to any breach of Seller’s covenants in Section 7.18(c), and the amount of any such indemnification obligations shall be counted toward the Environmental Cap);

Notwithstanding Section 10.1(d)(iii), and subject to Section 10.1(d)(vii), Seller’s indemnification obligations under Section 10.1(a)(i) for Purchaser Losses that arise out of or relate to any breach of Seller’s representations and warranties contained in Section 5.5 shall not in the aggregate exceed an amount equal to JPY Two Hundred Eighty Five Million (¥285,000,000);

Notwithstanding Section 10.1(d)(iii), and subject to Section 10.1(d)(vii), Seller’s indemnification obligations under Section 10.1(a)(i) for Purchaser Losses that arise out of or relate to any breach of Seller’s representations and warranties contained in Section 5.19 shall not in the aggregate exceed an amount equal to JPY Five Hundred Million (¥500,000,000);

The amount of any and all Purchaser Losses, Tax Claims and Environmental Indemnity Claims under Sections 10.1(a) – (c) shall be determined net of (A) any Tax benefits actually realized (in the year the related Purchaser Losses, Tax Claims and Environmental Indemnity Claims are incurred or paid) by any Purchaser Indemnified Person seeking indemnification hereunder arising from the incurrence or payment of any such Purchaser Losses, Tax Claims, Environmental Indemnity Claims and Environmental Indemnity Claims, (B) any amounts actually recovered by the Purchaser Indemnified Person under insurance policies, indemnities or other reimbursement arrangements with respect to such Purchaser Losses, Tax Claims and Environmental Indemnity Claims (net of any direct, out-of-pocket expenses actually incurred in relation to such insurance or third-party claim), and (C) any amounts taken into account in the calculation of the adjustment to the Business Purchase Price;

provided, however, that the limitations set forth in this Section 10.1(d) shall not apply to Purchaser Losses arising out of any breach of any representation or warranty contained in Section 5.1 through and including Section 5.4 and Section 5.24, or any covenants, obligations or agreements to be performed by Seller pursuant to this Agreement or any other Transaction Document, or which consist of reasonable attorney’s fees and expenses incurred by Purchaser in investigating or defending any third-party claim.

Section 10.2 Notice of Third-Party Claim; Defense. Purchaser shall give Seller prompt notice of any third-party claim that may give rise to any indemnification obligation under this Article X, together with the estimated amount of such claim, and Seller shall have the right to assume the defense (at Seller’s expense) of any such claim through counsel of Seller’s own choosing by so notifying Purchaser within thirty (30) days of the first receipt by Seller of such notice from Purchaser; provided, however, that any such counsel shall be reasonably satisfactory to Purchaser. Failure to give such notice shall not affect the indemnification obligations hereunder in the absence of actual and material prejudice. If, under applicable standards of professional conduct, a conflict with respect to any significant issue between any Purchaser Indemnified Person and Seller exists in respect of such third-party claim, Seller shall pay the reasonable fees and expenses of such additional counsel as may be required to be retained in order to resolve such conflict. Seller shall be liable for the fees and expenses of counsel employed by Purchaser for any period during which Seller has not assumed the defense of any such third-party claim (other than during any period in which Purchaser will have failed to give notice of the third-party claim as provided above). If Seller assumes such defense, Purchaser shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller, it being understood that Seller shall control such defense. If Seller chooses to defend or prosecute a third-party claim, Purchaser shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by Seller, the retention, and the provision to Seller, of records and information reasonably relevant to such third-party claim, and making employees of Purchaser available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If Seller chooses to defend or prosecute any third-party claim, Purchaser shall agree to any settlement, compromise or discharge of such third-party claim that Seller may recommend and that, by its terms, discharges all Purchaser Indemnified Persons from the full amount of liability in connection with such third-party claim; provided, however, that, without the consent of Purchaser, Seller shall not consent to, and Purchaser shall not be required to agree to, the entry of any judgment or enter into any settlement that (i) provides for injunctive or other non-monetary relief affecting any Purchaser Indemnified Person or (ii) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Purchaser Indemnified Person that is the subject of such third-party claim.

Section 10.3 Indemnification by Purchaser; Remedies.

(a) Subject to the limitations in Section 10.3(b), Purchaser shall indemnify, defend and hold harmless each of the Seller Indemnified Persons from and against and in respect of One Hundred Percent (100%) of any and all actual losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Seller under this Agreement) incurred by Seller or any of the Seller Indemnified Persons (collectively, “Seller Losses”) that arise out of or relate to:

(i) any breach by Purchaser of any of Purchaser’s representations and warranties contained in or made by or pursuant to this Agreement or any other Transaction Document;

(ii) any breach by Purchaser of any covenants, obligations or agreements contained in this Agreement or any other Transaction Document;

(iii) any claim or cause of action asserted by any Person against the Seller or any of its Affiliates arising out of or with respect to the operations of the Purchased Assets or the Business after the Closing Date and limited to the extent of damages arising out of or with respect to the operations of the Purchased Assets or the Business after the Closing Date; or

(iv) any Assumed Liabilities.

(b) The amount of any and all Seller Losses under Section 10.3(a) shall be determined net of (A) any Tax benefits actually realized (in the year the related Seller Losses are incurred or paid) by any Seller Indemnified Person seeking indemnification hereunder arising from the incurrence or payment of any such Seller Losses, and (B) any amounts actually recovered by the Seller Indemnified Person under insurance policies, indemnities or other reimbursement arrangements with respect to such Seller Losses (net of any direct, out-of-pocket expenses actually incurred in relation to such insurance or third-party claim);

Section 10.4 Tax Effect of Indemnification Payments. All indemnity payments made by Seller to Purchaser Indemnified Persons pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the consideration paid with respect to the Purchased Assets and Assumed Liabilities.

Section 10.5 Escrow Account. All claims for indemnification from the Escrow Account by Purchaser or Seller pursuant to this Article X shall be made in accordance with the provisions of the Escrow Agreement.

Section 10.6 Effect of Investigation. The right to indemnification, payment of Purchaser Losses, Tax Claims, Environmental Indemnity Claims, or for other remedies based on any representation, warranty, covenant, obligation or agreement of Seller contained in or made pursuant to this Agreement or the Transaction Documents shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, obligation or agreement. The waiver of any condition to the obligation of Purchaser to consummate the Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, obligation or agreement, shall not affect the right to indemnification, payment of Purchaser Losses, Tax Claims, Environmental Indemnity Claims, or other remedy based on such representation, warranty, covenant, obligation or agreement.

Section 10.7 Survival of Covenants, Representations and Warranties. The indemnification obligations set forth in this Article X shall survive the Closing. Each of the covenants, representations and warranties of Seller in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date and shall continue in force thereafter except as limited by Section 10.1(d).

Section 10.8 Sole and Exclusive Remedy. The parties hereby agree that, except in the case of willful breach or fraud, following the Closing, the indemnification provisions of this Article X shall constitute the sole and exclusive remedy of each party, whether in contract, tort or otherwise, arising under or in connection with any breach or inaccuracy of any representation or warranty contained in this Agreement, the Real Property Purchase Agreement, or any other Transaction Document, and each party hereby waives any other remedy that such Person or any other Person entitled to indemnification hereunder has or may have hereunder, at law or in equity with respect to any such breach or inaccuracy of representation or warranty.

As proof of the above agreement between the parties to this Agreement, two agreements shall be prepared, each then signed and stamped by Seller and Purchaser, and each party shall retain one copy thereof.

January 18, 2013

Seller: 550-1 Higashi Asakawa-Cho, Hachioji, Tokyo

Lapis Semiconductor Co., Ltd.

Representative Director: Noriaki Okada

/s/ Noriaki Okada

Purchaser: Hachioji Azuma-cho Center Building 9F

9-8 Azuma-cho, Hachioji, Tokyo

NeoPhotonics Semiconductor GK

Representative Partner: NeoPhotonics Corporation Limited

Representative: Timothy S. Jenks

/s/ Timothy S. Jenks

In accordance with the stipulations of Article 30, the following party shall jointly guarantee the purchase payment obligation of Purchaser and signs below as proof accordingly.

Parent Company: NeoPhotonics Corporation

Representative: Timothy S. Jenks

Exhibit B

CASH ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is dated as of the      day of                     , 2013, by and among NeoPhotonics Semiconductor GK, a Japanese limited liability company (the “Purchaser”), Lapis Semiconductor Co., Ltd., a Japanese corporation (“Seller”), and U.S. Bank National Association, a national banking association (the “Escrow Agent”), as escrow agent. Purchaser and Seller are sometimes referred to herein, together, as the “Interested Parties.”

WHEREAS, Purchaser, Seller and NeoPhotonics Corporation, a Delaware corporation, have entered into an Agreement and Plan of Demerger dated                     , 2012 (the “Demerger Agreement”) pursuant to which a certain amount is to be placed in escrow as security for indemnification obligations of Seller that may arise pursuant to Article [X] of the Demerger Agreement and upon a claim or claims by Purchaser (each, an “Indemnity Claim”); and

WHEREAS, the Interested Parties wish to engage the Escrow Agent to act, and the Escrow Agent is willing to act, as escrow agent hereunder and, in that capacity, to hold, administer and distribute the amounts deposited in escrow hereunder in accordance with, and subject to, the terms of this Agreement;

NOW THEREFORE, for valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

Section 1.	Definitions.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

(a) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Jose, California or Tokyo, Japan are authorized or obligated by law or executive order to close; provided that a period that would otherwise end on a day which is not a Business Day shall end or occur, as the case may be, on the next Business Day.

(b) “Closing Date” shall mean [the date hereof].

Section 2.	Deposit of Escrow Funds or Property.

On the Closing Date, Purchaser shall deposit with the Escrow Agent in immediately available funds the amount of JPY One Hundred Ninety Million (¥190,000,000) (the “Escrow Property”), and the Escrow Agent agrees to hold the Escrow Property in an account established with the Escrow Agent (the “Escrow Account”), and to administer the Escrow Property in accordance with the terms of this Agreement. Except as set forth in Section 6(d), Escrow Agent is merely acting as escrow holder and shall have no right, title or interest in or to the Escrow Property covered by this Escrow Agreement, The responsibilities of the Escrow Agent hereunder shall be to act as bailee for Purchaser and Seller, to hold the Escrow Property in safekeeping and to make disposition of the Escrow Property as provided herein. Escrow Agent agrees that the Escrow Account is and shall be a separate and identifiable account from all other funds held by Escrow Agent.

1

Section 3.	Claims and Payment; Release from Escrow.

(a) Subject to the terms and provisions of the Demerger Agreement and prior to the date that is twelve (12) months following the Closing Date (the “Escrow Distribution Date”), Purchaser may give notice (a “Notice of Claim”) to the Escrow Agent specifying in reasonable detail, to the extent known by Purchaser, the nature of, and, if practicable, the estimated Japanese yen amount of any Indemnity Claim it may have under the Demerger Agreement with respect to the Escrow Property, and the Escrow Agent shall, as soon as reasonably practicable following receipt of such Notice of Claim (but in no event later than two (2) Business Days thereafter), send a copy of such Notice of Claim to Seller, with a copy to Purchaser, stating the Escrow Agent’s intention to deliver the amount specified in such Notice of Claim to Purchaser.

(i) At any time during the thirty (30) calendar days following receipt of a Notice of Claim from the Escrow Agent, Seller may notify the Escrow Agent in writing, with a copy to Purchaser, that the Indemnity Claim in the Notice of Claim, or any portion thereof, is disputed by Seller (such notice being hereinafter referred to as a “Dispute Notice”). If Seller does not deliver a Dispute Notice to the Escrow Agent by 5:00 pm New York time on the thirtieth (30th) calendar day following receipt of a Notice of Claim, then Seller shall be deemed to have acknowledged the correctness of such assertion for the full amount thereof as specified in such Notice of Claim and, upon receipt of written instructions executed by Purchaser, the Escrow Agent shall, as soon as practicable (but in no event later than two (2) Business Days thereafter), deliver to an account or accounts designated by Purchaser, only to the extent of the remaining amount of the Escrow Property, the amount specified in such Notice of Claim.

(ii) Promptly upon receipt of a Dispute Notice (but in no event later than two (2) Business Days thereafter), Purchaser and Seller shall jointly deliver an instrument to the Escrow Agent containing instructions with respect to the release to Purchaser of such portion of the Escrow Property that is equal to the amount, if any, of the Indemnity Claim which is not disputed by Seller, and the Escrow Agent shall not distribute the amount of the Indemnity Claim which is disputed by Seller (the “Disputed Amount”). The Escrow Agent shall, as soon as practicable (but in no event later than two (2) Business Days thereafter), deliver to an account or accounts designated by Purchaser, only to the extent of the remaining amount of the Escrow Property, the amount specified in such instructions.

(iii) Subject to Sections 9 – 11, the Interested Parties agree that all disputes that may arise under this Escrow Agreement between the Interested Parties with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Property or any portion thereof (including any Disputed Amount), shall be settled as between the Interested Parties either by (A) mutual agreement of the Interested Parties (evidenced by appropriate instructions in writing to the Escrow Agent, signed by both Interested Parties) (each a “Joint Agreement”) or (B) by final order, decree or judgment obtained in accordance with Section [12.8] of the Demerger Agreement, which order, judgment or decree is not subject to appeal (each a “Final Order”). Upon receipt of a Joint Agreement

2

or Final Order to the effect that Purchaser is entitled to payment out of the Escrow Property, the Escrow Agent shall deliver as soon as practicable thereafter (but in no event later than two (2) Business Days thereafter), to an account or accounts designated in writing by Purchaser, only to the extent of the remaining amount of the Escrow Property, the amount specified in such Final Order or Joint Agreement. The parties hereto agree that with respect to any order, judgment or decree received by the Escrow Agent pursuant to this Escrow Agreement, Escrow Agent (i) shall not be required to determine whether or not such order, judgment or decree is a Final Order within the foregoing definition and shall rely on the representation of any party hereto that an order judgment or decree that it is presenting to the Escrow Agent is a Final Order and (ii) shall conclusively presume that any such order, judgment or decree received by it has been obtained in accordance with Section [12.8] of the Demerger Agreement.

(b) Notwithstanding anything to the contrary contained herein, on the Escrow Distribution Date, upon receipt of written instructions jointly executed by Seller and Purchaser, the Escrow Agent shall release to Seller, by wire transfer of immediately available funds to an account or accounts designated in such joint written instructions, the remaining amount of the Escrow Property (the “Final Distribution Amount”), provided, however, that if, prior to the Escrow Distribution Date, Purchaser shall have given notice to the Escrow Agent of any Indemnity Claim for indemnification pursuant to this Section 3, and such claim or claims remain unpaid or in dispute as of the Escrow Distribution Date (“Open Claims”), the Final Distribution Amount shall be equal to the Final Distribution Amount less the aggregate amount of the Open Claims. The Final Distribution Amount to be distributed in accordance with this Section 3(b) shall be set forth in the written instructions delivered by Seller and Purchaser pursuant to this Section 3(b). Upon resolution in favor of Seller, if any, as to the Open Claims, or any portion thereof, the Escrow Agent shall distribute as soon as practicable (but in no event later than two (2) Business Days thereafter) the amount representing the resolved portion of the Open Claims upon receipt of written instructions delivered by Seller and Purchaser pursuant to this Section 3(b).

Section 4.	Investment of Funds.

The Escrow Agent shall have no obligation or duty to invest (or otherwise pay interest on) the Escrow Property. The Escrow Property will remain uninvested.

Section 5.	Concerning the Escrow Agent.

(a) Each Interested Party acknowledges and agrees that the Escrow Agent (i) shall not be responsible for any of the agreements referred to or described herein (including without limitation the Demerger Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification, (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer

3

instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility or duty to make inquiry as to or to determine the genuineness, accuracy or validity thereof (or any signature appearing thereon), or of the authority of the person signing or presenting the same, and (v) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel.

(b) The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent’s gross negligence or willful misconduct in breach of the terms of this Agreement. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

(c) The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other subescrow agent was caused by the Escrow Agent’s own gross negligence or willful misconduct in breach of this Agreement.

(d) The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

(e) Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any Escrow Property (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

(f) Unless and except to the extent otherwise expressly set forth herein (i) all deposits into the Escrow Account and releases or distributions from the Escrow Account, or otherwise pursuant to the terms hereof (including without limitation the deposit pursuant to Section 2 and all releases or distributions pursuant to Section 3), shall be in Japanese yen and (ii) all other payments to the Escrow Agent hereunder, or pursuant to the terms hereof (including without limitation all payments to the Escrow Agent pursuant to Section 6), shall be in U.S. dollars.

4

Section 6.	Compensation, Expense Reimbursement and Indemnification.

(a) Each of the Interested Parties agrees, jointly and severally (i) to pay or reimburse the Escrow Agent for its attorney’s fees and expenses incurred in connection with the preparation of this Agreement and (ii) to pay the Escrow Agent’s compensation for its normal services hereunder in accordance with the fee schedule attached hereto as Exhibit A and made a part hereof.

(b) Each of the Interested Parties agrees, jointly and severally, to reimburse the Escrow Agent on demand for all costs and expenses incurred in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder.

(c) Each of the Interested Parties covenants and agrees, jointly and severally, to indemnify the Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to attorney’s fees and other costs and expenses of defending or preparing to defend against any claim of liability unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent’s gross negligence, or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

(d) Notwithstanding anything herein to the contrary, the Escrow Agent shall have and is hereby granted a possessory lien on and security interest in the Escrow Property, and all proceeds thereof, to secure payment of all amounts owing to it from time to time hereunder, whether now existing or hereafter arising. The Escrow Agent shall have the right to deduct from the Escrow Property, and proceeds thereof, any such sums, upon two (2) Business Days’ notice to the Interested Parties of its intent to do so.

(e) Without altering or limiting the joint and several liability of any of the Interested Parties to the Escrow Agent hereunder, each of the Interested Parties agrees as between themselves that they shall each bear 50% of all amounts payable to the Escrow Agent pursuant to this Section 6(e).

Section 7.	Tax Indemnification.

Each of the Interested Parties agrees, jointly and severally, (i) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Escrow Property or performance of other activities under this Agreement, (ii) to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement, and (iii) to indemnify and hold the Escrow Agent harmless from

5

any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with, on account of or relating to the Escrow Property, the management established hereby, any payment or distribution of or from the Escrow Property pursuant to the terms hereof or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

Section 8.	Resignation.

The Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty (30) days’ prior written notice of resignation to the Interested Parties. Prior to the effective date of the resignation as specified in such notice, the Interested Parties will issue to the Escrow Agent a joint written instruction authorizing redelivery of the Escrow Property to a bank or trust company that it selects as successor to the Escrow Agent hereunder. If, however, the Interested Parties shall fail to name such a successor escrow agent within twenty (20) days after the notice of resignation from the Escrow Agent, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

Section 9.	Dispute Resolution.

It is understood and agreed that, should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Property, or should any claim be made upon the Escrow Agent or the Escrow Property by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of said Escrow Property until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Property.

Section 10.	Consent to Jurisdiction and Service.

The Escrow Agent and each of the Interested Parties hereto hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in the Borough of Manhattan in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. The Escrow Agent and each Interested Party further waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to such person at such person’s address for purposes of notices hereunder.

6

Section 11.	Waiver of Jury Trial.

THE ESCROW AGENT AND THE INTERESTED PARTIES HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION HEREWITH.

Section 12.	Force Majeure.

The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

Section 13.	Security Procedures.

Each of Purchaser and Seller shall each deliver to Escrow Agent a fully executed incumbency certificate naming the officers who have the authority to execute and amend this Agreement. Exhibit B-Authorized Representatives for Disbursements names the authorized representatives who are authorized to provide disbursement instructions with respect to the Escrowed Funds, and Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer or authorized representative. In the event funds transfer instructions are given, whether in writing or by facsimile, Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to one or more of the person or persons designated in Exhibit B-Authorized Representatives for Disbursements who is different from the person who gave the transfer instruction, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by Escrow Agent. If Escrow Agent is unable to contact any of the authorized representatives identified, Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of Purchaser’s or Seller’s (as applicable) authorized officers as prescribed on Purchaser’s banking resolutions which shall include the titles of treasurer or assistant treasurer for Purchaser. Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Purchaser to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number in a manner consistent with the written instructions from Purchaser. Purchaser and Seller each acknowledge that the security procedures set forth in this Section are commercially reasonable.

Unless the Escrow Agent is otherwise instructed in writing by Seller, Seller acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Seller under this Agreement without a verifying call-back as set forth above in this Section 13:

Seller’s bank account information:	Bank Name: [ ]

7

Bank Address: [ ]
ABA Number: [ ]
Account Name: [ ]
Account #: [ ]
Reference: [ ]

Unless the Escrow Agent is otherwise instructed in writing by Purchaser, Purchaser acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Purchaser under this Agreement without a verifying call-back as set forth above in this Section 13:

Purchaser’s bank account information:	Bank Name: [ ]
Bank Address: [ ]
ABA Number: [ ]
Account Name: [ ]
Account #: [ ]
Reference: [ ]

Section 14.	Notices;

Notice Addresses. Any notice permitted or required hereunder shall be in writing, and shall be sent (i) by personal delivery, overnight delivery by a recognized courier or delivery service, or (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) by confirmed facsimile, in each case the parties at their address set forth below (or to such other address as any such party may hereafter designate by written notice to the other parties).

If to Escrow Agent:

U.S. Bank National Association

Global Corporate Trust Services

One California Street Suite 1000

San Francisco, CA 94111

Attention: Alan Maravilla

Ref: NeoPhotics Semiconductor / Lapis

Semiconductor Escrow

Tel. # (415) 677-3598

•	if by fax addressed as

above and sent to

the following telecopy

number:

Fax: 415-677-3768

If to Purchaser:

8

[        ]

If to Seller:

[        ]

If to the Escrow Agent:

Bank:	U.S. Bank National Association
ABA:	091000022
BNF:	U.S. Bank Trust N.A.
A/C:	180121167365
OBI:	Corporate Trust Services
Ref:	NeoPotonics / Lapis and SEI Acct. #TBD]
Attn:	Alan Maravilla

Section 15.	Miscellaneous.

(a) Binding Effect; Successors. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns. If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent.

(b) Modifications. This Agreement may not be altered or modified without the express written consent of the parties hereto. No course of conduct shall constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion. Notwithstanding any other provision hereof, consent to an alteration or modification of this Agreement may not be signed by means of an e-mail address.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the principles of conflict of laws.

9

(d) Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

(e) Counterparts and Facsimile Execution. This Escrow Agreement may be executed in several counterparts, each of which shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(f) USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The Parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

[Signature Page to Follow]

10

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the      day of                     , 2013.

NeoPhotonics Semiconductor GK

By:
Title:
Name:

Lapis Semiconductor Co., Ltd.

By:
Title:
Name:

U.S. Bank National Association, as Escrow Agent

By:
Title:
Name:

11

EXHIBIT A—FEE SCHEDULE

12

U.S. Bank Customer Confidential

Schedule of Fees for Services as

Escrow Agent

For

NeoPhotonics Semiconductor GK / Lapis Semiconductor Co., Ltd

CTS01010A	Acceptance Fee The acceptance fee includes the administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the closing. This is a one-time, non-refundable fee, payable at closing.	$3,000.00

CTS04460	Escrow Agent Fee Annual fee for the standard escrow agent services associated with the administration of the account. Administration fees are payable in advance.	$1,500.00

CTS04167	Incidental Expense Flat fee for miscellaneous expenses such as; fax, messenger service, overnight mail, telephone, stationery and postage. This charge is a percentage of the Escrow Agent Fee and is payable in advance.	0.0%

CTS10880	Disbursement / Draw – SEI Charge per item disbursed. Includes the wire or check fee.	$0.00

	Direct Out of Pocket Expenses Reimbursement of expenses associated with the performance of our duties, including but not limited to publications, legal counsel after the initial close, travel expenses and filing fees.	At Cost

	Extraordinary Services Extraordinary Services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the services and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.

Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. Fees paid in advance will not be prorated. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to you directly. Absent your written instructions to sweep or otherwise invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account. Payment of fees constitutes acceptance of the terms and conditions set forth.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.

For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

Dated: November 27, 2012

13

EXHIBIT B – AUTHORIZED REPRESENTATIVES FOR DISBURSEMENTS

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give Funds Transfer Instructions

If from Seller:

	Name	Telephone Number	Signature

1.	[ ]	[ ]	___________________

2.	[ ]	[ ]	___________________

3.	[ ]	[ ]	___________________

If from Purchaser:

	Name	Telephone Number	Signature

1.	[ ]	[ ]	___________________

2.	[ ]	[ ]	___________________

3.	[ ]	[ ]	___________________

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If from Seller:

	Name	Telephone Number

1.	[ ]	[ ]

2.	[ ]	[ ]

If from Purchaser:

	Name	Telephone Number

1.	[ ]	[ ]

2.	[ ]	[ ]

All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer.

14

INTELLECTUAL PROPERTY ASSIGNMENT

THIS INTELLECTUAL PROPERTY ASSIGNMENT (“Assignment Agreement”) is made and entered into as of Closing Date, 2013, by and among NeoPhotonics Semiconductor GK, a Japanese limited liability company (gōdō kaisha) (“Assignee”), and Lapis Semiconductor Co., Ltd., a Japanese corporation (“Assignor”).

WHEREAS, the Assignor and the Assignee have entered into that certain Agreement and Plan of Demerger, dated as of January __, 2013 (the “Demerger Agreement”); and

WHEREAS, pursuant to the Demerger Agreement, the Assignor has agreed to transfer, assign, convey and deliver to the Assignee all the right, title and interest in, to and under the Transferred Intellectual Property; and

WHEREAS, pursuant to Section 7.6(b) of the Demerger Agreement, the Assignor and the Assignee respectively are required to execute and deliver, or cause to be delivered, this Assignment Agreement on or prior to the Closing.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor and the Assignee, each intending to be legally bound hereby, agree as follows:

AGREEMENT

Capitalized Terms. Capitalized terms that are used in this Assignment Agreement but are not defined herein shall have the meanings assigned to such terms in the Demerger Agreement.

Assignment and Assumption. Subject to the terms and conditions of the Demerger Agreement and this Assignment Agreement, effective as of the Closing Date, the Assignor hereby transfers, assigns, conveys and delivers to Assignee all right, title and interest in and to the Transferred Intellectual Property (the “Intellectual Property”), including, without limitation:

(a) issued domestic and foreign patents and pending patent applications (including, without limitation, the patents and patent applications listed on Attachment A-1 to the Patent Assignment attached hereto as Exhibit A), patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, all like statutory rights, and all rights, claims and privileges pertaining to any of the foregoing, including, without limitation, rights to the underlying inventions, the right to prosecute and maintain such patents and patent applications, and the right to sue and recover damages for past, present and future infringement of any of such patents.

Further Assurances. The Assignor agrees to execute and deliver, at the request of Assignee, all papers, instruments and assignments, and to perform any other reasonable acts Assignee may require, in order to vest all of Assignor’s right, title and interest in and to the Intellectual Property in Assignee, including, without limitation, all documents necessary to record in the name of Assignee the assignment of the Intellectual Property with the United States Patent and Trademark Office and the United States Copyright Office (as applicable) and, with respect to any foreign rights included in the Intellectual Property, with any other applicable foreign or international office or registrar.

Moral Rights. Any assignment of copyright under this Assignment Agreement includes, to the extent permitted or allowed by applicable Law, all rights of paternity, attribution, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extent Moral Rights cannot be transferred or assigned under applicable Law and to the extent allowed by applicable Law, the Assignor hereby waives all applicable Moral Rights with respect to all copyrights and copyrightable works included in the Intellectual Property, and all uses thereof, and consents to any action of Assignee that would violate such Moral Rights in the absence of such waiver or consent.

Terms of the Demerger Agreement. This Assignment Agreement is executed and delivered pursuant to the Demerger Agreement and the terms of the Demerger Agreement is incorporated herein by this reference. Nothing contained in this Assignment Agreement shall be construed to limit, expand or terminate the representations, warranties, covenants and agreements set forth in the Demerger Agreement. In the event of any conflict or inconsistency between the terms of the Demerger Agreement and the terms hereof, the terms of the Demerger Agreement shall govern.

Binding Effect. This Assignment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Governing Law. This Assignment Agreement shall be governed by and construed in accordance with the laws of Japan without giving effect to the principles of conflicts of law thereof.

Severability. If any provision of this Assignment Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Assignment Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Assignment Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

Counterparts. The parties may execute this Assignment Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Assignment Agreement is irrevocable and effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

2

Amendment. This Assignment Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party hereto and that identifies itself as an amendment to this Assignment Agreement.

3

IN WITNESS WHEREOF, the undersigned have executed this Assignment Agreement as of the date first above written.

Lapis Semiconductor Co., Ltd.

BY:
Name:
Title:

NeoPhotonics Semiconductor GK

BY:
Name:
Title:

4

PATENT ASSIGNMENT

THIS PATENT ASSIGNMENT (“Patent Assignment”) is made and entered into as of Closing Date, 2013, by and among NeoPhotonics Semiconductor GK, a Japanese limited liability company (gōdō kaisha) (“Assignee”), and Lapis Semiconductor Co., Ltd., a Japanese corporation (“Assignor”).

WHEREAS, Assignor and Assignee have entered into an Intellectual Property Assignment, dated as of the date hereof, pursuant to which Assignor has agreed to assign to Assignee the Patents (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Patent Assignment and in the Intellectual Property Assignment, the parties agree as follows:

1.	Patents.

“Patents” means the patents and patent applications listed on Attachment A-1 hereto, and any continuations, divisionals, continuations-in-part, provisionals and other applications that claim priority from any of such patents and patent applications and any patents issuing on any of the foregoing, and any reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing.

2.	Assignment.

Assignor hereby assigns, transfers and conveys to Assignee all of its rights, title and interest in and to the Patents, and all rights, claims and privileges pertaining to the Patents, including, without limitation, rights to the underlying inventions, the right to prosecute and maintain the Patents, and the right to sue and recover damages for past, present and future infringement of any of the Patents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

5

IN WITNESS WHEREOF, the undersigned have executed this Patent Assignment as of the date first above written.

Lapis Semiconductor Co., Ltd.

BY:
Name:
Title:

NeoPhotonics Semiconductor GK

BY:
Name:
Title:

6

Attachment A-1

Patents

*Filed Patents

No.	Ref. No.	Country	App. No.	Filing Date	Patent No.	Issue Date	Exp. Date
1	93RL0624US01	US	08/489939	1995/6/13	5636045	1997/6/3	2015/6/13
2	93EP0064US01	US	08/507149	1995/7/26	5694069	1997/12/2	2015/7/26
3	93RL0495US01	US	08/539685	1995/10/5	5686851	1997/11/11	2015/10/5
4	94EC0474US01	US	08/660107	1996/6/7	5680493	1997/10/21	2016/6/7
5	95RL0004US01	US	08/663875	1996/6/19	5786916	1998/7/28	2016/6/19
6	95EP0022US01	US	08/788374	1997/1/24	5994158	1999/11/30	2017/1/24
7	95EP0030US01	US	08/907126	1997/8/6	5828085	1998/10/27	2017/8/6
8	96EC0010US01	US	08/959855	1997/10/29	6087194	2000/7/11	2017/10/29
9	96EC0192US01	US	09/015929	1998/1/30	6052178	2000/4/18	2018/1/30
10	96RL0313US01	US	09/034288	1998/3/4	6229943	2001/5/8	2018/3/4
11	96EP0018US01	US	09/044009	1998/3/19	6265728	2001/7/24	2018/3/19
12	96EP0010US01	US	09/061044	1998/4/16	6083813	2000/7/4	2018/4/16
13	96RL0576US01	US	09/083934	1998/5/26	6037615	2000/3/14	2018/5/26
14	96RL0299US01	US	09/092875	1998/6/8	6075405	2000/6/13	2018/6/8
15	97RL0046US01	US	09/112016	1998/7/8	6101295	2000/8/8	2018/7/8
16	96EP0014US01	US	09/161227	1998/9/28	6470038	2002/10/22	2018/9/28
17	97ED0447US01	US	09/187001	1998/11/6	6246097	2001/6/12	2018/11/6
18	97EC0297US01	US	09/206165	1998/12/7	6409398	2002/6/25	2018/12/7
19	97ED0186US01	US	09/206235	1998/12/7	6413888	2002/7/2	2018/12/7
20	96RL0504US01	US	09/222866	1998/12/30	6374028	2002/4/16	2018/12/30
21	97ED0547US01	US	09/246143	1999/2/8	6396117	2002/5/28	2019/2/8
22	97RL0325US01	US	09/253740	1999/2/22	6340251	2002/1/22	2019/2/22
23	98EC0202US01	US	09/285230	1999/4/1	6309113	2001/10/30	2019/4/1
24	98ED0263US01	US	09/296496	1999/4/22	6294801	2001/9/25	2019/4/22
25	97RL0296US01	US	09/434485	1999/11/5	6360048	2002/3/19	2019/11/5
26	98ED0100US01	US	09/447437	1999/11/23	6483098	2002/11/19	2019/11/23
27	98RL0113US01	US	09/450117	1999/11/26	6359720	2002/3/19	2019/11/26
28	97ED0576US01	US	09/490327	2000/1/24	6303968	2001/10/16	2020/1/24
29	98ED0789US01	US	09/503841	2000/2/15	6246284	2001/6/12	2020/2/15
30	99ED0080US01	US	09/527393	2000/3/16	6343163	2002/1/29	2020/3/16
31	99ED0075US01	US	09/531777	2000/3/21	6463188	2002/10/8	2020/3/21
32	97RL0674US01	US	09/533737	2000/3/23	6411765	2002/6/25	2020/3/23
33	98RL0491US01	US	09/563889	2000/5/3	6326860	2001/12/4	2020/5/3
34	99RL0120US01	US	09/570549	2000/5/12	6307433	2001/10/23	2020/5/12
35	99ED0024US01	US	09/584729	2000/6/1	6440846	2002/8/27	2020/6/1
36	98RL0378US01	US	09/615597	2000/7/13	6323530	2001/11/27	2020/7/13
37	97EC0603US01	US	09/669878	2000/9/27	6510168	2003/1/21	2020/9/27
38	99ED0451US01	US	09/679364	2000/10/5	6376892	2002/4/23	2020/10/5
39	98ED0611US01	US	09/694326	2000/10/24	6366142	2002/4/2	2020/10/24
40	99ED0113US01	US	09/697294	2000/10/27	6478477	2002/11/12	2020/10/27

7

41	99ED0462US01	US	09/699688	2000/10/31	6470118	2002/10/22	2020/10/31
42	99ED0389US01	US	09/729766	2000/12/6	6687446	2004/2/3	2021/11/26
43	99ED0302US01	US	09/732728	2000/12/11	6399968	2002/6/4	2020/12/11
44	98RL0072US01	US	09/774643	2001/2/1	6495766	2002/12/17	2021/2/1
45	99ED0494US01	US	09/799049	2001/3/6	6383853	2002/5/7	2021/3/6
46	99ED0284US01	US	09/818894	2001/3/28	6456767	2002/9/24	2021/3/28
47	96EP0018US02	US	09/873208	2001/6/5	6504185	2003/1/7	2018/3/19
48	99RL0226US01	US	09/880137	2001/6/14	6640025	2003/10/28	2021/6/14
49	98RL0367US01	US	09/887424	2001/6/25	6600842	2003/7/29	2021/6/25
50	98ED0263US02	US	09/930136	2001/8/16	6537865	2003/3/25	2019/4/22
51	00ED0125US01	US	09/978053	2001/10/17	6521476	2003/2/18	2021/10/17
52	00RL0050US01	US	09/984280	2001/10/29	6894267	2005/5/17	2021/10/29
53	01ED0006US01	US	10/059149	2002/1/31	7118932	2006/10/10	2024/5/5
54	98RL0447US01	US	10/112938	2002/4/2	6999638	2006/2/14	2022/12/15
55	97ED0186US02	US	10/135444	2002/5/1	6919541	2005/7/19	2019/10/4
56	00ED0702US01	US	10/212170	2002/8/6	6773945	2004/8/10	2022/8/6
57	99ED0284US02	US	10/216858	2002/8/13	7046868	2006/5/16	2021/6/23
58	96EP0014US02	US	10/227412	2002/8/26	6562649	2003/5/13	2018/9/28
59	00ED0655US01	US	10/238652	2002/9/11	6974714	2005/12/13	2023/5/10
60	96EP0018US03	US	10/300848	2002/11/21	6908777	2005/6/21	2018/6/14
61	01ED0557US01	US	10/305966	2002/11/29	6882178	2005/4/19	2022/11/24
62	01ED0442US01	US	10/323935	2002/12/20	7164822	2007/1/16	2023/2/12
63	01ED0064US01	US	10/353028	2003/1/29	6867120	2005/3/15	2023/2/20
64	01ED0508US01	US	10/449492	2003/6/2	6916373	2005/7/12	2023/7/10
65	02ED0307US01	US	10/618601	2003/7/15	6900698	2005/5/31	2023/8/17
66	01ED0542US01	US	10/623655	2003/7/22	7132748	2006/11/7	2023/7/22
67	01ED0505US01	US	10/670719	2003/9/26	6974761	2005/12/13	2024/1/24
68	02RL0123US01	US	10/765860	2004/1/29	6985647	2006/1/10	2024/5/29
69	02RL0131US01	US	10/786024	2004/2/26	7137745	2006/11/21	2024/5/7
70	02ED0499US01	US	11/040016	2005/1/24	7608864	2009/10/27	2025/8/15
71	04ED0050US01	US	11/060299	2005/2/18	7276972	2007/10/2	2025/10/20
72	01ED0006US02	US	11/063832	2005/2/23	7289711	2007/10/30	2022/12/6
73	00ED0655US02	US	11/196271	2005/8/4	7323352	2008/1/29	2023/7/16
74	04ED0339US01	US	11/528321	2006/9/28	7705377	2010/4/27	2028/4/4
75	04ED0310US01	US	11/607992	2006/12/4	7593610	2009/9/22	2026/12/4
76	05ED0277US01	US	11/711749	2007/2/28	7606447	2009/10/20	2027/2/28
77	05ED0847US01	US	11/769818	2007/6/28	7620090	2009/11/17	2027/6/28
78	05RL0204US01	US	11/905363	2007/9/28	7639436	2009/12/29	2028/1/20
79	06ED0293US01	US	12/068413	2008/2/6	7905666	2011/3/15	2029/10/24
80	06ED0812US01	US	12/144685	2008/6/24	7755433	2010/7/13	2028/6/24

8

81	08ED0004US01	US	12/461577	2009/8/17	7981787	2011/7/19	2029/8/17
82	97ED0576KR01	KR	20000011745	2000/3/9	673567	2007/1/17	2020/3/9
83	96EP0018KR01	KR	98-0010332	1998/3/25	370987	2003/1/22	2018/3/25
84	93EP0012JP01	JP	05-234145	1993/8/26	3350579	2002/9/13	2013/8/26
85	93RL0635JP01	JP	06-139172	1994/6/21	3409266	2003/3/20	2014/6/21
86	93RL0421JP01	JP	06-144162	1994/6/27	2968440	1999/8/20	2014/6/27
87	93RL0621JP01	JP	06-177149	1994/7/28	3120000	2000/10/13	2014/7/28
88	94RL0022JP01	JP	06-201918	1994/8/26	3442493	2003/6/20	2014/8/26
89	94EP0006JP01	JP	06-322144	1994/12/26	3291147	2002/3/22	2014/12/26
90	95RL0013JP01	JP	07-192184	1995/7/27	3767927	2006/2/10	2015/7/27
91	94RL0877JP01	JP	07-213397	1995/8/22	3217653	2001/8/3	2015/8/22
92	95RL0165JP01	JP	07-322029	1995/12/11	3695812	2005/7/8	2015/12/11
93	94RL0556JP01	JP	08-092639	1996/4/15	3625954	2004/12/10	2016/4/15
94	95RL0531JP01	JP	08-286619	1996/10/29	3217714	2001/8/3	2016/10/29
95	95RL0469JP01	JP	08-308056	1996/11/19	3226806	2001/8/31	2016/11/19
96	96EP0018JP01	JP	09-073396	1997/3/26	4084436	2008/2/22	2017/3/26
97	96RL0500JP01	JP	09-200837	1997/7/10	4168460	2008/8/15	2017/7/10
98	96EC0191JP01	JP	09-195554	1997/7/22	3939398	2007/4/6	2017/7/22
99	96RL0616JP01	JP	09-243705	1997/9/9	3623638	2004/12/3	2017/9/9
100	95RL0901JP01	JP	09-271764	1997/10/3	4347919	2009/7/24	2017/10/3
101	97RL0066JP01	JP	09-301301	1997/10/31	3897420	2007/1/5	2017/10/31
102	97RL0295JP01	JP	10-030477	1998/1/28	4280316	2009/3/19	2018/1/28
103	97RL0348JP01	JP	10-052902	1998/2/17	3771034	2006/2/17	2018/2/17
104	97RL0093JP01	JP	10-101033	1998/4/13	4001416	2007/8/24	2018/4/13
105	97RL0262JP01	JP	10-107712	1998/4/17	4554731	2010/7/23	2018/4/17
106	97RL0267JP01	JP	10-189995	1998/7/6	4122577	2008/5/16	2018/7/6
107	97ED0884JP01	JP	10-287037	1998/10/8	4503107	2010/4/30	2018/10/8
108	98ED0263JP01	JP	10-312063	1998/11/2	3534624	2004/3/19	2018/11/2
109	98ED0100JP01	JP	10-351580	1998/12/10	3152907	2001/1/26	2018/12/10
110	98ED0280JP01	JP	11-021227	1999/1/29	3464161	2003/8/22	2019/1/29
111	98RL0284JP01	JP	11-051502	1999/2/26	3723371	2005/9/22	2019/2/26
112	97ED0576JP01	JP	11-239661	1999/8/26	4450454	2010/2/5	2019/8/26
113	98RL0205JP01	JP	11-285304	1999/10/6	4488559	2010/4/9	2019/10/6
114	98RL0496JP01	JP	11-287961	1999/10/8	4446520	2010/1/29	2019/10/8
115	99ED0024JP01	JP	11-289102	1999/10/12	4364358	2009/8/28	2019/10/12
116	98RL0447JP01	JP	11-291890	1999/10/14	4570712	2010/8/20	2019/10/14
117	97RL0326JP01	JP	11-296197	1999/10/19	4510961	2010/5/14	2019/10/19
118	99RL0096JP01	JP	11-340068	1999/11/30	4640733	2010/12/10	2019/11/30
119	99RL0121JP01	JP	11-343171	1999/12/2	4656459	2011/1/7	2019/12/2
120	98RL0565JP01	JP	11-348560	1999/12/8	4437579	2010/1/15	2019/12/8

9

121	99ED0284JP01	JP	2000-089074	2000/3/28	4060023	2007/12/28	2020/3/28
122	99ED0458JP01	JP	2000-117994	2000/4/19	4809515	2011/8/26	2020/4/19
123	99ED0451JP01	JP	2000-176468	2000/6/13	4693959	2011/3/4	2020/6/13
124	99ED0294JP01	JP	2000-195602	2000/6/29	4601129	2010/10/8	2020/6/29
125	98RL0072JP01	JP	2000-201686	2000/7/4	4562249	2010/8/6	2020/7/4
126	99ED0589JP01	JP	2000-244415	2000/8/11	4618854	2010/11/5	2020/8/11
127	00RL0062JP01	JP	2001-149796	2001/5/18	4703031	2011/3/18	2021/5/18
128	00ED0125JP01	JP	2001-175840	2001/6/11	4785276	2011/7/22	2021/6/11
129	00ED0559JP01	JP	2001-183049	2001/6/18	4704614	2011/3/18	2021/6/18
130	01RL0060JP01	JP	2002-039526	2002/2/18	3949977	2007/4/27	2022/2/18
131	01ED0263JP01	JP	2002-041721	2002/2/19	3974421	2007/6/22	2022/2/19
132	01ED0289JP01	JP	2002-050263	2002/2/26	4238508	2009/1/9	2022/2/26
133	00RL0116JP01	JP	2002-116394	2002/4/18	4075442	2008/2/8	2022/4/18
134	01ED0557JP01	JP	2002-182357	2002/6/24	3485559	2003/10/24	2022/6/24
135	01ED0542JP01	JP	2002-356953	2002/12/9	4045181	2007/11/22	2022/12/9
136	02ED0307JP01	JP	2003-009085	2003/1/17	3667320	2005/4/15	2023/1/17
137	02ED0551JP01	JP	2003-186878	2003/6/30	4318974	2009/6/5	2023/6/30
138	02ED0497JP01	JP	2003-194329	2003/7/9	4530627	2010/6/18	2023/7/9
139	02ED0499JP01	JP	2004-016348	2004/1/23	4822667	2011/9/16	2024/1/23
140	04ED0050JP01	JP	2004-188144	2004/6/25	4399321	2009/10/30	2024/6/25
141	95RL0013JP03	JP	2005-232008	2005/8/10	4024260	2007/10/12	2015/7/27
142	04ED0310JP01	JP	2005-351802	2005/12/6	4560479	2010/7/30	2025/12/6
143	05ED0013JP01	JP	2005-351804	2005/12/6	4789608	2011/7/29	2025/12/6
144	05RL0204JP01	JP	2006-270004	2006/9/29	4340281	2009/7/10	2026/9/29
145	06ED0293JP01	JP	2007-084143	2007/3/28	4280290	2009/3/19	2027/3/28
146	06ED0719JP01	JP	2007-248508	2007/9/26	5020012	2012/6/22	2027/9/26

10

* Pending Application

No.	Ref. No.	Country	App. No.	Filing Date	Laid Open No.	Status	IP firm
147	07ED0398US01	US	12/354829	2009/1/16	2009-0196546 A1	RCE	Volentine
148	08ED0005US01	US	12/556083	2009/9/9	2010-0080506 A1	RCE	Kubodera
149	08ED0251US01	US	12/659967	2010/3/26	2010-0254665 A1	Under Issuing	Rabin
150	05ED0013KR01	KR	20060101473.0	2006/10/18	1020070059934	Exm Reqested	Koreana
151	06ED0812JP01	JP	2007-170774	2007/6/28	2009-010741	Appealed 8/22	Kanakura
152	07ED0149JP01	JP	2007-253539	2007/9/28	2009-086111	Under Exam.	Kakimoto
153	07ED0398JP01	JP	2008-023918	2008/2/4	2009-186577	Under Exam.	Pearl
154	08ED0042JP01	JP	2008-230518	2008/9/9	2010-066345	Allowed 8/21	Kanakura
155	08ED0005JP01	JP	2008-247954	2008/9/26	2010-080707	Req.Exam 2011	Iizuka
156	08ED0251JP01	JP	2009-090354	2009/4/2	2010-245186	Req.Exam 3/22	Iizuka
157	97ED0576DE01	DE	105035.0	2000/3/9	EP1079440	Under Exam	Pearl, Betten
158	06ED0812CN01	CN	200810100735.6	2008/5/20	CN 101335503A	Issue Fee paid 8/21	Sanyou

11

EXHIBIT G

                    , 2013

[FORM OF] CONSENT REQUEST FOR

ABSORPTION-TYPE COMPANY SPLIT

AND SUCCESSION OF AGREEMENT(S)1

Messrs. [Company Name]

[Address]

[Name] ___________________________

Optical Component Unit

LSI Product Development Division

LAPIS Semiconductor Co., Ltd.

550-1, Higashiasakawa-machi

Hachioji-shi, Tokyo

Dear Sirs,

We have agreed to sell our optical components business to NeoPhotonics Semiconductor GK (the “Successor”), a subsidiary of NeoPhotonics Corporation, by means of an absorption-type company split (kyushu bunkatsu). The effective date of the absorption-type company split is currently set for [                    ] 1, 2013 (the “Effective Date”).

In connection with the abovementioned absorption-type company split, our position as party to the agreement(s) between us and your company set forth in Attachment 1 to this letter (the “Succeeded Agreement(s)”) will be succeeded by the Successor on the Effective Date, and we and the Successor would like the Succeeded Agreement(s) to remain effective between you and the Successor following the Effective Date. Please note that we will continue to be responsible for any accounts payable to your company that have accrued prior to the Effective Date [and certain other matters relating to the period prior to the Effective Date].

[1]	Note to Draft: In some cases, actual letters will deviate from this form based on the requirements of the relevant Succeeded Agreement or other circumstances. For example, if the relevant Succeeded Agreement requires consent for “change of control”, we would change “succession” to “change of control”.

We hereby request that you consent to the succession of the Succeeded Agreement(s) to the Successor by signing below and having a copy returned to us within [three (3)] weeks of the date hereof at [address], attention [name].

[If we do not receive your response within the abovementioned period, you will be deemed to have consented to the succession of the Succeeded Agreement(s).]

For more information regarding the transaction between us and the Successor, please see the press release available at [website].

If you have any questions, please contact [name] at [email] or [phone number].

Sincerely,

Name: Title:

We hereby acknowledge, consent and agree to the succession of the Succeeded Agreement(s) without objection.

Name: Title:

Attachment 1

Succeeded Agreement(s)

1.	[—]

EXHIBIT H

                    , 2013

[FORM OF] NOTICE OF

ABSORPTION-TYPE COMPANY SPLIT

AND SUCCESSION OF AGREEMENT(S)1

Messrs. [Company Name]

[Address]

[Name]

Optical Component Unit

LSI Product Development Division

LAPIS Semiconductor Co., Ltd.

550-1, Higashiasakawa-machi

Hachioji-shi, Tokyo

Dear Sirs,

We have agreed to sell our optical components business to NeoPhotonics Semiconductor GK (the “Successor”), a subsidiary of NeoPhotonics Corporation, by means of an absorption-type company split (kyushu bunkatsu). The effective date of the absorption-type company split is currently set for [                    ] 1, 2013 (the “Effective Date”).

In connection with the abovementioned absorption-type company split, our position as party to the agreement(s) between us and your company set forth in Attachment 1 to this letter (the “Succeeded Agreement(s)”) will be succeeded by the Successor on the Effective Date, and will remain effective between you and the Successor following the Effective Date. Please note that we will continue to be responsible for any accounts payable to your company that have accrued prior to the Effective Date [and certain other matters relating to the period prior to the Effective Date].

If we do not receive your response within the abovementioned period, you will be deemed to have consented to the succession of the Succeeded Agreement(s).

[1]	Note to Draft: In some cases, actual letters will deviate from this form based on the requirements of the relevant Succeeded Agreement or other circumstances.

For more information regarding the transaction between us and the Successor, please see the press release available at [website].

If you have any questions, please contact [name] at [email] or [phone number].

Sincerely,

Name:
Title:

Attachment 1

Succeeded Agreement(s)

1.	[●]

EXHIBIT I

                    , 2013

[FORM OF] NOTICE OF

ABSORPTION-TYPE COMPANY SPLIT

AND SUCCESSION OF AGREEMENT(S)1

Messrs. [Company Name]

[Address]

[Name]

Optical Component Unit

LSI Product Development Division

LAPIS Semiconductor Co., Ltd.

550-1, Higashiasakawa-machi

Hachioji-shi, Tokyo

Dear Sirs,

We have agreed to sell our optical components business to NeoPhotonics Semiconductor GK (the “Successor”), a subsidiary of NeoPhotonics Corporation, by means of an absorption-type company split (kyushu bunkatsu). The effective date of the absorption-type company split is currently set for [                    ] 1, 2013 (the “Effective Date”).

In connection with the abovementioned absorption-type company split, our position as party to the agreement(s) between us and your company set forth in Attachment 1 to this letter (the “Succeeded Agreement(s)”) will be succeeded by the Successor on the Effective Date, and will remain effective between you and the Successor following the Effective Date. Please note that we will continue to be responsible for any accounts payable to your company that have accrued prior to the Effective Date [and certain other matters relating to the period prior to the Effective Date].

For more information regarding the transaction between us and the Successor, please see the press release available at [website].

[1]	Note to Draft: In some cases, actual letters will deviate from this form based on the requirements of the relevant Succeeded Agreement or other circumstances.

If you have any questions, please contact [name] at [email] or [phone number].

Sincerely,

Name:
Title:

Attachment 1

Succeeded Agreement(s)

1.	[●]